Exhibit 2.1

SECURITIES PURCHASE AGREEMENT
dated as of
July 8, 2019
by and among
ACTUANT CORPORATION,

ACTUANT FRANCE SAS,

ACTUANT HOLDINGS AB

and
BRWS PARENT LLC

i

EXHIBITS

Exhibit	A	Accounting Principles
Exhibit	B	French Works Council List
Exhibit	C	Form of R&W Insurance Policy
Exhibit	D	Form of Transition Services Agreement
Exhibit	E	Form of Withholding Certificate
Exhibit	F	Form of French Assignment Agreement
Exhibit	G	Form of Swedish Assignment Agreement

SECURITIES PURCHASE AGREEMENT
This SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of July 8, 2019, is made by and among Actuant Corporation, a Wisconsin corporation (“Seller”), Actuant France SAS, a company organized under the Laws of France (“French Seller”), Actuant Holdings AB, a company organized under the Laws of Sweden (“Swedish Seller”, and together with French Seller, “Foreign Sellers”), and BRWS Parent LLC, a Delaware limited liability company (“Buyer”). Each of Seller, French Seller, Swedish Seller and Buyer is referred to herein as a “Party” and collectively as the “Parties”.
WITNESSETH:
WHEREAS, in connection with the transactions contemplated by this Agreement, Seller shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to effect the Preparatory Business Transfers (as defined below), upon the terms and subject to the conditions hereinafter set forth;
WHEREAS, pursuant to the Preparatory Business Transfers prior to the Closing, Seller will own 100% of the equity interests of a newly-formed Delaware limited liability company holding the Motion Business (“Motion Holdco”), and 100% of the equity interests of a newly-formed Delaware limited liability company holding the Actuation Business (“Actuation Holdco”, and together with Motion Holdco, the “Targets”);
WHEREAS, Seller and its Affiliates (i) have separately completed the sale of Cortland Fibron and Precision-Hayes International businesses and (ii) are retaining the Cortland U.S. business (collectively, and together with any other former business of Seller or its Affiliates involving the design, manufacture or assembly of high performance ropes, cables and umbilicals, the “Separate Businesses”);
WHEREAS, the Targets and their respective Subsidiaries after giving effect to the Preparatory Business Transfers and excluding the Separate Businesses (collectively, the “Group Companies”), together with certain of the Retained Companies, operate the Business;
WHEREAS, Buyer, through a direct or indirect wholly owned subsidiary to which Buyer will assign its rights to purchase Motion Holdco under this Agreement, desires to acquire the Purchased Interests of Motion Holdco from Seller, upon the terms and subject to the conditions hereinafter set forth;
WHEREAS, Buyer, through a direct or indirect wholly owned subsidiary to which Buyer will assign its rights to purchase Actuation Holdco under this Agreement, desires to acquire the Purchased Interests of Actuation Holdco from Seller, upon the terms and subject to the conditions hereinafter set forth;
WHEREAS, in connection with the transactions contemplated hereby, Buyer desires to, or cause its direct or indirect wholly owned Subsidiary to, purchase the Foreign Notes (as defined herein) from Foreign Sellers, and Foreign Sellers desire to sell the Foreign Notes to Buyer or its direct or indirect wholly owned Subsidiary, upon the terms and subject to the conditions hereinafter set forth;

WHEREAS, Seller desires to sell the Targets and other Group Companies by selling the Purchased Interests to Buyer or its designated assignees, upon the terms and subject to the conditions hereinafter set forth; and
WHEREAS, One Rock Capital Partners II, LP, a Delaware limited partnership and an Affiliate of Buyer (the “Guarantor”), simultaneously with the execution of this Agreement, has delivered to Seller a limited guaranty (the “Guaranty”), pursuant to which Guarantor has agreed to guarantee payment of certain obligations set forth in this Agreement, in order to induce Seller to enter into this Agreement.
NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
Article I
Definitions
Section 1.01  Definitions. As used herein, the following terms have the following meanings:
“Accounting Principles” means GAAP, as modified by Exhibit A.
“Action” means any claim, action, suit, audit, assessment or arbitration by or before any Governmental Authority (other than office actions and similar notices or proceedings in connection with the prosecution of applications for registration or issuance of Intellectual Property Rights).
“Actuation Business” means that portion of the Business operating under the CrossControl, Gits Manufacturing Company, Maximatecc and Power-Packer brands.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or other ownership interests, by Contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.
“Balance Sheet” means the unaudited balance sheet of the Group Companies as of the Balance Sheet Date.
“Balance Sheet Date” means April 30, 2019.
“Business” means the Engineered Components & Systems segment of Seller, including the design, manufacturing and assembly of motion control solutions, actuation solutions and control systems and other customized industrial components to various vehicle, construction, agricultural, medical, aerospace and other similar niche end markets, at all times prior to Closing, exclusive of the Separate Businesses.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which the commercial banks in New York, New York are closed.
“Business Employees” means as of any date all the current employees of the Group Companies as of such date, except those set forth on Schedule 1.01(a), and those employees of Seller or Affiliates of Seller (other than the Group Companies) who are set forth on the Employee List and whose employment will be transferred to a Group Company prior to the Closing Date.
“Cash and Cash Equivalents” means, without duplication, as calculated in accordance with the Accounting Principles, the cash and cash equivalents of the Group Companies, other than Excluded Cash and net of any outstanding checks, wires and bank overdrafts.
“Closing Date Cash” means the amount of Cash and Cash Equivalents as of the Effective Time; provided that in no event shall the amount of Closing Date Cash exceed nine million dollars ($9,000,000).
“Closing Date Indebtedness” means the amount of Indebtedness as of the Effective Time; provided that Closing Date Indebtedness shall exclude the Foreign Notes.
“Closing Date Net Working Capital” means the amount of Net Working Capital as of the Effective Time.
“Closing Date Net Working Capital Adjustment” means the amount, which may be positive or negative, equal to the Closing Date Net Working Capital minus the Target Closing Date Net Working Capital.
“Closing Date Transaction Expenses” means the amount of Transaction Expenses as of the Effective Time.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985 and any similar state applicable Law.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Collective Bargaining Agreement” means each agreement or labor Contract entered into with a union, labor organization or works council governing the terms and conditions of employment of any Business Employee.
“Competition Laws” means any relevant merger or acquisition Laws or other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade, including the HSR Act and such Laws set forth on Schedule 8.01(a), in each case, as amended, and the related rules and regulations, as amended.
“Confidentiality Agreement” means that certain Confidentiality Agreement by and between Robert W. Baird & Co. Incorporated, on behalf of Seller, and Buyer or Buyer’s Affiliate, dated January 25, 2019.

“Contract” means any written or oral legally binding contract, agreement, lease, sublease, license, sublicense, sales order or purchase order.
“COTS License” means a “shrink-wrap,” “click-through” or “off-the-shelf” software license, or any other license of uncustomized software that is commercially available to the public generally, with one-time or annual license, maintenance, support and other fees of $50,000 or less.
“Credit Facility” means that certain Credit Agreement, dated as of March 29, 2019, by and among Seller and certain of its Subsidiaries, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A., Wells Fargo Bank, N.A., SunTrust Bank and PNC Bank, N.A., as co-syndication agents, and BMO Harris Bank N.A., as documentation agent.
“Damages” means all losses, Liabilities, damages, fees, Taxes, interest, judgments and reasonable, documented out-of-pocket costs and expenses (including costs of investigation, enforcement and defense and reasonable and documented out-of-pocket fees and expenses of counsel, experts and other professionals).
“Debt Financing Sources” means the Persons (including the Lender) that have committed to provide or have otherwise entered into agreements in connection with the Debt Financing in connection with the transactions contemplated hereby, including any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, together with their respective Affiliates, and the respective officers, directors, employees, partners, shareholders, trustees, agents and Representatives involved in the Debt Financing, and their respective successors and assigns.
“Disclosure Schedules” means the disclosure schedules delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.
“Effective Time” means as of 11:59 p.m., local time in each applicable jurisdiction, on the Closing Date.
“Environmental Laws” means any Law relating to pollution, protection of natural resources or the environment or protection of the health and safety of individuals from exposures to Hazardous Substances.
“Environmental Liability” means a Liability arising under or in connection with any Environmental Law and related to any acts or omissions by the Group Companies or the operation of the Business or in connection with operations at any real property currently or formerly owned or leased by the Group Companies.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any trade or business (whether or not incorporated) which would be considered a single employer with the Group Companies pursuant to section 4001 of ERISA or section 414(b), (c), (m) or (o) of the Code and the regulations promulgated under those sections.

“Estimated Closing Date Cash” means an amount equal to the lesser of (x) Seller’s good faith estimate of Closing Date Cash on the Estimated Closing Statement and (y) five million dollars ($5,000,000).
“Excluded Cash” means (a) the aggregate amount of cash and cash equivalents of a Subsidiary of Seller to be formed under the Laws of the People’s Republic of China pursuant to the Internal Restructuring or otherwise held by the Business or any Group Company in the People’s Republic of China, as of the Effective Time as calculated in accordance with the Accounting Principles in excess of one million dollars ($1,000,000), plus (b) the aggregate amount of cash and cash equivalents of the Group Companies as of the Effective Time as calculated in accordance with the Accounting Principles that is subject to restrictions or limitations on use by Contract.
“Foreign Notes” means the French Note and the Swedish Note.
“Foreign Plan” means each Seller Plan and Group Company Plan that primarily covers Business Employees based outside of the United States and/or that is subject to any Law other than U.S. federal, state or local Law.
“Fraud” means common law fraud under the laws of the State of Delaware.
“French Assignment Agreement” means that certain assignment agreement, substantially in the form of Exhibit F, with respect to the assignment of the French Note.
“French Newco” means that certain Group Company to be formed on or after the date hereof as a Subsidiary of Power-Packer Europa BV, a company organized under the Laws of the Netherlands, to which French Seller may transfer the equity interests of the French Target, pursuant to the provisions of Section 5.18.
“French Note” means the note to be issued by French Newco to French Seller as payment for the equity interests in French Target, denominated in Euros.
“French Target” means Yvel SAS, a company organized under the Laws of France.
“French Works Council” means, collectively, the employee representative bodies listed on Exhibit B, each of which must be informed and consulted, in compliance with Laws, with respect to the transfer of the French Target to French Newco and, more generally, with respect to the consequences for the French Target of the transactions contemplated by this Agreement.
“Fundamental Representations” means the representations and warranties of Seller contained in the first sentence of Section 3.01 (Existence), Section 3.02 (Authorization), the first sentence of Section 3.05(a) (Group Companies), the second sentence of Section 3.05(b) (Group Companies), Section 3.05(c) (Group Companies) and Section 3.21 (Finders’ Fees).
“GAAP” means United States generally accepted accounting principles as applied by Seller as of the date of this Agreement.

“Government Official” means any: (i) officer, employee, or other individual acting for or on behalf of any Governmental Entity or public international organization; or (ii) holder of or candidate for public office, political party, or official thereof or member of a royal family, or any other individual acting for or on behalf of the foregoing.
“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal or arbitral body.
“Governmental Entity” means any transnational, multinational, domestic, or foreign federal, state, provincial, or local governmental, regulatory or administrative authority, instrumentality, department, court, arbitrator, agency, commission or official, including any political subdivision thereof, any state-owned or state-controlled enterprise, or any non-governmental self-regulatory agency, commission or authority.
 “Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.
“Group Company Guarantees” means those guarantees identified on Schedule 1.01(b).
“Group Company Pension Plan” means a Group Company Plan that is a defined benefit pension plan.
“Group Company Plan” means any “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and any Contract, plan, practice, arrangement or policy providing for severance, equity compensation, profit-sharing, incentive or deferred compensation, vacation or other paid-time-off, health or welfare benefits, sick pay, housing fund, pension or retirement benefits or other compensation or material employee benefits, in each case, which covers any Business Employee and is sponsored or maintained by a Group Company, which covers or provides benefits solely to Business Employees and their respective dependents or beneficiaries, if applicable and not any other employees of the Retained Companies.
“Hazardous Substances” means any pollutant, contaminant, chemical, waste and any other toxic, infectious, carcinogenic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances or materials (whether solids, liquids or gases) subject to regulation, control or remediation under any Environmental Law based upon its toxic, hazardous or deleterious characteristics, including petroleum, its derivatives, by-products and other hydrocarbons, urea formaldehyde, lead-based paint, PCBs, silica and asbestos.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Income Tax” means any Tax that is, in whole or in part, based on or measured by net income or profit.
“Income Tax Return” means any Tax Return with respect to Income Taxes.

“Indebtedness” means, without duplication, and as calculated in accordance with the Accounting Principles, (a) all obligations of the Group Companies for borrowed money, (b) all obligations of the Group Companies evidenced by notes, bonds, debentures or other similar instruments, (c) all reimbursement obligations of the Group Companies under letters of credit to the extent such letters of credit have been drawn, (d) all obligations of the Group Companies under leases to the extent any such lease is required to be recorded as a liability under GAAP, (e) all obligations of the Group Companies for the deferred payment of the purchase price of property or assets purchased (including any earn-out or similar Liabilities), (f) all obligations of the Group Companies under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks and foreign currency exposure, (g) any Underfunded Pension Liabilities, (h) all Liabilities of the Group Companies relating to the Preparatory Business Transfers or any other restructuring of Seller and its Subsidiaries, (i) all Liabilities of the Group Companies to the extent related to the wind down of Actuant Changchun Co. Ltd, (j) all obligations of the Group Companies for guarantees of another Person in respect of any items set forth in clauses (a) through (f) and (k) all accrued interest, termination fees, make-whole payments, premiums, penalties, breakage costs and other fees and expenses required to be paid or offered in respect of any of the foregoing resulting from any of the items set forth in clauses (a) through (f). For the avoidance of doubt, Indebtedness shall not include any obligations of indebtedness of a Group Company to another Group Company.
“Indenture” means that certain Indenture, dated as of April 16, 2012, by and among Seller, the guarantors signatory thereto and U.S. Bank National Association, as trustee.
“Intellectual Property Rights” means all intellectual property rights in any and all jurisdictions throughout the world, including all: (a) Patents; (b) Trademarks; (c) copyrights and mask works, whether or not registered, and registrations and applications for registration thereof; and (d) trade secrets and other intellectual property rights in inventions (whether or not patentable and whether or not reduced to practice), confidential information, data, know-how, product designs, methods and processes, including customer information and marketing materials.
“Internal Restructuring” means the internal restructuring transactions with respect to the Subsidiaries, in the form set forth in Schedule 1.01(c), provided, however, after the date of this Agreement and prior to the Closing, Seller may not modify such internal restructuring transactions without the written consent of Buyer (not to be unreasonably withheld, conditioned or delayed) unless such modification either (i) would not reasonably be expected to cause a breach of the representation in Section 3.15(a), (ii) would not reasonably be expected to have a material effect on the taxation of the Group Companies, unless such effect is (A) a Tax Liability for which Buyer or any of its Affiliates is fully indemnified for by Seller under this Agreement or is included in the calculation of Closing Date Net Working Capital or (B) a decrease in any net operating losses of a Group Company (or Group Companies) and (iii) would not reasonably be expected to materially and adversely affect Buyer or the Business following the Closing Date.
“IT Systems” means the hardware, software, data communication lines, network and telecommunications equipment, Internet-related information technology infrastructure, wide area network and other information or communications technology and equipment owned, leased, licensed or controlled by the Group Companies and used by them in the conduct of the Business.

“knowledge of Buyer”, “Buyer’s knowledge” or any other similar knowledge qualification in this Agreement means to the actual knowledge of the Persons set forth in Schedule 1.01(d).
“knowledge of Seller”, “Seller’s knowledge” or any other similar knowledge qualification in this Agreement means to the actual knowledge of the Persons set forth in Schedule 1.01(e).
“Law” means, with respect to any Person, any statute, law, bylaw, ordinance, code, directive, edict, decree, rule, regulation, or Governmental Order, in each case, of any Governmental Authority that is binding upon or applicable to such Person and its assets, properties or businesses.
“Leased Real Property” means the real property, which includes the right, title and interest in all buildings, structures, improvements, paved parking lots and fixtures thereon and all other appurtenances thereto, leased or subleased by the Group Companies or by the Retained Companies primarily for use in the Business, as tenants or subtenants, which are described in Schedule 3.12(a)(ii).
“Leases” means the leases and subleases pursuant to which the Group Companies have a leasehold or subleasehold interest in the Leased Real Property.
“Liability” means any liability, cost, expense, debt, commitment or obligation of any kind, character or description, and whether known or unknown, choate or inchoate, liquidated or unliquidated, accrued, absolute, contingent or otherwise, and regardless of when asserted or by whom.
“Lien” means, with respect to any property, equity interest or other asset, any mortgage, deed of trust, lien, encumbrance, lease, sublease, occupancy agreement, pledge, security interest, right of way, covenant, condition, use restriction, easement, encroachment, option or conditional sale agreement, in each case, in respect of such property, equity interest or other asset.
“Malware” means any virus, Trojan horse, time bomb, key-lock, spyware, worm, malicious code or other software designed to or able to disrupt, disable, harm, interfere with the operation of or install itself within or on any software, memory or hardware.

“Material Adverse Effect” means any effect, event, occurrence, circumstance or change that, individually or in the aggregate, (a) has, or would reasonably be expected to have, a material adverse effect on the results of operations, assets, rights, liabilities, properties or financial condition of the Business or (b) prevents or materially impairs the ability of Seller to consummate the transactions contemplated by this Agreement; provided, however, that in the case of clause (a), in no event would any of the following, alone or in combination, be deemed to constitute, nor shall any of the following (including the effect of any of the following) be taken into account in determining whether there has been or will be, a “Material Adverse Effect”: (i) any change in Law or GAAP or any interpretation thereof; (ii) general economic, political or business conditions or changes therein (including commencement, continuation or escalation of war, armed hostilities or national or international calamity); (iii) financial or capital markets conditions, including interest rates and currency exchange rates, or changes therein; (iv) any change generally affecting the industries in which the Group Companies operate, including seasonal fluctuations; (v) other than with respect to the representations and warranties set forth in Section 3.04, and the conditions set forth in Section 8.02(a) to the extent relating to such representations and warranties, the entry into or announcement of any Transaction Document, the pendency or consummation of the transactions contemplated thereby or the performance of any Transaction Document, including any adverse change in customer, supplier, governmental, landlord, employee or similar relationships resulting therefrom; (vi) the compliance with the terms of any Transaction Document or the taking of any action (or the omission of any action) required or contemplated by any Transaction Document or taken (or omitted to be taken) with the written consent of Buyer (excluding for purposes of this clause (vi) compliance with Section 5.01); (vii) any act of God or natural disaster; (viii) any acts of terrorism or changes in geopolitical conditions; (ix) any failure of the Business to meet any projections, business plans or forecasts (provided that, this clause (ix) shall not prevent a determination that any change or effect underlying such failure to meet projections, business plans or forecasts has resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect)); or (x) any Retained Asset or Retained Liability; provided, further, that in the case of the foregoing clauses (ii), (iii), (iv), (vii) and (viii), except to the extent that such matters materially disproportionately impact the Business relative to other Persons in the industries in which the Business operates.
“Motion Business” means that portion of the Business operating under the Elliott Manufacturing and Weasler brands.
“Net Working Capital” has the meaning set forth in Schedule 1.01(f).
“Organizational Documents” means any charter, certificate of incorporation, certificate of formation, articles of incorporation, articles of association, memorandum of association, bylaws, operating agreement, partnership agreement or similar formation or governing documents and instruments.
“Other Transferred Intellectual Property Rights” means all Intellectual Property Rights (other than Patents and Trademarks) owned by the Group Companies.
“Owned Real Property” means the real property owned by the Group Companies, which are described in Schedule 3.12(a)(i).
“Patents” means patents, utility models, and other statutory invention registrations, industrial designs, and applications for any of the foregoing (including any provisional applications, continuations, continuations in part, divisionals, re-examinations, reissues, revisions and extensions thereof).

“Permitted Liens” means (a) Liens for Taxes, assessments or other governmental charges, in each case, not yet delinquent or the amount or validity of which is being contested in good faith by (if then appropriate) appropriate proceedings, (b) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business, (c) zoning, building, entitlement and other land use regulations promulgated by any Governmental Authority, (d) covenants, conditions, restrictions, easements, rights of way, encumbrances, defects, imperfections, irregularities of title or other Liens, if any, that would not reasonably be expected to materially impair the current use or occupancy of any Real Property subject thereto, (e) with respect to any Leased Real Property, the interests and rights of the respective lessors with respect thereto (whether statutory or otherwise) and any Liens granted by such lessors or prior owners of the fee interest of such real property, (f) covenants, conditions, restrictions, easements, rights of way, encumbrances, defects, imperfections, irregularities of title or other Liens that would be apparent upon physical inspection of the Real Property or review of an accurate survey covering the Real Property, or that are otherwise disclosed in any real property files that have been made available to Buyer to the extent such otherwise disclosed Liens do not secure Indebtedness, (g) with respect to the Real Property or personal property, use in the ordinary course by the Retained Companies prior to Closing, (h) Liens created by Buyer or its successors and assigns, (i) Liens listed in Schedule 1.01(g), (j) non-exclusive licenses to Intellectual Property Rights granted in the ordinary course of business, (k) Liens securing Indebtedness outstanding under the Credit Facility or Indenture (solely to the extent such Liens relating to the Purchased Interests and the Group Companies’ assets are released as of the Closing) and (l) statutory or contractual Liens of lessors or Liens on the lessor’s or prior lessor’s interests arising in connection with any Leased Real Property.
“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.
“Personal Information” means any information that alone or in combination with other information identifies or can be used to identify individuals or that is the subject of Privacy Laws.
“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and, with respect to a Straddle Tax Period, the portion of such Tax period beginning after the Closing Date.
“Pre-Closing Income Tax” means any Income Tax for a Pre-Closing Tax Period.
“Pre-Closing Tax” means any Tax for a Pre-Closing Tax Period.
“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and, with respect to a Straddle Tax Period, the portion of such Tax period ending on the Closing Date.
“Privacy Laws” means all Laws and binding industry guidelines (including (a) the then-applicable version of (i) the payment Card Industry Data Security Standard with respect to any payment card data; (ii) the Gramm-Leach-Bliley Act; (iii) the Fair Credit Reporting Act; (iv) the EU General Data Protection Regulation; (v) the Telephone Consumer Protection Act of 1991; (vi) the Personal Information Protection and Electronic Documents Act; (vii) the Information Privacy Act 2014; and (viii) applicable Law relating to direct marketing, e-mails, text messages or telemarketing; (b) guidance issued by a Governmental Authority that pertains to one of the laws, rules or standards outlined in clause (a); and (c) industry self-regulatory principles applicable to the protection or processing of Personal Information, direct marketing, e-mails, text messages or telemarketing) regarding the collection, use, storage, disclosure or other processing of Personal Information.

“Purchased Interests” means all of the equity interests of the Targets.
“R&W Insurance Policy” means the representation and warranty insurance policy issued to Buyer with respect to this Agreement in the form delivered to Seller prior to the execution of this Agreement and attached hereto as Exhibit C.
“Real Property” means the Owned Real Property and the Leased Real Property.
“Representative” means, with respect to any Person, such Person’s directors, officers, employees, counsel, managers, members, employees, accountants, consultants (including any investment banker or financial advisor), agents and other authorized representatives.
“Required ABL Information” means the unaudited combined balance sheets and related combined statements of income of the Group Companies (other than the Restructuring Newcos) for the eight (8) months ended April 30, 2019 and the fiscal quarter ended May 31, 2019.
“Required Term Loan Information” means (a) the unaudited combined balance sheets and related combined statements of income of the Group Companies (other than the Restructuring Newcos) for the eight (8) months ended April 30, 2019 and the fiscal quarter ended May 31, 2019 and (b) to the extent the Debt Financing includes a syndicated term loan financing, the other information customarily delivered by a borrower and necessary for the preparation of a customary confidential information memorandum for a syndicated senior secured term loan financing.
“Restructuring Newcos” means those Group Companies to be formed as Subsidiaries of Seller or its Subsidiaries on or after the date hereof pursuant to the Internal Restructuring.
“Retained Businesses” means, other than the Business, all businesses, products or services now, previously or hereafter conducted or provided (as applicable) by any of the Retained Companies or now or previously conducted or provided (as applicable) by any of the Group Companies.
“Retained Companies” means Seller and all of the direct and indirect Subsidiaries thereof other than the Group Companies.
“Retained Environmental Liabilities” means any Environmental Liability relating to or arising out of any act, omission, event, fact, condition, or circumstance occurring or existing prior to or on the Closing Date to the extent related to or arising from (a) the former ownership of or operations on real property previously owned or leased by the Group Companies (other than the Owned Real Property or Leased Real Property) and (b) the matter set forth on Schedule 1.01(h).

“Retained Marks” means the name and mark “Actuant” and any other Trademarks used in the Retained Businesses, and any translations, localizations, adaptations, derivations and combinations thereof, and any Trademarks confusingly similar thereto, including any trade names, logos, Internet addresses and domain names, Trademarks and related registrations and applications, in each case, that consists of or contains such “Actuant” name or any other Trademarks used in the Retained Businesses; provided, however, that Retained Marks shall not include Transferred Trademarks.
“SEC” means the United States Securities and Exchange Commission.
“Seller Combined Tax Return” means any Tax Return that includes any Retained Companies (other than Retained Companies that were Subsidiaries of one or more Group Companies prior to the Internal Restructuring) and any of the Group Companies, including the Tax Return for the federal consolidated group of which Seller is the common parent, and any Tax Return filed on a consolidated or combined basis for state or local Tax purposes which includes any Retained Company (other than Retained Companies that were Subsidiaries of one or more Group Companies prior to the Internal Restructuring) and any of the Group Companies.
“Seller Deferred Compensation Plan” means the Actuant Corporation Deferred Compensation Plan, under which, for the avoidance of doubt, any payments or other obligations shall remain at all times Liabilities of Seller.
“Seller Plan” means any “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and any other Contract, plan, practice, arrangement or policy providing for severance, equity compensation, profit-sharing, incentive or deferred compensation, vacation or other paid-time-off, health or welfare benefits, sick pay, pension or retirement benefits or other compensation or material employee benefits, in each case, which covers any Business Employee or such Business Employee’s dependents or beneficiaries, as applicable, and is sponsored, maintained, or contributed to by Seller or its respective Affiliates, or contributed to by the Group Companies, but, in each case, excluding the Group Company Plans and any plan that is required to be maintained by Law or that is sponsored in whole or in part by any Governmental Authority, union or employee organization.
“Share Transfer Laws” means, collectively, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Shared Contract” means any Contract pursuant to which a Person other than Seller or its Subsidiaries provides assets, services, rights or benefits to one or more of Seller and its Subsidiaries in respect of (a) the Business and (b) one or more other businesses of Seller.
“Shares” means, with respect to each Group Company, the issued and outstanding shares of capital stock of, or other equity interests in, the Group Companies, as applicable, in each case as described in Section 3.05(b) hereof.
“Straddle Tax Period” means a Tax period that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiary” means, with respect to a Person, a corporation or other entity of which (a) such Person has ordinary voting power to elect a majority of the board of directors or other persons performing similar functions or (b) more than 50% of the securities or ownership interests with voting rights of such corporation or other entity are directly or indirectly owned by such Person.
“Subsidiary Interests” means all of the equity interests of Weasler Engineering, Inc., a Delaware corporation, BW Elliot Mfg. Co., LLC, a New York limited liability company, Power Packer North America, a Delaware corporation, and Maxima Holding Company, Inc., a Delaware corporation.
“Swedish Assignment Agreement” means that certain assignment agreement, substantially in the form of Exhibit G, with respect to the assignment of the Swedish Note.
“Swedish Newco” means that certain Group Company to be formed on or after the date hereof as a Subsidiary of Engineered Solutions Holdings CV, a company organized under the Laws of the Netherlands.
“Swedish Note” means the note to be issued by Swedish Newco to Swedish Seller as payment for the equity interests in Swedish Target, denominated in Swedish kronor.
“Swedish Target” means CrossCo Investment AB, a company organized under the Laws of Sweden.
“Target Closing Net Working Capital” means $88,679,000.
“Tax” means all federal, state, local, or foreign taxes (including income, profits, windfall profits, franchise, alternative minimum, add-on minimum, gross receipts, sales, use, customs duties, value added, ad valorem, transfer, real property, personal property, stamp, capital stock, excise, premium, social security, payroll, occupation, employment, unemployment, severance, disability, registration, license, value added, withholding and estimated tax), and any interest, penalty, or addition with respect thereto imposed by any Taxing Authority.
“Tax Claim” means any inquiry, audit, examination, contest, assessment, notice of Tax deficiency, claim for refund, administrative or judicial proceedings or other similar events by or before a Taxing Authority with respect to Taxes relating to the Group Companies.
“Tax Refund” means any refund of Taxes, whether received by way of payment, credit, offset or reduction in Tax Liability, including any interest thereon.
“Tax Release Date” means the later of (i) twelve (12) months after the Closing or (ii) the date upon which all pending indemnification claims against Seller for any breach of the representations and warranties in Section 3.20 have been resolved.
“Tax Return” means any report, return, document, declaration, election or other information or filing filed or required to be supplied to any Taxing Authority with respect to Taxes, including information returns and any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Taxing Authority” means any Governmental Authority responsible for the imposition of Taxes (domestic or foreign).
“Trademarks” means (a) trademarks, service marks, certification marks, logos, trade dress, trade names, product names, brand names, domain names and other indicia of origin (whether registered, common law, statutory or otherwise), (b) all registrations and applications to register the foregoing anywhere in the world and (c) all goodwill associated with all of the foregoing.
“Transaction Documents” means this Agreement, the Transition Services Agreement, the French Assignment Agreement, the Swedish Assignment Agreement and any other endorsement, assignment, certificate or other instrument of conveyance and assignment required to be delivered pursuant to this Agreement or as the Parties and their respective legal counsels deem reasonably necessary to vest in Buyer all right, title and interest in, to and under the Foreign Notes and the Purchased Interests.
“Transaction Expenses” means any fees, costs and expenses incurred at or prior to Closing, subject to reimbursement or otherwise payable by any of the Group Companies, whether accrued for or not, in each case in connection with the transactions contemplated by this Agreement and not paid at or prior to the Closing, including (a) any brokerage fees, commissions, finders’ fees, or financial advisory fees, and, in each case, related costs and expenses; (b) any fees, costs and expenses of counsel, accountants or other advisors or service providers; (c) any fees, costs and expenses or payments related to any transaction bonus, change-of-control payment, retention, severance or other compensatory payments made to any Business Employee as a result of the execution of this Agreement or in connection with the transactions contemplated by this Agreement (including the employer portion of any payroll, social security, unemployment or similar Taxes) payable by any Group Company or under any Group Company Plan, including, for clarity, those retention bonuses covered within clause (a) of the definition of Assumed Incentive Payments; and (d) fifty percent (50%) of the bonus amounts under each cash incentive plan maintained by Seller or its Subsidiaries covered within clause (b) of the definition of Assumed Incentive Payments and one hundred percent (100%) of the employer portion of any payroll, social security, unemployment or similar Taxes on such bonus amounts; provided, however, that, notwithstanding the foregoing, none of the following shall be Transaction Expenses: (i) severance payments which become due and payable as a result of any action taken by Buyer or, after the Closing, any Group Company (and, for the avoidance of doubt, not by operation of Law in connection with the Closing) at or after the Closing, including, without limitation, termination of employment, (ii) amounts payable under the Seller Deferred Compensation Plan, (iii) Income Taxes subject to indemnification pursuant to Section 9.02(a)(v) and (iv) Taxes included in the calculation of Net Working Capital.  In the event the fiscal year 2019 bonus amounts under the cash incentive plans maintained by Seller or its Subsidiaries for Business Employees are paid by Seller or its Subsidiaries prior to Closing, then Transaction Expenses shall be reduced by 50% of such amount paid (exclusive of the employer portion of any payroll, social security, unemployment or similar Taxes on such bonus amounts).

“Transferred Intellectual Property Rights” means the Transferred Patents, the Transferred Trademarks and the Other Transferred Intellectual Property Rights.
“Transferred Patents” means the Patents owned by the Group Companies or to be owned by the Group Companies following the Preparatory Business Transfers, including those Patents listed on Schedule 1.01(i).
“Transferred Records” means all books, records, files, plans, studies, reports, manuals, handbooks, catalogs, brochures, ledgers, drawings and other similar materials belonging to the Group Companies.
“Transferred Trademarks” means the Trademarks other than the Retained Marks owned by the Group Companies following the Preparatory Business Transfers, including those Trademarks listed on Schedule 1.01(j).
“Transition Services Agreement” means that certain transition services agreement, substantially in the form of Exhibit D, pursuant to which Buyer will purchase from one or more Retained Companies certain transition services as described therein.
“Underfunded Pension Liabilities” means the excess of the aggregate value of the projected benefit obligations of the Group Company Pension Plans over the aggregate fair value of assets of all Group Company Pension Plans as reported by Seller for purposes of GAAP and based on the most recent actuarial valuation of the Group Company Pension Plans completed prior to the Closing.
“Willful Breach” means a willful and intentional breach that is a direct consequence of an act undertaken by the breaching party with the intent of causing a breach of an obligation or a specific provision or covenant of any Transaction Document.
Cross References. Each of the following terms is defined in the Section set forth opposite such term:
Term	Section
Actuation Holdco	Recitals
ABL Debt Commitment Letter	5.19(a)
Adjustment Amount	2.05(d)
Affiliate Transaction	3.23(b)
Agreement	Preamble
Alternate Proposal	5.18(e)
Assumed Incentive Payments	7.04
Assumed Shared Contract	5.22(a)
Auditor	2.05(c)
Available Insurance Policies	5.08(c)
Benefits Continuation Period	7.03
Buyer	Preamble
Buyer 401(k) Plan	7.12
Buyer Indemnitees	9.02(a)

Term	Section
Buyer Plan	7.11
Buyer-Filed Tax Return	6.01(a)(iv)
Buyer Related Parties	10.03(c)
Buyer’s FSA	7.13
Claim Notice	9.03(a)
Closing	2.04(a)
Closing Allocation Statement	2.03(b)(i)
Closing Balance Sheet	2.05(b)
Closing Date	2.04(a)
Closing Date Cash	2.05(b)
Closing Date Indebtedness	2.05(b)
Competitive Activities	5.13(c)
Coverage Claims	5.08(c)
D&O Indemnified Party	5.15(a)
Debt Commitment Letter	5.19(a)
Debt Financing	5.19(b)
Deficit Amount	2.05(d)
Designated Person	11.15(b)
Determination Date	2.05(c)
Employee List	3.18(c)
Equity Commitment Letter	4.05(a)
Equity Financing	4.05(a)
Estimated Closing Date Indebtedness	2.05(a)
Estimated Closing Statement	2.05(a)
Estimated Transaction Expenses	2.05(a)
Fee Letter	4.05(a)
Financial Statements	3.06(a)
Foreign Sellers	Preamble
French Restructuring Notice	5.18(d)
French Seller	Preamble
French Works Council Consultation Process	5.18(a)
Group Companies	Recitals
Guarantor	Recitals
Guaranty	Recitals
Increase Amount	2.05(d)
Indemnified Party	9.03(a)
Indemnifying Party	9.03(a)
Information	11.15(a)
Insurance Policies	3.22
Intercompany Transaction	3.23(a)
Lender	5.19(a)
Material Contract	3.09(a)
Material Customer	3.24
Material Supplier	3.24
Motion Holdco	Recitals

Term	Section
New Contract	5.22(a)
Mini-Basket	9.02(a)
Non-Assignable Assets	2.02(a)
OFAC	3.11(d)
Outside Date	10.01(e)
Party or Parties	Preamble
Permits	3.16
Preparatory Business Transfers	2.02(a)
Prior Counsel	11.15(b)
Privileged Information	11.15(a)
Privileges	11.15(a)
Proposed Allocation Statement	2.03(b)(i)
Purchase Price	2.03(b)
R&W Insurer	5.07(a)
Registered Transferred IP	3.13(a)
Regulatory Approvals	5.03(a)
Relevant Persons	3.11(b)
Retained Assets	2.02(a)
Retained Liabilities	2.02(a)
Seller	Preamble
Seller 401(k) Plan	7.12
Seller FSA	7.13
Seller Indemnitees	9.02(b)
Seller Related Parties	10.03(c)
Separate Businesses	Recitals
Survival Expiration Date	9.01
Swedish Seller	Preamble
Targets	Recitals
Termination Fee	10.03(a)
Third Party Claim	9.03(a)
Third Party Consent	5.20
Transferred Business Assets	2.02(a)
Transfer Taxes	6.01(c)
Workers Compensation Event	7.10

Section 1.02  Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral gender and vice versa. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The word “or” shall be disjunctive but not exclusive. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to any Law shall be deemed to refer to such Law as amended from time to time, except as otherwise specified herein, and to any rules or regulations promulgated thereunder. All references to any time herein shall refer to Eastern Time. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. The words “to the extent” mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.

Article II
Purchase and Sale
Section 2.01  Purchase and Sale of the Purchased Interests and the Foreign Notes. Upon the terms and subject to the conditions of this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to, or cause its direct or indirect wholly owned Subsidiary to, purchase from Seller, the Foreign Notes and all of the Purchased Interests at the Closing, free and clear of all Liens other than restrictions on transfer arising under applicable securities Laws.
Section 2.02  Pre-Closing Restructuring.
(a)            Prior to the Closing, Seller shall effect or cause its Subsidiaries to effect, as promptly as practicable, all transfers and take all such actions as are necessary so that as of the Closing the Internal Restructuring shall be consummated,  any assets, Contracts, rights, interests or properties of the Group Companies described in Schedule 2.02(a)(ii) (collectively, the “Retained Assets”) shall be transferred and assigned to Retained Companies, any Liabilities of the Group Companies (x) to the extent not related to the Business or (y) described in Schedule 2.02(a)(iii) (the “Retained Liabilities”) shall, to the extent permitted by applicable Law, be assumed by the Retained Companies and any assets (x) primarily related to the Business that are not held by the Group Companies or (y) set forth on Schedule 2.02(a)(iv) and, in each case, the Liabilities to the extent related thereto shall be transferred and assigned by the applicable Retained Companies to the Group Companies (“Transferred Business Assets”). The transactions contemplated by the foregoing clauses (i) to (iv) are collectively referred to as the “Preparatory Business Transfers”. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Retained Asset or Transferred Business Asset (or any right thereunder) or any Retained Liability if an attempted assignment, without the consent of, or other action by, any third party (other than a Governmental Authority) would constitute a breach thereunder or adversely affect in any material respect the rights of any of the Retained Companies or Group Companies, as applicable, thereunder (the “Non-Assignable Assets”). Seller and Buyer shall use, and shall cause their respective Subsidiaries to use, their commercially reasonable efforts to obtain all applicable third party consents required in order for the Preparatory Business Transfers to occur prior to the Closing. If such consent is not obtained or such other action is not taken prior to the Closing, and except to the extent substitute services are specifically provided in the Transition Services Agreement for any Non-Assignable Assets, then (i) Seller and Buyer shall use, and shall cause their respective Affiliates and Subsidiaries to use, their commercially reasonable efforts for twelve (12) months after the Closing to obtain all applicable consents required in order for the Preparatory Business Transfers to be consummated in full and shall take such other actions as are reasonably requested by Buyer or Seller in order to obtain such consents, and (ii) Seller and Buyer agree to enter into alternative arrangements (such as a license, sublease or operating agreement) until such time as such consent has been obtained which result in Buyer or any of its Subsidiaries receiving all the benefits and bearing all the Liabilities and burdens with respect to any such Non-Assignable Asset. Once a consent described in this Section 2.02(a) is obtained from, or such other action described in this Section 2.02(a) is taken by, such third party, the applicable Non-Assignable Assets shall be deemed to have been automatically assigned and transferred to (x) a Retained Company designated by Seller in the case of Retained Assets and Retained Liabilities or (y) a Group Company designated by Buyer in the case of the Transferred Business Assets, in each case, on the terms set forth in this Agreement, as of immediately prior to the Closing, for no additional consideration.

(b)            For the avoidance of doubt, it is acknowledged and agreed that Buyer will purchase the Foreign Notes and all of the Purchased Interests, the assets (including any Permitted Liens thereon) and Liabilities of the Group Companies (excluding the Retained Assets and the Retained Liabilities) will remain the assets and Liabilities, respectively, of the Group Companies and all Business Employees who are employed by the Group Companies at the close of business on the day immediately prior to the Closing will remain employees of the Group Companies at and immediately after the Closing.
Section 2.03  Purchase Price; Allocation of Purchase Price; Withholding.
(a)            The “Purchase Price” in the aggregate for the Foreign Notes and the Purchased Interests shall, subject to the adjustments for the Adjustment Amount set forth in Section 2.05, be an amount in cash equal to (i) two hundred eleven million, five hundred thousand dollars ($211,500,000.00), minus (ii) the Estimated Closing Date Indebtedness, plus (iii) the Estimated Closing Date Cash minus (iv) the Estimated Transaction Expenses.
(b)            Allocation.
(i)            Seller shall prepare an allocation of the Purchase Price among the Subsidiary Interests and the Foreign Notes (the “Proposed Allocation Statement”), and shall deliver the Proposed Allocation Statement to Buyer for its review within forty-five (45) days after the date of this Agreement. Buyer shall have twenty (20) days after receipt within which to review and consent to the Proposed Allocation Statement (not to be unreasonably withheld, conditioned or delayed). In the event that Buyer does not agree with the Proposed Allocation Statement and provides Seller with written notice of, and basis for, such disagreement during such period, Seller and Buyer shall negotiate in good faith to resolve any differences; provided that if Buyer does not provide such written notice during such period, the Proposed Allocation Statement shall become the “Closing Allocation Statement.” In the event that Buyer and Seller are unable to resolve any differences within twenty (20) days after delivery of the Proposed Allocation Statement by Seller to Buyer, the Parties shall submit any disputed items to the Auditor for resolution. Buyer and Seller shall act in good faith to cause the Auditor to deliver its comments to the Proposed Allocation Statement within ten (10) days after such submission, and the allocation statement as revised by the Auditor shall become the Closing Allocation Statement. Promptly after the Determination Date, Seller shall update the Closing Allocation Statement to reflect the final Purchase Price, taking into account the adjustments determined pursuant to Section 2.05. The fees and expenses of the Auditor shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Seller, and the decision of the Auditor shall be final and binding on the Parties.

(ii)            The Parties agree that they will not, and will not permit any of their respective Affiliates to, take a position (except as required pursuant to any order of a Governmental Authority) on any Tax Return or in any audit or examination before any Governmental Authority that is in any way inconsistent with the Closing Allocation Statement (as such may be adjusted in accordance with this Section 2.03(b)); provided, however, that nothing herein shall prevent the Parties or any of their Affiliates from (A) settling, or require them to litigate before any court, any challenge, proposed deficiency or adjustment by any Governmental Authority based upon or arising out of the Closing Allocation Statement or (B) complying with applicable Law.
(c)            Buyer shall be entitled to deduct and withhold from the Purchase Price such amounts as it is required to deduct and withhold for Tax purposes under Laws regarding Taxes. If Buyer determines that any deduction or withholding is required in respect of a payment pursuant to this Agreement, Buyer shall provide written notice to Seller no less than ten (10) days prior to the date on which such deduction or withholding is to be made or as soon as reasonably practicable if Buyer determines in good faith within such ten (10) day period that it is required to deduct or withhold for Tax, together with an explanation of the type of, and reason for, deduction or withholding. The Parties shall use commercially reasonable efforts to cooperate to mitigate any such requirement to the maximum extent permitted by Law. Buyer shall promptly remit all deducted or withheld amounts to the applicable Governmental Authority in accordance with Law and shall promptly provide Seller with a receipt issued by the Governmental Authority or other reasonable evidence of such remittance. Any amounts so deducted, withheld and remitted consistent with the terms of this Section 2.03(c) shall be treated for all purposes of this Agreement as having been paid to Seller or the applicable Retained Company.
Section 2.04  Closing.
 (a)           Subject to the terms and conditions of this Agreement, the closing (the “Closing”) of the purchase and sale of the Foreign Notes and the Purchased Interests hereunder shall take place at the offices of Latham & Watkins LLP, 330 North Wabash Avenue, Suite 2800, Chicago, Illinois 60611, (i) on the fifth (5th) Business Day after all the conditions precedent set forth in Article VIII shall have been satisfied or waived (other than those conditions that, by their nature, are to be satisfied at the Closing (provided such conditions would be so satisfied)) or (ii) on such other date as the Parties may mutually agree in writing. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.” Unless otherwise explicitly specified, all transactions taking place at the Closing shall be deemed to occur simultaneously.

(b)            Upon the terms and subject to the conditions of this Agreement, at the Closing, in consideration for the sale of the Foreign Notes and the Purchased Interests, Buyer shall pay to Seller or to one or more Retained Companies designated by Seller located in the United States (except with respect to payments attributable to the Foreign Notes, which may be made to the applicable Foreign Seller), the Purchase Price (prior to giving effect to the adjustment set forth in Section 2.05) in immediately available funds by wire transfer to an account or accounts designated by Seller, by written notice to Buyer, which written notice shall be delivered not later than two (2) Business Days prior to the Closing Date.
(c)            In addition, the following deliveries shall be made prior to or at the Closing:

(i)            Seller shall deliver to Buyer the certificates representing any certificated Purchased Interests, duly endorsed in blank or accompanied by stock powers (or other instruments of transfer) duly executed in blank by Seller for the transfer of the Purchased Interests to Buyer;
(ii)            Seller and Buyer shall, and shall cause their respective Affiliates to, deliver to each other duly executed counterparts to each of the Transaction Documents (other than this Agreement) to which they are party;
(iii)            Seller and Buyer shall each deliver to each other the certificates required by Sections 8.02(d) and 8.03(c) respectively;
(iv)            Seller shall deliver the resignations in accordance with Section 5.14 or shall have otherwise caused such persons to be relieved from such positions; and
(v)            Seller shall deliver a certification in the form of Exhibit E.
Section 2.05  Adjustment Amount.
(a)            Not less than three (3) Business Days prior to the Closing Date and in no event more than ten (10) Business Days prior to the Closing Date, Seller shall deliver to Buyer a written statement (the “Estimated Closing Statement”) setting forth its good faith estimates of (i) the Closing Date Net Working Capital and the Closing Date Net Working Capital Adjustment, (ii) the Closing Date Indebtedness (the “Estimated Closing Date Indebtedness”), (iii) the Closing Date Cash and (iv) the amount of the Closing Date Transaction Expenses (the “Estimated Transaction Expenses”), in each case, calculated in accordance with the Accounting Principles. Together with the Estimated Closing Statement, Seller shall provide to Buyer such supporting documentation, information (including reasonable access to the records and personnel of the Group Companies and Seller) and calculations as are reasonably requested by Buyer to review the calculations set forth in the Estimated Closing Statement. In the event that Buyer notifies Seller that there are reasonably apparent errors in the Estimated Closing Statement, Buyer and Seller shall discuss such errors in good faith and Seller shall consider in good faith whether to revise any of its calculations prior to delivering a final version of the Estimated Closing Statement in accordance with this Section 2.05(a).

(b)            As soon as reasonably practicable following the Closing Date, and in any event within ninety (90) days thereof, Buyer shall prepare and deliver to Seller (i) an unaudited combined balance sheet of the Group Companies as of the Effective Time (the “Closing Balance Sheet”), (ii) a calculation of the Closing Date Net Working Capital and the Closing Date Net Working Capital Adjustment, (iii) a calculation of the Closing Date Indebtedness, (iv) a calculation of the Closing Date Cash and (v) a calculation of the Closing Date Transaction Expenses, (A) in the case of clauses (i), (ii), (iii) and (iv), determined without giving effect to the consummation of the transactions contemplated by this Agreement (including any adjustments as a result of the application of purchase accounting); provided that, the calculation of Closing Date Net Working Capital hereunder shall take into account any non-Income Tax deductions, credits or other Tax benefits accruing in a Pre-Closing Tax Period, including all such deductions, credits or benefits accruing from costs incurred in connection with the transactions contemplated by this Agreement and borne by Seller, (B) in each case, determined without giving effect to any financing transactions in connection therewith or by Buyer or its Affiliates (including the Group Companies) at or after the Closing and (C) in each case, determined without giving effect to any action or omission by Buyer or any of its Affiliates (including the Group Companies) with respect to the Group Companies following the Closing that is not in the ordinary course of business consistent with past practices. The Closing Balance Sheet and calculations contemplated by clauses (ii), (iii), (iv) and (v) shall be prepared in accordance with the Accounting Principles. Following the Closing, Buyer shall provide Seller and its Representatives with reasonable access during normal business hours to the records and personnel of the Group Companies and (subject to the execution of customary work paper access letters if requested by) auditors of Buyer to the extent relevant to the preparation of the Closing Balance Sheet and calculations contemplated by clauses (ii), (iii), (iv) and (v) and shall cause the personnel of Buyer and its Subsidiaries (including the Group Companies) to reasonably cooperate with Seller and its Representatives in connection with their review of the Closing Balance Sheet and calculations contemplated by clauses (ii), (iii), (iv) and (v).
(c)            If Seller disagrees with the calculation of the Closing Date Net Working Capital, the Closing Date Net Working Capital Adjustment, the Closing Date Indebtedness, the Closing Date Cash or the Closing Date Transaction Expenses, it shall notify Buyer of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement, within sixty (60) days after its receipt of the Closing Balance Sheet. In the event that Seller does not provide such a notice of disagreement within such sixty (60)-day period, Seller shall be deemed to have accepted the Closing Balance Sheet and the calculation of the Closing Date Net Working Capital, the Closing Date Net Working Capital Adjustment, the Closing Date Indebtedness, the Closing Date Cash, and the Closing Date Transaction Expenses delivered by Buyer, which shall be final, binding and conclusive for all purposes hereunder. In the event any such notice of disagreement is timely provided, Buyer and Seller shall use commercially reasonable efforts for a period of forty-five (45) days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculations of the Closing Date Net Working Capital, the Closing Date Net Working Capital Adjustment, the Closing Date Indebtedness, the Closing Date Cash and the Closing Date Transaction Expenses. If, at the end of such period, they are unable to resolve such disagreements, then Crowe LLP (or such other independent accounting or financial consulting firm of recognized national standing as may be mutually selected by Buyer and Seller) (the “Auditor”) shall resolve any remaining disagreements. The Auditor shall determine as promptly as practicable, but in any event within forty-five (45) days of the date on which such dispute is referred to the Auditor, whether the Closing Balance Sheet was prepared in accordance with the Accounting Principles and (only with respect to the remaining disagreements submitted to the Auditor) whether and to what extent (if any) the Closing Date Net Working Capital, the Closing Date Net Working Capital Adjustment, the Closing Date Indebtedness, the Closing Date Cash or the Closing Date Transaction Expenses require adjustment based on the written submissions of Seller and Buyer. In resolving the remaining disagreements, the Auditor (i) shall be bound by the provisions of this Agreement, (ii) may not assign a value to any item greater than the greatest value claimed for such item or less than the smallest value for such item claimed by either Seller or Buyer and (iii) shall base its decision solely upon the written submissions of Seller and Buyer and the terms of this Agreement (and not upon an independent review). The fees and expenses of the Auditor shall be paid in inverse proportion by Seller and Buyer as they may prevail on matters resolved by the Auditor, which proportionate allocations shall also be determined by the Auditor at the time the determination of the Auditor is rendered. The determination of the Auditor shall be final, binding and conclusive on the Parties. The date on which the Closing Date Net Working Capital, the Closing Date Net Working Capital Adjustment, the Closing Date Indebtedness, the Closing Date Cash and the Closing Date Transaction Expenses are finally determined in accordance with this Section 2.05(c) is hereinafter referred to as the “Determination Date.”

(d)            The “Adjustment Amount,” which may be positive or negative, means (i) the Closing Date Net Working Capital Adjustment (as finally determined in accordance with Section 2.05(c)), plus (ii) the Estimated Closing Date Indebtedness, minus the Closing Date Indebtedness (as finally determined in accordance with Section 2.05(c)), plus (iii) the Closing Date Cash (as finally determined in accordance with Section 2.05(c)), minus the Estimated Closing Date Cash, plus (iv) the Estimated Transaction Expenses, minus the Closing Date Transaction Expenses (as finally determined in accordance with Section 2.05(c)). If the Adjustment Amount is a positive number, then the Purchase Price shall be increased by the Adjustment Amount (the “Increase Amount”), and if the Adjustment Amount is a negative number, then the Purchase Price shall be decreased by the absolute value of the Adjustment Amount (the “Deficit Amount”). The Adjustment Amount shall be paid in accordance with Section 2.05(e).
(e)            If there is an Increase Amount, then, promptly following the Determination Date, and in any event within five (5) Business Days of the Determination Date, Buyer shall pay to Seller (or one or more Retained Companies located in the United States and designated by Seller) an amount in cash equal to the Increase Amount in immediately available funds by wire transfer to an account or accounts designated by Seller, by written notice to Buyer. If there is a Deficit Amount, then, promptly following the Determination Date, and in any event within five (5) Business Days of the Determination Date, Seller shall pay, or shall cause to be paid, to Buyer an amount in cash equal to the Deficit Amount in immediately available funds by wire transfer to an account or accounts designated by Buyer, by written notice to Seller. For U.S. federal income and other applicable Tax purposes, to the extent permitted by Law, any Increase Amount or Deficit Amount pursuant to this Section 2.05 shall be treated as an adjustment to the portion of the Purchase Price attributable to the relevant Foreign Notes and Subsidiary Interests.

Section 2.06  Deferred Payment. Following the Closing Date, Buyer shall, or shall cause any of its Subsidiaries to, pay to Seller an aggregate amount equal to $2,998,600 in accordance with this Section 2.06.  The Deferred Payment shall be paid in cash, by wire transfer of immediately available funds to the account or accounts designated in writing by Seller to Buyer, in four quarterly payments of $749,650, with the first such payment being due on the last Business Day of the first full fiscal quarter immediately following the Closing Date (assuming a fiscal year end of August 31st).
Article III
Representations and Warranties of Seller
Except as set forth in the Disclosure Schedules (but subject to Section 11.12), Seller represents and warrants, and Seller and the Foreign Sellers, jointly and severally, represent and warrant with respect to Sections 3.01, 3.02, 3.03 and 3.04, to Buyer as of the date of this Agreement and as of the Closing Date (or, in the case of representations and warranties that by their terms address matters as of a specified date, then as of such date) that:
Section 3.01  Existence. Seller, and each Foreign Seller, is duly organized, validly existing and (to the extent applicable) in good standing (or local equivalent) under the Laws of its jurisdiction of organization, formation or incorporation, as applicable. Seller, and each Foreign Seller, is duly licensed or qualified in each jurisdiction in which the ownership or operation of its assets or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not reasonably be expected to, individually or in the aggregate, interfere with, prevent or delay its ability to enter into and perform its obligations under the Transaction Documents to which it is a party or consummate the transactions contemplated thereby.
Section 3.02  Authorization. The execution, delivery and performance by Seller and each Foreign Seller of the Transaction Documents, in each case, to which it is a party and the consummation of the transactions contemplated thereby are within its organizational powers and have been (or will be prior to execution) duly authorized by all necessary organizational action on the part of Seller or each Foreign Seller, as applicable. This Agreement has been duly and validly executed and delivered by Seller and each Foreign Seller and (assuming the due and valid execution and delivery of this Agreement by Buyer) constitutes a legal, valid and binding agreement of Seller and each Foreign Seller, enforceable against Seller and the Foreign Sellers in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and to general principles of equity. Each other Transaction Document shall be duly and validly executed by Seller or the applicable Foreign Seller party thereto at or prior to the Closing and, upon such execution and delivery by Seller or such Foreign Seller, as the case may be, and the due and valid execution and delivery of such Transaction Document by each other party thereto shall constitute a legal, valid and binding obligation of Seller or such Foreign Seller party thereto enforceable against Seller or such Foreign Seller party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and to general principles of equity.

Section 3.03  Governmental Authorization. Assuming the accuracy and completeness of the representations and warranties of Buyer contained in this Agreement, no consent, approval or authorization of, or declaration or filing with, any Governmental Authority is required on the part of Seller or the Foreign Sellers with respect to Seller’s or such Foreign Seller’s execution or delivery of the Transaction Documents or the consummation of the transactions contemplated thereby, except for applicable requirements of Competition Laws and Share Transfer Laws, those consents disclosed in Schedule 3.03(b) and any other consents, approvals, authorizations, declarations or filings, the absence of which would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Business, taken as a whole.
Section 3.04  Noncontravention. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 3.03(a) or in Schedule 3.03(a) or (b), and except as may result from any facts or circumstances relating solely to Buyer, the execution and delivery by Seller and the Foreign Sellers of the Transaction Documents to which each is a party and the consummation of the transactions contemplated thereby do not and will not violate any Law to which Seller or any Foreign Seller is subject or by which any property or asset of the Business is bound, violate any provision of, or result in a breach of, the Organizational Documents of Seller or any Foreign Seller, violate any provision of, result in a breach of, result in any violation of or default (with or without notice or lapse of time, or both) under, result in or give rise to a right of termination, assignment, cancellation or acceleration of any obligation under, require a consent, notice, notification, waiver or the payment of any penalty pursuant to, or result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of the Business under any provision of any Material Contract or result in a violation or revocation of any Permit, except to the extent that the occurrence of any of the foregoing items set forth in clause (c) or clause (d) would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Business, taken as a whole.
Section 3.05  Group Companies.
(a)            Each Group Company other than the Restructuring Newcos is (and each Restructuring Newco, as of its formation or incorporation and the Closing, is) duly organized and validly existing under the Laws of its jurisdiction of organization, formation or incorporation, as applicable. Each Group Company has all corporate powers and all Permits required to carry on its business, except for those Permits the absence of which would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Business, taken as a whole.
(b)            Schedule 3.05(b) sets forth, other than with respect to the Restructuring Newcos, (x) the name and jurisdiction of organization of each Group Company, (y) the number of authorized, issued and outstanding equity interests of each Group Company and (z) holder(s) of record of all of the outstanding equity interests of each Group Company. Seller is the record and beneficial owner of the issued and outstanding equity interests of the Targets, free and clear of any Lien (other than transfer restrictions under applicable securities Laws), and Seller has the right, authority and power to sell, assign and transfer such equity interests of the Targets. Buyer shall acquire good, valid and marketable title to the equity interests of the Targets, free and clear of any Lien, other than Liens created by transfer restrictions under applicable securities Laws. Seller has delivered to Buyer complete copies of the Organizational Documents of each Group Company as currently in effect, and no Group Company is in violation of any provision of such Organizational Documents in any material respect. Except as set forth on Schedule 3.05(b), there are no (and at the Closing, after giving effect to the transactions contemplated hereby, there will not be any) outstanding options, warrants, calls, purchase rights, subscription rights, exchange rights or other rights, convertible securities, agreements or commitments of any kind pursuant to which any Group Company is or may become obligated to (i) issue, transfer, sell or otherwise dispose of any of its securities, or any securities convertible into or exercisable or exchangeable for its securities, or (ii) redeem, purchase or otherwise acquire any outstanding securities of any Group Company.

(c)            As of the date hereof, all of the Shares of the Group Companies other than the Restructuring Newcos (and all of the Shares of each Restructuring Newco, as its formation or incorporation and the Closing) are (x) duly authorized, validly issued, fully paid and non-assessable and (y) owned beneficially and of record by Seller or a Group Company, free and clear of all Liens, other than Permitted Liens. None of the Shares have been issued in violation of, or are subject to, any preemptive or subscription rights. Except as contemplated by the Preparatory Business Transfers, there is no existing option, warrant, call, right, “phantom” stock right, stock appreciation right, stock-based performance unit, arrangement, undertaking or agreement to which any Seller or any of its Subsidiaries (including the Group Companies) is a party that requires, and there are no securities of any Group Companies outstanding that upon conversion or exchange would require, the issuance of any capital stock or other equity interest of any Group Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase any capital stock or other equity interest of any Group Company. Except as contemplated by the Preparatory Business Transfers, no Seller and no Group Company is a party to any voting trust or other agreement with respect to the voting, redemption, sale, transfer or other disposition of the interests of any Group Company. There is no Indebtedness of any Group Company having the right to vote (or that is convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matters which holders of Shares may vote.
Section 3.06  Financial Statements.
(a)            Attached as Schedule 3.06(a)(i) are true and complete copies of the combined unaudited balance sheets of the Group Companies (other than the Restructuring Newcos) as of August 31, 2018 and 2017 and as of the Balance Sheet Date and the combined unaudited income statements of the Group Companies (other than the Restructuring Newcos) for the fiscal years ended August 31, 2018 and 2017 and the eight (8) months ended as of the Balance Sheet Date (the balance sheets and income statements referred to in clauses (i) and (ii), collectively, the “Financial Statements”). The Financial Statements (x) have been prepared from, and are in accordance with, the books and records of the applicable Group Companies in accordance with GAAP, except as set forth on Schedule 3.06(a)(ii), in all material respects, consistently applied as of the dates and for the periods presented and (y) fairly present in all material respects the financial condition and results of operations of the Business as of the respective dates thereof and for the respective periods covered therein, except, in each case, for changes resulting from audit adjustments and the absence of footnotes.

(b)            Seller has devised and maintained systems of internal accounting controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Securities Exchange Act of 1934) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of Seller’s financial statements for the fiscal years ended August 31, 2018 and 2017 in accordance with GAAP in all material respects. There (i) are no significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to materially adversely affect the Business’s ability to record, process, summarize and report financial information, or (ii) is not any fraud, whether or not material, that involves management or other employees who have a significant role in Seller’s internal controls over financial reporting.
Section 3.07  Absence of Certain Changes. Except for actions taken in preparation for the transactions contemplated by this Agreement (including the Preparatory Business Transfers), since the Balance Sheet Date, the Business has been conducted in the ordinary course of business consistent with past practices, there has not been any event, occurrence or development that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and through the date of this Agreement, no action with respect to the Business or any Group Company has been taken that would, if taken after the date hereof, have required the consent of Buyer under clauses (i), (iii), (vi) and (viii) – (xxi) of Section 5.01(a).
Section 3.08  No Undisclosed Liabilities. Except as set forth in the Disclosure Schedules, as of the date of this Agreement, (a) there is no Liability of the Business, except for liabilities, debts and obligations (i) reflected or reserved for on the Financial Statements, (ii) that have arisen since the Balance Sheet Date in the ordinary course of the operation of the Business, (iii) incurred in connection with the transactions contemplated by the Transaction Documents or (iv) that are not material to the Business, taken as a whole and (b) any material fee, assessment or other change based on escheat, abandoned or unclaimed property Laws has been remitted to the appropriate Governmental Authority.
Section 3.09  Material Contracts.
(a)            Except as set forth in Schedule 3.09(a) and excluding any Contract that is a Retained Asset, as of the date of this Agreement, no Group Company or Retained Company is a party to or bound by any of the following types of Contracts that are used in the conduct of the Business (any such Contract, a “Material Contract”):
(i)            any Contract (x) with a Material Supplier or (y) requiring annual payments by the Business of $3,000,000 or more that cannot be terminated on not more than sixty (60) days’ notice without payment by the Business of any penalty;
(ii)            any Contract (x) with a Material Customer or (y) providing for annual payments to the Business of $3,000,000 or more;
(iii)            any partnership, joint venture or other similar agreement (including any material agreement providing for joint research, development or marketing);
(iv)            any Contract that (x) purports to limit the freedom of the Business to compete in any line of business or with any Person or in any area which would purport to limit the freedom of any Group Company or Buyer after the Closing Date or (y) contains most-favored-nation, exclusivity obligations or similar restrictions or obligations binding on the Business;

(v)            any Contract pursuant to which a right to use any Intellectual Property Rights that are material to the Business is granted by (A) the Group Companies to a third party or (B) a third party to the Group Companies, other than COTS Licenses;
(vi)            excluding the Foreign Notes, the Credit Facility and Indenture, any Contract relating to Indebtedness for borrowed money in excess of $100,000;
(vii)            any Contract granting a Lien (other than a Permitted Lien) on any material asset of the Business (including Transferred Business Assets) or on any Shares, other than a Lien that will be released prior to or as of Closing;
(viii)            any Contract under which (A) any Person (other than a Group Company) has directly or indirectly guaranteed any liabilities or obligations in excess of $100,000 of the Business or (B) any Group Company has directly or indirectly guaranteed any liabilities or obligations in excess of $100,000 of any other Person (other than a Group Company);
(ix)            any Lease with annual rent in excess of $500,000;
(x)            any Contract requiring future capital expenditure obligations in excess of $250,000;
(xi)            any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise), or a material amount of assets, properties or rights under which, after the Closing, any Group Company will have any future obligation with respect to an “earn out,” contingent purchase price, or similar contingent payment obligation;
(xii)            any Contract with respect to an Affiliate Transaction;
(xiii)            any Contract relating to any interest rate, derivatives or hedging transaction;
(xiv)            any Shared Contract requiring annual payments by or to the Business in excess of $1,000,000;
(xv)            any Contract pursuant to which the Business has a material obligation with respect to indemnification, guarantee or warranty provisions, other than agreements with customers and vendors entered into in the ordinary course of business consistent with past practices;
(xvi)            any Contract for or relating to the making of any loans or advances to another Person for amounts in excess of $100,000, other than (A) as may be among the Group Companies and no other party and (B) Contracts under which the Group Companies will have no continuing obligations as of Closing;

(xvii)            any settlement agreement (x) imposes any material non-monetary obligation or restriction on the Business or (y) with respect to any Action that would have reasonably been expected to result in material Liability to the Business; or
(xviii)            any employment or consulting agreements with a Business Employee or consultant whose annual base compensation in the calendar year ending December 31, 2019 is expected to exceed $250,000, except for any such agreement that is terminable upon 30 days’ notice or less, and for which the liabilities arising from such transaction are reasonably expected to be greater than $250,000; or
(xix)            any Collective Bargaining Agreement or other similar labor union contract.
(b)            Seller has made available to Buyer a copy of each Material Contract, including all modifications thereto. All of the Material Contracts are, subject to any termination or expiration occurring after the date of this Agreement in accordance with the terms of a Material Contract, (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Group Company party thereto and, to the knowledge of Seller, represent the legal, valid and binding obligations of the other parties thereto; provided, in each case, that (x) such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, fraudulent transfer, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (y) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. (A) No Group Company or, to the knowledge of Seller, any other party thereto is in material breach of or material default under any Material Contract, (B) no Group Company or Seller has received any written claim or notice of material breach of or material default under any such Material Contract and (C) no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default or intention to terminate under any such Material Contract (in each case, with or without notice or lapse of time or both). The Business is not obligated to pay any currently outstanding penalties, liquidated damages or other additional payment amounts in respect of missed deadlines, inadequate performance or other failures to fulfill its obligations under the terms and conditions of any Material Contract, other than penalties, liquidated damages or amounts that would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Business, taken as a whole.
Section 3.10  Litigation. Except as set forth in Schedule 3.10(a), since January 1, 2016 there have been and are no pending, and since January 1, 2016, there have not been, nor to the knowledge of Seller (a) threatened in writing any lawsuits, actions, suits, claims or other proceedings at Law or in equity or, to the knowledge of Seller, investigations before or by any Governmental Authority against the Business that, in each case, if resolved adversely against the Group Companies, would reasonably be expected to be material to the Group Companies, taken as a whole and (b) any outstanding Governmental Orders, unsatisfied judgments, penalties or awards against or affecting in any material respect any Group Company, the Business or any of their properties or assets.

Section 3.11  Compliance with Laws.
(a)            Each Group Company is, and has been since January 1, 2016, in compliance with all applicable Laws in all material respects, and no Group Company or Retained Company has received any notice to the effect that a Governmental Authority claimed or alleged that the Business was not in compliance in all material respects with all Laws applicable to any Group Company. Since January 1, 2016, no event has occurred that with notice or lapse of time would constitute a violation or failure to comply with any applicable Law relating to the Business and no condition or state of facts exists that is reasonably likely to give rise to a violation of, or a liability or default under, any applicable Law, in each case, except as would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Business, taken as a whole.
(b)            Without limiting the foregoing, the Group Companies and each of their respective officers, directors, employees, agents, distributors, and other individuals or entities acting for or on behalf of the Business (collectively, the “Relevant Persons”) have not directly or indirectly violated or taken any act in furtherance of violating any provision of the U.S. Foreign Corrupt Practices Act of 1977 (as amended), the U.K. Bribery Act 2010, or any other anti-corruption or anti-bribery laws or regulations applicable to the Business.
(c)            Without limiting the foregoing, the Relevant Persons have not directly or indirectly taken any act in furtherance of any payment, gift, bribe, rebate, loan, payoff, kickback, or any other transfer of value – or offer, promise, or authorization thereof – to any individual or entity, including any Government Official, for the purpose of: (i) improperly influencing or inducing such individual or entity to do or omit to do any act or to make any decision in an official capacity or in violation of a lawful duty; (ii) inducing such individual or entity to influence improperly his or her or its employer, public or private, or any Governmental Entity, to affect an act or decision of such employer or Governmental Entity, including to assist any individual or entity in obtaining or retaining business; or (iii) securing any improper advantage (e.g., to obtain a tax rate lower than allowed by applicable Law).
(d)            The Relevant Persons have not in the course of their actions for, or on behalf of, the Business engaged directly or indirectly in transactions: (i) connected with any of Crimea, Cuba, Iran, North Korea, or Syria; (ii) connected with any government, country, or other individual or entity that is the target of U.S. economic sanctions administered by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) or by Her Majesty’s Treasury in the U.K., or the target of any applicable U.N., E.U. or other international sanctions regime, including any transactions with specially designated nationals or blocked persons designated by OFAC or with persons on any U.N., E.U. or U.K. assets freeze list; or (iii) prohibited by any Law administered by OFAC, or by any other economic or trade sanctions Law of the U.S. or any other jurisdiction.
Section 3.12  Real Property.
(a)            The Owned Real Property set forth on Schedule 3.12(a)(i) and the Leased Real Property set forth on Schedule 3.12(a)(ii), including the street address of each parcel and the identification of the lessee and lessor under each Lease, is an accurate and complete list of all of the real property (other than Retained Assets) that is owned or leased by the Group Companies or primarily used or held for use by the Business as of the date of this Agreement. The use and operation of the Owned Real Property and the Leased Real Property by the Business does not violate any Law, covenant, conditions, restriction, easement, license, Permit or Contract, in each case, except as would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Business, taken as a whole.

(b)            Except as would not result in a Liability that is material to the Business taken as a whole, or materially impair the conduct of the Business, the relevant Group Company (after giving effect to the Preparatory Business Transfers) has (i) good and marketable fee simple title to the Owned Real Property and (ii) good and valid leasehold estate in the Leased Real Property, in each case free and clear of all Liens other than Permitted Liens.
(c)            Except for Permitted Liens, as contemplated by the Transition Services Agreement or as would not reasonably be expected, individually or in the aggregate, to result in Liability that is material to the Business, taken as a whole, or otherwise materially and adversely impair the conduct of the Business, taken as a whole, no Person other than the Group Companies has the right to use or occupy the Real Property.
(d)            Seller has made available to Buyer a copy of each Lease to the extent in Seller’s possession. To the knowledge of Seller, as of the date hereof, (i) each Lease (together with any amendment thereto) is valid and in full force and effect, is unmodified and represents the entire agreement between the applicable Group Company, as tenant, and the applicable lessor, (ii) no written notices of termination, non-renewal or renegotiation of the terms of any Lease have been received by any of the Group Companies or Retained Companies and (iii) no written notices of default under any such lease or sublease have been received by any of the Group Companies or Retained Companies with respect to any Lease within the three-year period prior to the date of this Agreement, except, in each case, as would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Business, taken as a whole.
(e)            No Group Company or Retained Company has received any written notice from any Governmental Authority that (i) any condemnation proceeding is pending or threatened with respect to any Real Property or (ii) any zoning or building code, ordinance, order or regulation is violated in any material respect by the operation or use of the Real Property.
Section 3.13  Intellectual Property.
(a)            Schedule 3.13(a) contains a list of all issued Patents, applications for Patents, registered Trademarks, applications for the registration of Trademarks, registered copyrights and applications for the registration of copyrights included in the Transferred Intellectual Property Rights, indicating for each item (i) the current owner (including, with respect to Internet domain names, the current registrant), (ii) the jurisdiction where the application, registration or issuance is filed, (iii) the application, registration or issue number (as applicable), and (iv) the application, registration or issue date (as applicable) (the “Registered Transferred IP”). The Registered Transferred IP set forth on Schedule 3.13(a) is subsisting and, to the knowledge of Seller, the Registered Transferred IP is valid and enforceable.
(b)            All current and former employees and independent contractors of Seller or the Group Companies who created Transferred Intellectual Property Rights that are material to the Business have executed written agreements that assign to Seller or a Group Company all of their rights in and to such Transferred Intellectual Property Rights, unless Seller or the applicable Group Company owns all such Transferred Intellectual Property Rights pursuant to applicable Law.

(c)            Giving effect to the Preparatory Business Transfers, the Group Companies are the sole and exclusive owners of all Transferred Intellectual Property Rights free and clear of all Liens, except Permitted Liens. As of the date hereof, no Action is pending that challenges the validity, ownership or enforceability of any of the material Registered Transferred IP. To the knowledge of Seller, since January 1, 2016, no third party has infringed, misappropriated or violated a material Transferred Intellectual Property Right.
(d)            Since January 1, 2016, and to the knowledge of Seller, the Group Companies have not infringed, misappropriated, diluted or otherwise violated any Intellectual Property Rights of any other Person, and Seller and the Group Companies have not received any charge, complaint, claim, demand or notice since January 1, 2016 alleging that any Group Company is infringing, misappropriating, diluting or otherwise violating any Intellectual Property Rights of any other Person (including any claim that the Group Companies must license or refrain from using any Intellectual Property Rights of any third party).
(e)            The Group Companies have used commercially reasonable efforts to maintain (i) the Registered Transferred IP that is material to the Business (including making and maintaining in full force and effect all necessary filings, registrations and issuances) and (ii) the secrecy of all material trade secrets and material confidential information included in the Transferred Intellectual Property Rights or Intellectual Property Rights licensed from a third party.
Section 3.14  Information Technology, Data Security and Privacy.
(a)            The IT Systems (i) are, in all material respects, in good repair and operating condition and are in all material respects adequate and suitable (including with respect to working condition, security, performance and capacity) for the purposes for which they are being used by the Business and (ii) do not contain any Malware that would reasonably be expected to materially interfere with the ability of the Group Companies to conduct their business or present a material risk of unauthorized access, disclosure, use, corruption, destruction or loss of any personally identifiable information, data or non-public information contained therein or transmitted thereby. Since January 1, 2016, there have been no data breaches, or unauthorized access or use with respect to the IT Systems that has resulted in the unauthorized access, use, disclosure, modification, encryption, loss or destruction of any material information or any Personal Information stored or processed by the Group Companies.
(b)            The Group Companies (i) have implemented, maintain, and comply with commercially reasonable written security, business continuity and backup and disaster recovery plans and procedures with respect to the IT Systems and (ii) have taken steps to test such plans and procedures, and such plans and procedures have been proven effective upon such testing in all material respects. Since January 1, 2016, (x) there has been no failure, breakdown, persistent substandard performance, unauthorized access or use, or other adverse event affecting any of the IT Systems that had a material adverse effect on the Business, taken as a whole, and (y) no Group Company has been notified by any Person (including pursuant to an audit of the Business by such Person) of any material data security, information security or other technological deficiency with respect to the IT Systems, in each case of (x) and (y), that has caused or could reasonably be expected to cause any material disruption to the conduct of the Business or presents a material risk of unauthorized access, disclosure, use, corruption, destruction or loss of any material information or Personal Information.

(c)            Since January 1, 2016, (i) the Group Companies have been and are in compliance, in all material respects, with all Privacy Laws, including with respect to making available Personal Information to vendors of the Group Companies and other third Persons, and (ii) a privacy statement regarding the Group Companies’ collection and use of Personal Information has been and is posted and accessible to individuals from whom the Group Companies collects such Personal Information.
Section 3.15  Title to and Sufficiency of Assets.
(a)            Except for the Transferred Business Assets and those rights, assets and properties to which Buyer will have access to pursuant to the other Transaction Documents (including the Transition Services Agreement), the Group Companies, in the aggregate, are the record and beneficial owner of, and have good and valid title to, or in the case of Leased Real Property, valid leasehold interests in, all the rights, assets and properties required for the operation of the Business as of the Balance Sheet Date, the date of this Agreement and the Closing (other than the Retained Assets), in each case, free and clear of all Liens, except for Permitted Liens; and the Group Companies, in the aggregate, will be, as of the Closing, the record and beneficial owner of, and have good and valid title to, the Transferred Business Assets (exclusive of the Non-Assignable Assets for which the applicable consents to assignment have not been received prior to Closing).
(b)            The rights, assets and properties of the Group Companies, after giving effect to the Preparatory Business Transfers, together with all other rights of Buyer or the Group Companies pursuant to the Transaction Documents, immediately after the Closing, will constitute all of the assets and properties that are required to operate the Business in substantially the manner conducted on the date hereof and on the Balance Sheet Date by Seller and its Subsidiaries (exclusive of the Non-Assignable Assets for which the applicable consents to assignment have not been received prior to Closing); provided, however, with respect to Intellectual Property that is not owned by the Group Companies, the foregoing representation is solely made to Seller’s knowledge.
(c)            All tangible personal property material to the Business is in adequate operating condition for its respective present uses and operation, given the age of such property and the use to which such property is put, ordinary wear and tear excepted.
Section 3.16  Permits. The Group Companies possess all material governmental permits, approvals, orders, authorizations, consents, licenses, certificates, franchises, exemptions of, or filings or registrations with, or issued by, any Governmental Authority necessary for the ownership and use of the Business’s assets and properties, and necessary for the operation of the Business as currently conducted (the “Permits”), except when either (i) the transfer of such Permit to a Group Company is contemplated by the Preparatory Business Transfers or (ii) the failure to possess such Permit would not reasonably be expected to, individually or in the aggregate, be materially adverse to the Business, taken as a whole. All such Permits are in full force and effect, and, as of the date hereof, (i) there are no lawsuits or other proceedings pending or threatened in writing before any Governmental Authority that seek the revocation, cancellation, suspension or adverse modification thereof, and, to the knowledge of Seller, there is no reason to believe that any such action may occur and (ii) the Group Companies are not in default, and no condition exists that with notice or lapse of time or both would constitute a default, in each case, as to the foregoing clauses (i) and (ii), except as would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Business, taken as a whole.

Section 3.17  Employee Benefit Plans.
(a)            Schedule 3.17(a) sets forth a true and complete list, as of the date hereof, of each material Group Company Plan and each material Seller Plan. Schedule 3.17(a) separately identifies each Foreign Plan on a country-by-country basis.
(b)            Seller has made available to Buyer copies of (i) each material Group Company Plan and each material Seller Plan, (ii) summary plan descriptions with respect to each material Group Company Plan and each material Seller Plan for which a summary plan description is required, (iii) all determination, opinion or advisory letters from the Internal Revenue Service with respect to any Group Company Plan and Seller Plan intended to be qualified under Section 401(a) of the Code, (iv) with respect to each material Group Company Plan and each material Seller Plan, the most recent Form 5500 required to have been filed with the Internal Revenue Service and schedules thereto, (v) all material communications received from or sent to the Internal Revenue Service or the Department of Labor with respect to any Group Company Plan and Seller Plan, and (vi) all current employee handbooks or manuals of the Group Companies.
(c)            Except as would not reasonably be expected to, individually or in the aggregate, result in a material Liability to the Group Companies, to the knowledge of Seller, none of the Seller Plans or Group Company Plans is presently under audit or examination (nor has notice been received of a potential audit or examination) by the Internal Revenue Service, the Department of Labor or any other Governmental Authority.
(d)            None of the Group Company Plans is subject to Title IV of ERISA. None of the Group Companies has incurred, or reasonably expects to incur, any Liability by reason of being an ERISA Affiliate of any Person. None of the Group Companies has any obligation to contribute to any “multiemployer plan” as defined in section 4001(a)(3) of ERISA or any “multiple employer plan” within the meaning of section 4063 or 4064 of ERISA.
(e)            Each Seller Plan and Group Company Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, has pending or is within the remedial amendment period in which to file an application for such determination from the Internal Revenue Service or has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer.

(f)            Other than pursuant to Seller Plans, no current or former Business Employee will become entitled to post-employment death or medical benefits by reason of service to Seller or a Group Company, other than coverage mandated by COBRA.
(g)            The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former Business Employee to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such individual under any Seller Plan or Group Company Plan, or limit or restrict the right to amend, terminate or transfer the assets of any Group Company Plan or (iii) require any contributions or payments by any Group Company to fund any obligations under any Seller Plan or Group Company Plan. The consummation of the transactions contemplated by this Agreement (either alone or in combination with any other event or events) will not give rise to any payment (or acceleration of vesting of any amounts or benefits) that will be an “excess parachute payment” as defined in section 280G of the Code. No Business Employee is entitled to receive any additional payment (including any Tax gross-up or other payment) from Seller, the Group Companies or any of their respective Affiliates as a result of the imposition of the excise taxes required by section 4999 of the Code or any Taxes required by section 409A of the Code.
(h)            Except as would not reasonably be expected to, individually or in the aggregate, result in a material Liability to the Group Companies, (i) the Group Companies have performed in all respects all obligations required with respect to each Group Company Plan and Seller has performed in all respects all obligations required with respect to Business Employees under each Seller Plan, (ii) each Group Company Plan and with respect to Business Employees each Seller Plan has been maintained in compliance with its terms and Law and (iii) all payments (including premiums due) and all employer and employee contributions required to have been collected in respect of each Group Company Plan and with respect to Business Employees each Seller Plan have been paid when due.
(i)            Except as would not reasonably be expected to, individually or in the aggregate, result in a Liability that is material to the Business, taken as a whole, there is no material Action pending or, to the knowledge of Seller, threatened against (i) any Group Company Plan or the assets of any Group Company Plan (other than routine claims for benefits) and no facts or circumstances exist that reasonably could give rise to any such material Action or (ii) any Seller Plan or the assets of any Seller Plan (other than routine claims for benefits) and no facts or circumstances exist that reasonably could give rise to any such material Action.
(j)            Each Foreign Plan (i) has been established, maintained, administered and operated in all material respects in compliance with its terms and all applicable Laws; (ii) if required to be registered or approved by a non-U.S. Governmental Authority, has been registered or approved and has been maintained in good standing with applicable regulatory authorities, and, to the knowledge of Seller, no event has occurred since the date of the most recent approval or application therefor relating to any such Foreign Plan that would reasonably be expected to adversely affect any such approval or good standing; (iii) if intended to qualify for special Tax treatment, meets all requirements for such treatment; (iv) if required to be funded or insured, is fully funded or fully insured, including any back-service obligations, on an ongoing, termination or solvency basis (determined using reasonable actuarial assumptions) in compliance with applicable Laws; and (v) is not subject to any pending or, to the knowledge of Seller, threatened claims by or on behalf of any participant in any Foreign Plan, or otherwise involving any such Foreign Plan or the assets of any Foreign Plan, other than routine claims for benefits.

Section 3.18  Employees.
(a)            Except as would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Business, taken as a whole, (i) the Group Companies and Seller are in compliance with all Laws respecting labor, employment, and social security system matters, including but not limited to all Laws respecting terms and conditions of employment or engagement, fair employment practices, employment standards, workers’ compensation, occupational safety and health requirements, plant closings, wages and hours, pay equity, classification, withholding of taxes, discrimination, sexual harassment, affirmative action, work authorization, immigration, disability rights, equal opportunity, human rights, labor relations, employee leave issues and unemployment insurance, and (ii) as of the date hereof, there are no complaints, lawsuits or other proceedings pending or, to the knowledge of Seller, threatened in writing against the Group Companies brought by or on behalf of any Business Employee.
(b)            Schedule 3.18(b) sets forth a list of the collective bargaining, works council or similar labor organization agreements presently covering any Business Employee. To the knowledge of Seller and except as set forth on Schedule 3.18(b), there are no labor unions engaged in any organizing activity with respect to any Business Employees and there is no group of Business Employees that has made a pending demand for recognition by the Group Companies. Except as would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Business, taken as a whole, during the past three years there has not been, and there is not, as of the date hereof, pending nor, to the knowledge of Seller, threatened, any strike, slowdown, picketing, or work stoppage by Business Employees.
(c)            Seller has provided to Buyer a schedule of all Business Employees as of the date of this Agreement (the “Employee List”); provided, that, if Seller is prohibited from providing Buyer with the name of any such employee under Law, Seller has provided a serial number for such employee instead of a name, and shall update the Employee List following the date of this Agreement to add such employee’s name when and as permitted under Law. Revisions to the Employee List following the date of this Agreement may be made by Seller periodically prior to the Closing Date to reflect new hires, employment terminations, changes to employment status and any other material changes thereto, and Seller shall provide an updated Employee List to Buyer at least three (3) days prior to the Closing. The services of all of the Business Employees are primarily related to the Group Companies, and there is no employee whose services primarily relate to the Group Companies whose name is not on the Employee List.
(d)            Seller shall have provided Buyer prior to the Closing the following information with respect to each individual on the Employee List: (i) number of years of service with Seller or its Subsidiaries; (ii) job title; (iii) base salary or wage rate; (iv) target bonus information (other than for employees in sales positions); (v) length of recognized service; and (vi) job location; provided, however, that Seller’s obligation to provide such information shall be subject in all respects to Law.

(e)            There is no officer, executive or group of key Business Employees of the Group Companies that has indicated an intention to terminate his, her or their employment with the Group Companies and, to the knowledge of Seller, no executive, key employee or group of employees has any plans to terminate employment with the Group Companies.
Section 3.19  Environmental Matters. Except as would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Business, taken as a whole:
(a)            the Group Companies are, and since January 1, 2016 have been, in compliance with all applicable Environmental Laws, including, but not limited to, the possession of, and compliance with, any Permits required by applicable Environmental Laws.
(b)            since January 1, 2016, no notice, claim, inquiry, order, request for information, complaint, penalty, demand or violation notice has been made and there is no Action and, to knowledge of Seller, no investigation pending or threatened in writing, that (A) alleges the actual or potential violation of or noncompliance with any Environmental Law or any Permit required by any applicable Environmental Law, alleges any potential Liability or Damages arising under or relating to any Environmental Law, including any investigatory, remedial, natural resource, response, removal or corrective obligations, or seeks to revoke, amend, modify or terminate any Permit required by any applicable Environmental Law, (B) relates to the Group Companies and (C) has not been settled, dismissed, paid or otherwise resolved without ongoing obligations or costs.
(c)            there is no past or present contamination, release, or spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of any Hazardous Substances in violation of applicable Environmental Law or in a manner that has resulted or would reasonably be expected to result in a material liability to any of the Group Companies, at, on, under or from any currently or formerly owned or leased property or facility relating to the Group Companies.
(d)            Seller has made available to Buyer copies of all environmental reports and studies in its possession concerning environmental conditions at any Real Property.
Section 3.20  Taxes.
(a)            Each of the Group Companies has timely filed all Income Tax Returns and all other material Tax Returns that are required to be filed by it (taking into account applicable extensions), all such Tax Returns are true and complete in all material respects and each of the Group Companies has paid all material Taxes whether or not reflected on such Tax Returns. All material Taxes required to be withheld by the Group Companies have been withheld and, to the extent required, have been paid over to the appropriate Taxing Authority.

(b)            No deficiency or claim with respect to any Taxes or any adjustment to Taxes has been asserted or assessed by any Taxing Authority in writing against any of the Group Companies (or, to the knowledge of Seller, has been threatened or proposed), except for such deficiencies, claims or adjustments that have been satisfied by payment, settled or withdrawn. No audit or other proceeding by any Taxing Authority is in progress with respect to any Taxes due from the Group Companies, and none of the Group Companies has received written notice from any Taxing Authority that any such audit or proceeding is contemplated or pending.
(c)            No waiver or extension of the statute of limitations is currently in effect for the assessment of any material Taxes of any of the Group Companies.
(d)            No Liens for Taxes upon the assets of the Group Companies have been filed, other than for Permitted Liens.
(e)            No Group Company has received a written notice from a Taxing Authority to pay Taxes or file Tax Returns in a jurisdiction where the Group Company does not pay Taxes or file Tax Returns with respect to any taxable period for which the period of assessment or collection remains open and which has not been resolved.
(f)            No Group Company is a party to, is otherwise bound by or has any obligation under, any Tax sharing, Tax allocation or Tax indemnity agreement or other similar Contract, other than (i) any Tax sharing, allocation or indemnification agreement the only parties to which are any of Seller and its Subsidiaries, (ii) any customary commercial Contracts not primarily related to Taxes and (iii) customary Tax gross-up or Tax allocation provisions in financing agreements or property leases.
(g)            No Group Company has any liability for the Taxes of any Person (other than the Taxes of Seller or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor or by Contract (other than customary commercial Contracts not primarily related to Taxes).
(h)            No Group Company has been party to a transaction that is a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).
(i)            No Group Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Income Tax law) executed on or prior to the Closing; (iii) installment sale or open transaction disposition made on or prior to the Closing; (iv) any election pursuant to Section 108(i) of the Code (or any similar provision of state, local or foreign law) made with respect to any Pre-Closing Tax Period; or (v) prepaid amount received on or prior to the Closing.
(j)            No Group Company will be required to pay any amounts to any Taxing Authority in any taxable period (or portion thereof) ending after the Closing Date as a result of any election made pursuant to Section 965(h) of the Code.

(k)            Section 3.20(k) of the Disclosure Schedule lists each entity classification election and change in entity classification that has been made under Treasury Regulation Section 301.7701-3 with respect to the Group Companies for U.S. federal income Tax purposes.
(l)            As of the Closing, no Group Company will be a party to a “gain recognition agreement” within the meaning of the Treasury Regulations under Section 367 of the Code.
(m)            In the two-year period prior to the date hereof, no Group Company has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.
(n)            Since the end of the last period for which the Group Companies ordinarily record items on their respective books, none of the Group Companies has engaged in any transaction, or taken any other action, that would reasonably be expected to result in a materially increased Tax liability or materially reduced Tax asset, except for (i) any transaction engaged, or action taken, in the ordinary course of business and (ii) any transaction or action contemplated by the Transaction Documents, including the Preparatory Business Transfers and the Internal Restructuring.
(o)            Except for the representations and warranties set forth in Section 3.20(f), Section 3.20(i) and Section 3.20(j), no breach or inaccuracy of any representation or warranty in this Section 3.20 shall entitle any Buyer Indemnitees to be indemnified for Damages with respect to any Taxes relating to or arising in any Post-Closing Tax Period.
Section 3.21  Finders’ Fees. Except for Robert W. Baird & Co. Incorporated, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Seller or its Subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.
Section 3.22  Insurance. The Business has been continuously covered for the past three years by valid and currently effective insurance policies or binders of insurance (including, but not limited to, general liability insurance, property insurance and workers’ compensation insurance) issued in favor of the Business by the insurance companies listed on Schedule 3.22(a) (collectively, as they relate to the Business, the “Insurance Policies”). The Insurance Policies are reasonably appropriate coverage for the current conduct of the Business. Schedule 3.22(a) lists each Insurance Policy maintained by or for the benefit of the Business as of the date hereof, specifying for each the amount thereof,  the name of the insurer, the policy or other identification number, the expiration date,  the annual premium and all claims made by or on behalf of the Business that would exceed the applicable deductible under any Insurance Policy. All Insurance Policies are in full force and effect, and no written notice of cancellation, termination or revocation or other written notice that any Insurance Policy is no longer in full force or effect or that the issuer of any Insurance Policy is not willing or able to perform its obligations thereunder has been received by Seller or its Subsidiaries. Since January 1, 2016, there has been no material claim by or with respect to the Business pending under any Insurance Policy as to which coverage has been questioned, denied or disputed by the underwriter of such Insurance Policy or in respect of which such underwriter has reserved its rights or refused to cover all or any portion of such claims. All premiums payable under such policies have been timely paid, and Seller and its Subsidiaries have complied fully with the terms and conditions of the Insurance Policies in all material respects. Since the time any such policies were last renewed or issued, there has not been any threatened termination of, premium increase with respect to or alteration of coverage under, any Insurance Policy. There are no claims pending against any insurer that is insolvent or in financial distress. Except as set forth on Schedule 3.22(b), Seller and its Subsidiaries have not established any self-insurance program for claims relating to the Business.

Section 3.23  Intercompany Transactions; Affiliate Transactions; Shared Contracts.
(a)            Schedule 3.23(a) lists all material agreements, arrangements and other commitments or transactions to or by which any Group Company, on the one hand, and any Retained Company, on the other hand, are or have been parties or otherwise bound or affected and that are currently pending or in effect (any such transaction, an “Intercompany Transaction”), other than the Foreign Notes. Each Intercompany Transaction was on terms and conditions (x) no more favorable to the Retained Companies than as would be obtainable by them at the time in a comparable arm’s-length transaction or (y) that satisfy applicable “transfer pricing” Laws.
(b)            Schedule Section 3.23(b) lists all Contracts (other than employment agreements or customary confidentiality agreements and invention assignment agreements entered into with employees generally) between any Group Company and any present officer or director of any Group Company or any person that has served as such an officer or director since January 1, 2016 or, to the knowledge of Seller, any of such officer’s or director’s immediate family members or any Affiliate of any such officer or director or owner (any such Contract, an “Affiliate Transaction”), other than the Foreign Notes. Each Affiliate Transaction was on terms and conditions no more favorable to such officer, director, immediate family member or Affiliate than as would be obtainable by them at the time in a comparable arm’s-length transaction.
(c)            Schedule 3.23(c) lists all of the Shared Contracts requiring annual payments by or to the Business in excess of $1,000,000 and whose services or goods are not otherwise provided to the Group Companies or Buyer from and after the Closing pursuant to the Transition Services Agreement. There are no material Shared Contracts with customers of the Business.
(d)            Since January 24, 2019, there have not been any transfers of personnel between a Retained Company and the Business other than in the ordinary course of business.
Section 3.24  Customers and Suppliers. Schedule 3.24 sets forth (a) the top twenty (20) customers of the Business, based on revenue generated during the twelve month period ended August 31, 2018 and the amount of such revenue for each such period (each such customer, a “Material Customer”) and (b) the top ten (10) suppliers of the Business, based on expenditures during the twelve month period ended August 31, 2018, and the amount of such expenditures for each such period (each such supplier, a “Material Supplier”). No Material Customer or Material Supplier has terminated or materially and adversely changed its relationship with the Business in the past twelve (12) months, and Seller and its Subsidiaries have not received any written notice, or, to the knowledge of Seller, oral notice, to the effect that any such customer or supplier intends to terminate or otherwise materially and adversely change its relationship with the Business, including, but not limited to, in each case as a result of this Agreement or the transactions contemplated by this Agreement.

Section 3.25  Warranties; Products Liability.
(a)            Buyer has been provided a true and correct copy of the terms of the standard warranties provided by the Business as of the date hereof with respect to products sold by the Business. Except as would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Business, taken as a whole, neither Seller nor any of its Subsidiaries has provided any warranty with respect to a material amount of products of the Business that remains in effect and materially deviates from such standard warranties. There are no claims pending or, to the knowledge of Seller, threatened against any Group Company with respect to the quality of or absence of defects in such products or services of the Business that would be expected to result in a material Liability to the Business, taken as a whole.
(b)            There are no, and since January 1, 2016 there have been no, product liability Actions pending or, to the knowledge of Seller, threatened against Seller or any of its Subsidiaries in respect of the Business, which if successful, would reasonably be expected to be material to the Business, taken as a whole. There have been no product recalls (whether voluntary or involuntary) of the products produced by the Business since January 1, 2016.
Section 3.26  No Other Representations and Warranties. Except for the representations and warranties contained in this Article III, or any other Transaction Document, none of the Retained Companies or any of their respective Representatives has made or is making any express or implied representation or warranty with respect to Seller or the Foreign Sellers, Seller’s Subsidiaries (including the Group Companies) or any of the Shares or with respect to any other information provided, or made available, to Buyer or any of its Affiliates or Representatives in connection with the transactions contemplated hereby. Seller and its Affiliates and Representatives will not have or be subject to any Liability to Buyer, its Affiliates or Representatives resulting from Buyer’s use of, or the use by any of its Affiliates or Representatives of, any such information, including information, documents, projections, forecasts or other material made available to Buyer, its Affiliates or Representatives in any “data rooms,” teaser, confidential information memorandum or management presentations in connection with the transactions contemplated by this Agreement, except to the extent included in a representation or warranty contained in this Article III or any other Transaction Document. Seller and its Affiliates disclaim any and all other representations and warranties, whether express or implied. Notwithstanding anything to the contrary contained in this Agreement, none of the Retained Companies or any of their respective Representatives makes any express or implied representation or warranty with respect to the Retained Businesses.

Article IV
Representations and Warranties of Buyer
Buyer represents and warrants to Seller as of the date of this Agreement and as of the Closing Date (or, in the case of representations and warranties that by their terms address matters as of a specified date, then as of such date) that:
Section 4.01  Existence and Power. Buyer is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware and has the requisite limited liability company power and authority to own or lease its assets and to conduct its business in all material respects as it is now being conducted. Buyer is duly licensed or qualified in each jurisdiction in which the ownership or operation of its assets or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not reasonably be expected to, individually or in the aggregate, interfere with, prevent or delay the ability of Buyer to enter into and perform its obligations under the Transaction Documents to which it is a party or consummate the transactions contemplated thereby.
Section 4.02  Authorization. The execution, delivery and performance by Buyer of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby are within the limited liability company powers of Buyer and have been (or will be prior to execution) duly authorized by all necessary action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and (assuming the due and valid execution and delivery of this Agreement by Seller) constitutes a legal, valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and to general principles of equity. Each other Transaction Document shall be duly and validly executed by Buyer at or prior to the Closing and, upon such execution and delivery by Buyer and the due and valid execution and delivery of such Transaction Document by each other party thereto, shall constitute a legal, valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and to general principles of equity.
Section 4.03  Governmental Authorization. The execution, delivery and performance by Buyer of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby require no material action by or in respect of, or material filing with, any Governmental Authority, other than compliance with any applicable requirements of the Competition Laws and the Share Transfer Laws.
Section 4.04      Noncontravention. The execution, delivery and performance by Buyer of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby do not and will not (a) violate the Organizational Documents of Buyer, (b) assuming compliance with the matters referred to in Section 4.03, violate any Law, (c) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any material right or obligation or to a loss of any material benefit to which Buyer or any of its Affiliates is entitled under any provision of any agreement or other instrument binding upon Buyer or any of its Affiliates or (d) result in the creation or imposition of any material Lien on any asset of Buyer or any of its Affiliates (except, in the case of clauses (c) and (d), as would not reasonably be expected to, individually or in the aggregate, interfere with, prevent or delay the ability of Buyer to enter into and perform its obligations under the Transaction Documents to which it is a party or consummate the transactions contemplated thereby).

Section 4.05  Financial Ability.
(a)            As of the date of this Agreement, Buyer has received an executed equity commitment letter, dated as of the date hereof (the “Equity Commitment Letter”), from the Guarantor, pursuant to which the Guarantor has committed to provide equity financing in an aggregate amount of $216,500,000, subject to terms and conditions set forth therein (the “Equity Financing”), which Equity Commitment Letter expressly provides that Seller is a third-party beneficiary thereto. A true and complete copy of the Equity Commitment Letter and the ABL Debt Commitment Letter has been previously provided to Seller. Buyer has fully paid any and all commitment fees or other fees required by such Equity Commitment Letter to be paid on or before the date hereof. The Equity Commitment Letter is a legal, valid and binding obligation of Buyer and, to the knowledge of Buyer, the other parties thereto, in each case, except as limited by the application of bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights or to general principles of equity, and is in full force and effect, and has not been amended, modified, withdrawn, terminated or rescinded in any respect. As of the date hereof, no amendment or modification to, or withdrawal, termination or rescission of, any Equity Commitment Letter is currently contemplated. Assuming the funding in full of the Equity Financing on the Closing Date, the accuracy of the representations and warranties of Seller set forth in Article III and the performance by Seller of its obligations under this Agreement, Buyer will have on the Closing Date sufficient funds to consummate the transactions contemplated by this Agreement. Buyer has not incurred any obligation, commitment, restriction or liability of any kind, and is not contemplating or aware of any obligation, commitment, restriction or liability of any kind, in either case, which would reasonably be expected to impair or adversely affect Buyer’s ability to use the Equity Financing to consummate the transactions contemplated by this Agreement. Buyer understands and acknowledges that under the terms of this Agreement, Buyer’s obligation to consummate the transactions contemplated by this Agreement is not in any way contingent upon or otherwise subject to Buyer’s consummation of any financing arrangements, Buyer’s obtaining of any financing or the availability, grant, provision or extension of any financing to Buyer. As of the date hereof, there are no side letters or other legally binding agreements, contracts or arrangements related to the Equity Financing other than as expressly set forth in the applicable Equity Commitment Letter between the parties thereto that would reasonably be expected to adversely affect the availability of the Equity Financing to be funded on the Closing Date pursuant to the terms of the Equity Commitment Letter. The Equity Financing to be funded on the Closing Date is subject to no conditions precedent other than those set forth in the Equity Commitment Letter. As of the date hereof, to the knowledge of Buyer, assuming the accuracy of the representations and warranties of Seller set forth in Article III and the performance by Seller of its obligations under this Agreement in satisfaction of the conditions set forth in Section 8.02, Buyer (A) is not in material breach of the Equity Commitment Letter and no event has occurred which, with or without notice, lapse of time or both, would constitute a material default or material breach on the part of Buyer under the Equity Commitment Letter and (B) does not have any reason to believe that any of the conditions to the availability of the Equity Financing would not be satisfied by the Closing Date or that the Equity Financing would not be available to Buyer on the Closing Date.

(b)            Concurrently with the execution of this Agreement, Guarantor has delivered to Seller the duly executed Guaranty. The Guaranty is in full force and effect, has not been amended or modified, and is a legal, valid, binding and enforceable obligation of the Guarantor. No event has occurred which (with or without notice, lapse of time or both) would constitute a default on the part of the Guarantor under the Guaranty.
Section 4.06  Litigation. There are no Actions pending or, to the knowledge of Buyer, threatened in writing against Buyer, except for such Actions as would not reasonably be expected to, individually or in the aggregate, interfere with, prevent or delay the ability of Buyer to enter into and perform its obligations under the Transaction Documents to which it is a party or consummate the transactions contemplated thereby.
Section 4.07  Solvency. Assuming that the conditions set forth in Sections 8.02(a), (b) and (c) are satisfied at the Closing, and after giving effect to the transactions contemplated by this Agreement, at and immediately after the Closing, Buyer and its Affiliates (including the Group Companies) on a consolidated basis (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its recourse debts as they mature or become due), (b) will have adequate capital and liquidity with which to engage in its business and (c) will not have incurred and does not plan to incur debts beyond its ability to pay as they mature or become due.
Section 4.08  Purchase for Investment. Buyer is purchasing the Purchased Interests and Foreign Notes for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Purchased Interests and Foreign Notes and is capable of bearing the economic risks of such investment. Buyer understands and agrees that the Purchased Interests and Foreign Notes may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with state, local and foreign securities Laws, in each case, to the extent applicable.
Section 4.09  Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer or any of its Affiliates that might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.
Section 4.10  No Additional Representations; No Reliance.

(a)            Buyer acknowledges and agrees that none of the Retained Companies or any of their respective Representatives, or any other Person, has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Group Companies, the Shares or other matters that are not specifically included in Article III of this Agreement (subject to the Disclosure Schedules) or any other Transaction Document. Without limiting the generality of the foregoing, none of the Retained Companies or any of their respective Representatives, or any other Person, has made a representation or warranty to Buyer with respect to, and neither Seller nor any other Person shall be subject to any Liability to Buyer or any other Person resulting from, Seller or its Representatives making available to Buyer, (i) any projections, estimates or budgets for the Group Companies or (ii) any materials, documents or information relating to Seller or the Group Companies made available to Buyer or its Representatives in certain “data rooms,” offering memorandum, confidential information memorandum, management presentations or otherwise, in each case, except as expressly covered by a representation or warranty set forth in Article III of this Agreement or any other Transaction Document. In connection with Buyer’s investigation of the Group Companies, Seller has delivered, or made available to Buyer and its Affiliates and Representatives, certain projections and other forecasts, including but not limited to, projected financial statements, cash flow items and other data of the Group Companies relating to certain business plan information of the Group Companies. Buyer acknowledges that there are uncertainties inherent in attempting to make such projections and other forecasts and plans, that Buyer is familiar with such uncertainties, and that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished to it. Accordingly, Buyer acknowledges that none of the Retained Companies or any of their respective Representatives has made any representation or warranty with respect to such projections and other forecasts and plans except as set forth in Article III of this Agreement or any other Transaction Document.
(b)            Notwithstanding anything contained in this Agreement, it is the explicit intent of the Parties that none of the Retained Companies or any of their respective Representatives are making any representation or warranty whatsoever, express or implied, beyond those expressly given in Article III of this Agreement or any other Transaction Document, including any implied warranty or representation as to the value, condition, non-infringement, merchantability, suitability or fitness for a particular purpose as to any of the assets of the Group Companies and, except as expressly provided in Article III of this Agreement and any other Transaction Document, and subject to the terms and conditions of Article III of this Agreement, it is understood that Buyer is acquiring the Group Companies as is and where is with any and all faults and defects as of the Closing Date.
(c)            In furtherance of the foregoing, Buyer acknowledges that it is not relying on any representation or warranty of the Retained Companies or any of their respective Representatives, other than those representations and warranties specifically set forth in Article III of this Agreement and any other Transaction Document. Buyer acknowledges that it has conducted to its satisfaction an independent investigation of the financial condition, Liabilities, results of operations and projected operations of the Group Companies and the nature and condition of their properties, assets and businesses and, in making the determination to proceed with the transactions contemplated hereby, has relied solely on the results of its own independent investigation and the representations and warranties set forth in Article III and any other Transaction Document.

Article V
Covenants
Section 5.01  Interim Conduct of Business.
(a)            From the date hereof until the Closing Date, except as set forth in Schedule 5.01(a), as required by Law, as expressly required by the Transaction Documents or contemplated by the Preparatory Business Transfers, or with Buyer’s prior written consent (not to be unreasonably withheld, conditioned or delayed), Seller shall, and shall cause the Group Companies to, use their commercially reasonable efforts to conduct the Business in the ordinary course of business consistent with past practices and to (i) preserve intact the present business organizations, operations and goodwill of the Business, (ii) preserve the present relationships of the Business with customers, suppliers, contractors, licensors, distributors, employees and others having business relations with the Group Companies, (iii) keep available the services of the officers and employees of the Business in all material respects and (iv) maintain all material structures, equipment and other tangible personal property of the Business in their present repair, order and condition, except for depletion and ordinary wear and tear. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, except as set forth in Schedule 5.01(a), as required by Law, as expressly required by this Agreement or contemplated in connection with the Preparatory Business Transfers, or with Buyer’s prior written consent (not to be unreasonably withheld, conditioned or delayed), Seller shall not with respect to the Business, and shall cause the Group Companies not to:

(i)            sell, transfer, lease, license, abandon or otherwise dispose of any assets of the Business (other than Retained Assets), or in either case, any interests therein, except (A) pursuant to existing Contracts, true, correct and complete copies of which have been provided to Buyer prior to the date hereof, (B) for sales or licensing of products or inventory to customers or (C) otherwise in the ordinary course of business consistent with past practices;
(ii)            create or otherwise incur any Lien on any material asset of the Business or any material assets or equity interests of any Group Company, other than (A) Permitted Liens and (B) Liens on any Retained Assets;
(iii)            other than in connection with actions contemplated by this Agreement, make any loans, advances or capital contributions to, or investments in, any Person other than the Group Companies, other than in the ordinary course of business consistent with past practices;
(iv)            (A) amend or otherwise modify in any material respect, terminate (excluding any expiration in accordance with its terms) or transfer any Material Contract, other than any amendment or modification that is (x) entered into in the ordinary course of business consistent with past practices, (y) contains terms, taken as a whole, and pricing (if applicable) not materially less favorable to the Group Companies than the terms of such Contract in effect as of the date of this Agreement and (z) would not require the consent of the counterparty in connection with the consummation of the transactions contemplated hereby or (B) waive any right of material value under any Material Contract;

(v)            enter into any Contract that would be required to be disclosed in Schedule 3.09 if such Contract were in effect as of the date of this Agreement;
(vi)            cancel, forgive, pay discharge, satisfy, compromise or settle any material debt, obligation or Action involving the Group Companies or the Business other than in the ordinary course of business consistent with past practices or as expressly contemplated by this Agreement;
(vii)            fail to satisfy when due any material Liability of any Group Company (other than any such Liability that is being contested in good faith);
(viii)            make or change any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, amend any material Tax Returns, enter into any material closing agreement with a Taxing Authority, settle any material Tax claim, audit or assessment or surrender any right or claim to a material Tax Refund, in each case, except (A) in the ordinary course of business consistent with past practices, (B) if such action would not reasonably be expected to bind Buyer or the Group Companies following the Closing or (C) with respect to any matters relating to any Seller Combined Tax Returns or the Tax matters of any combined, consolidated, unitary or similar group that includes Seller (or any of its Affiliates that are not a Group Company) and any of the Group Companies;
(ix)            make any change in any method of financial accounting or financial accounting practice or policy of the Group Companies, except for any such change required by reason of a change in GAAP or other applicable financial accounting standards;
(x)            make any material change to existing account structures, customer payment instructions or any other payment or collection practices with respect to payables or receivables of the Business;
(xi)            (A) other than as provided under the terms of a Group Company Plan or Collective Bargaining Agreement in effect on the date hereof or as required by Law, (i) grant any new or materially increase any severance or termination pay for any Business Employee other than any such severance or termination paid with a signed release in the ordinary course of business consistent past practices to any non-officer Business Employee upon termination without cause, (ii) grant or increase the base wages or incentive compensation payable to any Business Employee in any form, other than increases in base salary and corresponding annual incentive opportunity to non-officer employees pursuant to annual compensation reviews or promotions made in the ordinary course of business consistent with past practices or (iii) terminate, amend or modify any existing, or adopt any new, Seller Plan or Group Company Plan, other than to replicate any Seller Plan as a Group Company Plan as part of the Internal Restructuring (not including any defined benefit, retiree or deferred compensation plans) or as a result of annual benefit reviews conducted in the ordinary course of business consistent with past practices and to the extent uniformly applied to Business Employees and employees who are not Business Employees within a particular country, or (B) other than to the extent required by applicable Law or under a Collective Bargaining Agreement in effect on the date hereof, amend or extend any Collective Bargaining Agreement or recognize any union or other labor organization as the bargaining representative for any Business Employees;

(xii)            terminate (other than for cause) or transfer any Business Employee, or hire any individual, in each case with an annual base salary in excess of $200,000;
(xiii)            adopt, approve, consent to or propose any change in the respective Organizational Documents of any of the Group Companies;
(xiv)            issue, deliver or sell additional equity interests of any Group Company (other than equity interests to be transferred to Buyer at the Closing), or issue, deliver or sell or propose to agree to issue any securities convertible into or exchangeable or exercisable for, or options with respect to, or warrants to purchase, or rights to subscribe for, equity interests of any Group Company;
(xv)            effect any recapitalization, reclassification or like change in the capitalization of any Group Company;
(xvi)            (x) enter into capital expenditure commitments that would exceed, individually or in the aggregate, one million dollars ($1,000,000); or (y) fail to make capital expenditures in the ordinary course of business consistent with past practices, including as required for maintenance or repairs of property, plants and equipment of the Business;
(xvii)            acquire any capital stock, assets, properties or rights of, or merge or consolidate with, any other Person, except for acquisitions or assets, properties or rights in the ordinary course of business consistent with past practices;
(xviii)            enter into any line of business other than the Business;
(xix)            enter into any new joint venture, strategic alliance, partnership or similar venture;
(xx)            except as would be included in Closing Date Indebtedness or repaid prior to the Closing, incur any Indebtedness for borrowed money in excess of $100,000 (other than trade accounts payable and short-term working capital financing, in each case incurred in the ordinary course of business consistent with past practices);
(xxi)            declare or set aside any dividends or distributions on any equity interest of any Group Company (in cash or in kind) to the extent such dividends or distributions are payable after the Closing; or

(xxii)            agree or commit to do any of the foregoing.
For the avoidance of doubt, Seller shall be permitted to (i) cause each Group Company to dividend, transfer, distribute or otherwise pay to the Retained Companies any or all of the cash and cash equivalents or Retained Assets of such Group Company, (ii) settle intercompany balances between any Group Company, on the one hand, and the Retained Companies, on the other hand, except in each case, to the extent such transfer would hinder or interfere with, or otherwise adversely affect, the ordinary course conduct of the Business, (iii) take any actions necessary to complete the Preparatory Business Transfers and (iv) enter into intercompany loans solely between any of the Group Companies in furtherance of the Preparatory Business Transfers or as agreed to between Buyer and Seller.
(b)            Notwithstanding the foregoing, nothing in this Section 5.01 shall prohibit or otherwise restrict in any way the operation of the businesses of Seller and its Subsidiaries, except solely with respect to the conduct of the Group Companies and the Business.
Section 5.02  Pre-Closing Access. From the date hereof until the Closing Date, Seller shall, and shall cause its Subsidiaries to, (a) give Buyer and its Representatives reasonable access to the properties, books, Contracts, Tax Returns and records of the Group Companies or the Business, (b) furnish to Buyer and its Representatives such financial and operating data and other information relating exclusively to the Business or the Group Companies as such Persons may reasonably request and (c) use commercially reasonable efforts to cause the appropriate Representatives of Seller and its Subsidiaries to cooperate with Buyer and its Representatives in their investigation of the Business or the Group Companies. Any investigation pursuant to this Section 5.02 shall be conducted (i) in accordance with all applicable Competition Laws (provided that Seller shall use its commercially reasonable efforts to provide such access or information in a manner that does not violate such Competition Laws), (ii) during normal business hours, (iii) in such manner as not to interfere unreasonably with the normal conduct of the business of the Group Companies or any of the Retained Businesses, (iv) subject to restrictions under the Leases, if any (provided that Seller shall use its commercially reasonable efforts to provide such access or information in a manner that does not violate such restrictions) and (v) at Buyer’s sole cost and expense. Notwithstanding the foregoing, (A) Buyer shall not have access to (x) personnel records of the Business Employees to the extent such access would violate any Privacy Laws (provided that Seller shall use its commercially reasonable efforts to provide such records in a manner that does not violate any Privacy Law), (y) any real property owned or leased by Seller or its Subsidiaries for purposes of conducting any Phase II or other intrusive environmental sampling or testing or (z) any information to the extent relating to any Retained Asset or any Tax Return of any of the Retained Companies and (B) Seller and its Subsidiaries may withhold (x) any information relating to the sale process for the Group Companies and information and analysis (including financial analysis) relating thereto and (y) any document or information, as and to the extent necessary to avoid violation or waiver, if Seller believes in good faith that disclosure of such document or information would violate any Contract or any Law or would result in the waiver of any legal privilege or work-product privilege (provided that Seller and its Subsidiaries shall use their commercially reasonable efforts to provide such documents or information in a manner that does not result in the waiver of any such privilege or violate such Contract or Law, including making reasonable and appropriate substitute disclosure arrangements under circumstances in which the restrictions of this subclause (y) apply). Seller shall have the right to have a Representative present at all times during any such inspections, interviews and examinations. Buyer shall hold in confidence all such information on the terms and subject to the conditions contained in the Confidentiality Agreement. The Confidentiality Agreement shall terminate as of the Closing.

Section 5.03  Regulatory Filings.
(a)            Subject to the terms and conditions of this Agreement, Buyer and Seller shall each use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Law to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement (collectively, the “Regulatory Approvals”).
(b)            In furtherance and not in limitation of the foregoing, each of Buyer and Seller shall, and shall cause their respective Affiliates to, (i) make or cause to be made all filings required of each of them or any of their respective Affiliates under the Competition Laws of the jurisdictions set forth on Schedule 5.03(b) with respect to the transactions contemplated hereby as promptly as practicable and, with respect to filings under the HSR Act, within ten (10) Business Days after the date hereof, or otherwise as soon as practicable, if so agreed by the Parties, (ii) use reasonable best efforts to comply at the earliest practicable date with any request under any Competition Law for additional information, documents or other materials received by each of them or any of their respective Affiliates from any Governmental Authority in respect of such filings or such transactions and (iii) cooperate with each other in connection with any such filing and in connection with resolving any investigation or other inquiry of any Governmental Authority under any such Competition Laws with respect to any such filing or any such transaction. Each Party shall use its reasonable best efforts to furnish to the other Parties all information required for any application or other filing to be made pursuant to any Competition Law in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing, any Party may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other Parties under this Section 5.03 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside counsel of the recipient Party, and the recipient Party shall cause such outside counsel not to disclose such materials or information to any employees, officers, directors or other Representatives of the recipient Party, unless express written permission is obtained in advance from the source of the materials. Each Party shall promptly inform the other Party hereto of any oral communication with, and provide copies of written communications with, any Governmental Authority regarding any such filing or any such transaction. No Party shall independently participate in any meeting with any Governmental Authority in respect of any such filing or any investigation or other inquiry with respect to the transactions contemplated by this Agreement without giving the other Parties prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend or participate. Subject to Law, the Parties will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party relating to proceedings under the Competition Laws with respect to the transactions contemplated hereby. Whether or not the Closing occurs, Buyer shall be responsible for all fees and payments (including filing fees) in connection with obtaining the Regulatory Approvals with respect to the transactions contemplated hereby.

(c)            In furtherance and not in limitation of the actions and obligations described in Section 5.03(b), Buyer shall promptly resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement under Competition Laws. In connection therewith, if any Action is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as in violation of any Competition Law, Buyer shall promptly contest and resist any such Action, and seek to have promptly vacated, lifted, reversed or overturned any decree, judgment, injunction or other order that is in effect and that prohibits, prevents, limits or restricts the consummation of the transactions contemplated by this Agreement, including by pursuing all available avenues of administrative and judicial appeal. Buyer shall take such action as may be required to cause the expiration or termination of the waiting, notice or review periods under the Competition Laws with respect to the transactions contemplated by this Agreement as promptly as possible after the execution of this Agreement. Buyer shall not, without the prior written consent of Seller, “pull-and-refile,” pursuant to 16 C.F.R. 803.12, any filing made under the HSR Act or take any similar action under the other Competition Laws with respect to any filing made with any Governmental Authority.
(d)            Buyer further agrees that it shall, to the extent necessary to obtain the waiver, permit, approval, clearance or consent from any Governmental Authority required to satisfy the conditions set forth in Section 8.01(a) or Section 8.01(b), as applicable, or to avoid (x) the commencement of any Action by any Governmental Authority seeking any Closing Legal Impediment or (y) the entry of any Closing Legal Impediment or to have lifted, vacated, reversed or terminated any Closing Legal Impediment, promptly take the following actions: (i) propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order or otherwise, the sale, divestiture, transfer, license or other disposition (including by licensing any Intellectual Property Rights) of any assets or businesses of the Group Companies (other than Retained Assets) or any assets or businesses of Buyer or any of its Affiliates (or equity interests held by Buyer or any of its Affiliates in entities with assets or businesses), (ii) propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order or otherwise, behavioral limitations on the assets or businesses of the Group Companies (other than Retained Assets) or any assets or businesses of Buyer or any of its Affiliates (or equity interests held by Buyer or any of its Affiliates in entities with assets or businesses), (iii) propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order or otherwise, the termination, modification, transfer or other action with respect to any existing relationships and contractual rights and obligations of the Group Companies (other than Retained Assets) or Buyer or any of its Affiliates, (iv) otherwise offer to take or offer to commit to take any action that it is capable of taking and, if the offer is accepted, take or commit to take such action, that limits or affects its freedom of action and (v) in the event that any permanent or preliminary injunction or other order is entered in any proceeding that would make consummation of the transactions contemplated by this Agreement unlawful or that would prevent or delay consummation of the transactions contemplated by this Agreement, any and all steps (including the appeal thereof, the posting of a bond or the taking of the steps contemplated by clauses (i), (ii), (iii) and (iv) of this Section 5.03(d)) necessary to vacate, modify or suspend such injunction or order. Notwithstanding anything to the contrary herein, Buyer’s obligations under this Section 5.03(d) shall be absolute and not qualified by “commercially reasonable efforts” or “best efforts.”

Section 5.04  Intercompany Balances; Affiliate Transactions.
(a)            Except as set forth in Schedule 5.04(a), all intercompany balances between any of the Group Companies, on the one hand, and any of the Retained Companies, on the other hand, shall be eliminated by discharge or otherwise in their entirety effective at or prior to the Closing.
(b)            Except for the Transaction Documents or the Contracts set forth on Schedule 5.04(b), on or prior to the Closing, Seller shall take all actions necessary to cause any and all Contracts between any of the Retained Companies, on the one hand, and any Group Company, on the other hand, to have been terminated without any continuing obligation of any Group Company.
Section 5.05  Group Company Guarantees.
(a)            Buyer shall use its commercially reasonable efforts with the reasonable cooperation of Seller to replace or substitute the Group Company Guarantees (other than any surety bonds), whether by furnishing substitute or backstop letters of credit or guarantees or making other arrangements as the counterparty may reasonably request, and to the extent any Group Company Guarantee is replaced, obtain from the respective beneficiary, in form and substance reasonably satisfactory to Seller, on or before the Closing Date, valid and binding written unconditional release of the Retained Companies, as applicable, from any Liability, whether arising before, on or after the Closing Date, under the Group Company Guarantee, which shall be effective as of the Closing.
(b)            If the Group Company Guarantee has not been fully and unconditionally released as of the Closing, (i) Buyer and Seller shall cooperate and use their respective commercially reasonable efforts to terminate, or, if the Parties are unable to so terminate, cause Buyer or one of its Affiliates to be substituted or backstopped in all respects for any Retained Company in respect of, all obligations under such Group Company Guarantee, (ii) Buyer shall indemnify and hold harmless the Seller Indemnitees for any Damages arising from or relating to such Group Company Guarantee, including any claim or demand for payment made on any Retained Company under, and any fees in connection with the issuance and maintenance of, any letters of credit or surety or performance bonds and (iii) Buyer shall not permit any of the Group Companies to (A) renew or extend the term of, (B) increase its obligations under, (C) transfer to another third party or (D) amend in any manner adverse to the Seller Indemnitees, except as contemplated pursuant to clause (i) above or otherwise required by this Agreement, any loan, Contract or other obligation for which any Retained Company is, or would reasonably be expected to be, liable under such Group Company Guarantee; provided, however, that Seller shall renew or extend any Group Company Guarantees that are surety bonds for no less than sixty (60) days following the Closing Date if Buyer has not replaced such bonds prior to the date such bonds would have otherwise expired. To the extent that the Retained Companies have performance obligations under the Group Company Guarantee, Buyer will use commercially reasonable efforts to (x) perform such obligations on behalf of the Retained Companies or (y) otherwise take such action as reasonably requested by Seller so as to put the Retained Companies in the same position as if Buyer, and not a Retained Company, had performed or were performing such obligations.

(c)            Notwithstanding anything to the contrary herein, the Parties acknowledge and agree that at any time on or after the Closing Date, none of the Retained Companies will have any obligation to renew the Group Company Guarantee after its expiration.
Section 5.06  Use of Retained Marks.
(a)            Except as otherwise provided in this Section 5.06, Buyer and its Affiliates have, and after the Closing, the Group Companies shall have, no right, title, interest, license or any other right whatsoever in the Retained Marks, and none of the Retained Companies have, pursuant to the Transaction Documents or otherwise, assigned any such right, title, interest, license or other right to Buyer, its Affiliates or the Group Companies.
(b)            For a period of nine (9) months following the Closing Date, the Group Companies shall have the right to continue to use the marketing and promotional materials, invoices, business cards, schedules, displays, signs, stationery, technical guidelines, product manuals, packing materials and other supplies and similar materials that were previously created and included in the inventory of the Group Companies and that incorporate the Retained Marks, solely in the manner such supplies and materials were used by the Group Companies prior to Closing and solely to the extent that Buyer and the Group Companies maintain the quality of the goods and services associated with the Retained Marks; provided, however, that as promptly as practicable after Closing, but in no event after the conclusion of such nine (9)-month period, Buyer shall, and shall cause the Group Companies to, cease and discontinue any use of the Retained Marks and, at Buyer’s sole cost and expense, remove all Retained Marks from all such supplies and materials, in each case, whether such supplies or materials are held by Buyer or the Group Companies or under the control of Buyer or the Group Companies. For the avoidance of doubt, the foregoing shall not require the Group Companies to modify any existing books and records of the Group Companies that bear the Retained Marks (provided that such books and records are used for historical reference in a non-trademark manner and not for marketing or promotional purposes) or prevent them from making any use of Retained Marks that constitutes a non-infringing “fair use” under applicable Laws. All goodwill associated with the Group Companies’ use of the Retained Marks as permitted hereunder shall inure solely to the benefit of Seller and its Subsidiaries (other than the Group Companies).
(c)            Before the Closing, Seller and its Subsidiaries (including the Group Companies) may execute and file all documents as shall be necessary or desirable to change the name of the Group Companies to remove the word “Actuant” or any derivation or translation thereof, from such names. To the extent not already changed by Seller or the Group Companies, as promptly as practicable after the Closing but in no event later than two (2) weeks after the Closing Date, Buyer shall, and shall cause the Group Companies to, at Buyer’s sole cost and expense, change the names of the Group Companies to remove the word “Actuant” or any derivation or translation thereof, including filings with the applicable Governmental Authority of each jurisdiction in which the ownership or the operation of the Group Companies’ assets or the character of its activities is such as to require it to be licensed or qualified in such jurisdiction, and providing notice to all customers, vendors and other suppliers of such name change.

(d)            If, after the Closing, Buyer or any of its Affiliates (including the Group Companies) identifies any Intellectual Property Rights (other than Trademarks) that are owned by Seller and its Subsidiaries as of the date hereof and that were used or held for use by Seller and its Subsidiaries during the twelve (12) month period prior to the Closing for purposes of conducting the Business, then Seller, on behalf of itself, its Subsidiaries, and each of its and their successors and assigns, agrees not to sue Buyer or any of its Affiliates (or any of its or their contractors providing services to Buyer or any of its Affiliates in connection with the Business) for infringement or other violations of such Intellectual Property Rights. solely to the extent arising from, in each case, Buyer’s or its Affiliates’ conduct of the Business (and the natural evolution thereof). The foregoing covenant shall inure to the benefit of any assignees or transferees of any portion of the business of the Group Companies to which such Intellectual Property Rights pertain. The foregoing covenant shall run with title to such Intellectual Property Rights and Seller agrees to obtain an enforceable written agreement to abide by this covenant from any assignee or other Person to whom Seller or its Subsidiaries may convey any interest in any such Intellectual Property Rights; provided, however, that notwithstanding Seller’s failure to obtain such a written agreement, such covenant shall nevertheless be binding upon any successor or assignee of any interest in any such Intellectual Property Rights.
Section 5.07  R&W Insurance Policy.
(a)            Promptly following the execution of this Agreement, Buyer will pay the required deposit fee and all other payments or fees and take all necessary actions to bind Buyer’s coverage under the R&W Insurance Policy. Buyer will comply in all material respects with all of its obligations under the R&W Insurance Policy necessary to the binding of the R&W Insurance Policy. The R&W Insurance Policy shall provide that PartnerRe Ireland Insurance DAC (the “R&W Insurer”) shall have no right of subrogation against the Retained Companies, and the R&W Insurer has waived any such right of subrogation, except in the case of Fraud. For the avoidance of doubt, Buyer acknowledges and agrees that obtaining the R&W Insurance Policy is not a condition to the Closing and Buyer shall remain obligated, subject only to the satisfaction or waiver of the conditions set forth in Article VIII of this Agreement, to consummate the transactions contemplated by this Agreement. Buyer will promptly pay all premiums required for the full term of the R&W Insurance Policy, and will otherwise comply in all material respects with all of its obligations under the R&W Insurance Policy.
(b)            Buyer shall not agree, whether prior to or after the Closing, to any amendment, variation or waiver of the R&W Insurance Policy which would adversely impact Seller without Seller’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).
Section 5.08  Insurance.

(a)            Seller (i) shall, and shall cause the Group Companies to, use commercially reasonable efforts to continue to carry, prior to the Closing, the Insurance Policies with respect to the Business in force as of the date of this Agreement, including renewing any policies expiring during such period, and (ii) shall not cause any intentional breach, default or cancellation (other than expiration and replacement of policies in the ordinary course of business consistent with past practices) of such Insurance Policies or agreements that would have had or would reasonably be expected to have a material and adverse effect on the Business, taken as a whole. In the event that any claim or occurrence occurs after the date hereof for which coverage may be afforded to the Group Companies under the Insurance Policies, Seller shall take commercially reasonable actions necessary to preserve and pursue the Group Companies’ coverage rights for such claim or occurrence.
(b)            From and after the Closing, Buyer shall not, and shall cause its Affiliates (including, after the Closing, the Group Companies) not to, assert any right, claim or interest to or under any insurance policies of the Retained Companies (excluding any insurance policies of and solely with respect to the Group Companies or their respective predecessors) or rights to proceeds thereof in effect on or prior to the Closing Date relating to the Group Companies, other than in accordance with Section 5.08(c).
(c)            From and after the Closing, with respect to any claim or occurrence relating to the Group Companies, the Business, Business Employees or former employees of the Group Companies that would be covered by any of the Retained Companies’ occurrence-based (but not claims-made or occurrence-reported) insurance policies (such policies, the “Available Insurance Policies” and such claims, the “Coverage Claims”), Buyer, on behalf of the Group Companies, may access, submit claims and seek coverage for such Coverage Claims under the Available Insurance Policies, subject to the terms and conditions of such Available Insurance Policies; provided, however, that (i) the Group Companies shall exclusively bear the amount of any “deductibles” associated with claims under such Available Insurance Policies and shall otherwise be liable for all uninsured or uncovered amounts of such claims, (ii) the Group Companies shall be solely responsible at their expense for notifying any and all insurance companies of such claims and complying with all policy terms and conditions for pursuit and collection of such claims and shall not, without the written consent of Seller, amend, modify or waive any rights of Seller or other insureds under any such insurance policies and programs, (iii) with respect to coverage claims or requests for benefits asserted by the Group Companies under the Available Insurance Policies, Seller shall have the right but not the duty to monitor and/or associate with such claims, (iv) the Group Companies shall be liable for any out-of-pocket fees, costs or expenses incurred by Seller through the insurers or reinsurers of the Available Insurance Policies relating to any unsuccessful coverage claims and (v) the Group Companies shall not assign any Available Insurance Policies or any rights or claims under the Available Insurance Policies. Notwithstanding anything contained herein, (x) nothing in this Agreement shall limit, waive or abrogate in any manner any rights of Seller to insurance coverage for any matter, whether relating to the Group Companies or otherwise, and (y) Seller shall retain the exclusive right to control all of their insurance policies and programs, including the Available Insurance Policies, including the right to exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any of its insurance policies and to amend, modify, terminate or waive any such insurance policies and programs or any rights thereunder; provided that Seller shall not amend, modify, terminate or waive any coverage under any Available Insurance Policies with respect to periods prior to the Closing Date in a manner that would impair coverage thereunder available for Coverage Claims or otherwise limit the rights of Buyer under this Section 5.08(c); provided further, that the Group Companies shall cooperate with Seller, to the extent reasonably requested by Seller, with respect to Coverage Claims and requests for benefits and sharing such information as is reasonably necessary in order to permit Seller to manage and conduct its insurance matters as Seller reasonably deems appropriate.

(d)            Nothing in this Section 5.08 shall limit, modify or in any way affect the rights and obligations of the Parties under Article IX; provided, however, that any insurance proceeds actually collected with respect to a particular set of Damages shall be taken into account under and to the extent required by Section 9.04. No payments due under this Section 5.08 shall affect, be affected by, or be subject to set off against, any adjustment to Purchase Price. Whenever this Section 5.08 requires any Group Company to take any action after the Closing, such requirement shall be deemed to constitute an undertaking on the part of Buyer to take such action or to cause such Group Company to take such action.
Section 5.09  Legal Proceedings; Production of Witnesses.
(a)            Following the Closing Date, if there is any Action between Seller (or any of the Retained Companies), on the one hand, and Buyer (or any of its Affiliates, including any Group Company), on the other hand, with respect to a Liability of a Group Company, in order to settle or compromise, or consent to the entry of any judgment with respect to, any such Action, Seller and Buyer, and their respective Subsidiaries, must comply with the provisions of Section 9.03 instead of this Section 5.09 with respect to such settlement, compromise or consent.
(b)            From and after the Closing, Seller, on the one hand, and Buyer, on the other hand, shall use their commercially reasonable efforts to make available to each other, upon reasonable written request, their (and their Affiliates’) respective officers, directors, employees and agents for fact-finding, consultation and interviews and as witnesses to the extent that any such individual may reasonably be required in connection with any Actions, in which the requesting Party may from time to time be involved relating to the conduct of the Business or the Retained Businesses prior to or after the Closing, other than Actions that are brought by one Party against the other Party including any claims made under Article IX. Access to such Persons shall be granted during normal business hours at a location and in a manner reasonably calculated to minimize disruption to such individuals, the Group Companies and the Retained Companies, as applicable. Seller and Buyer agree to reimburse each other for reasonable out-of-pocket expenses, including attorneys’ fees, but excluding officers’ or employees’ salaries or other wages, incurred by any other Party in connection with providing individuals and witnesses pursuant to this Section 5.09.
(c)            Notwithstanding the foregoing, the provisions in Article VI shall govern with respect to Tax-related matters to the extent any provision in Article VI is in conflict with Section 5.09. For the avoidance of doubt, no Party shall have an obligation to cooperate, make available personnel or disclose any documents or other information pursuant to Section 5.09, Section 5.10(b) or Article VI, if Seller or any of its Affiliates, on the one hand, and Buyer or any of its Affiliates, on the other hand, are adverse parties in any Action and such assistance, testimony, documents or other information is reasonably pertinent thereto; provided that, nothing in this Section 5.09 shall limit in any respect any rights a Party may have with respect to discovery or the production of documents or other information in connection with any such Action.

Section 5.10  Retention of Books and Records and Post-Closing Access.
(a)            Subject to Section 5.11, the Retained Companies may retain a copy of any or all of the Transferred Records and any other materials that are otherwise in the possession or under the control of any of the Retained Companies relating to the Group Companies on or before the Closing Date. Buyer agrees to hold at least one copy of all Transferred Records of the Group Companies that exist as of the Closing and not to destroy or dispose of such copy for a period of seven (7) years from the Closing Date or such longer time as may be required by Law, and if thereafter Buyer proposes to destroy or dispose of such copy, Buyer shall offer first in writing at least forty-five (45) days prior to such proposed destruction or disposition to surrender such copy to Seller upon Seller’s request and at Seller’s expense. The Seller agree to hold at least one copy of all Transferred Records that constitute Retained Assets and that, in each case, are in the possession or under the control of Seller or its Subsidiaries to the extent relating to the Business on or before the Closing Date, and not to destroy or dispose of such copy for a period of seven (7) years from the Closing Date or such longer time as may be required by Law, and if thereafter Seller proposes to destroy or dispose of such copy, Seller shall offer first in writing at least forty-five (45) days prior to such proposed destruction or disposition to surrender such copy to Buyer upon Buyer’s request and at Buyer’s expense.
(b)            From and after the Closing, Buyer shall, and shall cause its Affiliates (including the Group Companies) to, (i) upon reasonable notice, give Seller and its Representatives reasonable access to the Transferred Records, (ii) furnish to Seller and its Representatives such financial and operating data and other information relating to the operation of the Business on or before the Closing Date and (iii) use commercially reasonable efforts to cause the employees of Buyer and its Affiliates (including the Group Companies) to cooperate with Seller and its Representatives, in each case, to the extent reasonably requested by Seller in connection with accounting, Tax, SEC reporting and other similar reasonable business needs to the extent relating to the Retained Assets, the Retained Liabilities or the operation of the Business on or before the Closing Date. From and after the Closing, Seller shall, and shall cause the Retained Companies to, (A) upon reasonable notice, give Buyer and its Representatives reasonable access to the records of the Retained Companies to the extent relating to the Transferred Business Assets, the Group Companies or the operation of the Business on or before the Closing Date, including insurance information regarding legacy insurance exposure, losses, and engineering information, (B) furnish to Buyer and its Representatives such financial and operating data and other information to the extent relating to the Transferred Business Assets, the Group Companies or the operation of the Business on or before the Closing Date, and, to the extent reasonably requested by Buyer, cooperate with and assist, cause its Representatives to cooperate with and assist, Buyer and its Representatives, in any audit or other preparation of financial statements by or on behalf of Buyer and its Affiliates (including the Group Companies) or the Business for any period prior to the Closing (it being agreed that Buyer will reimburse Seller for reasonable and documented out-of-pocket costs and expenses incurred by Seller and its Subsidiaries in connection with providing such cooperation and assistance), and (C) use commercially reasonable efforts to cause the employees of the Retained Companies to cooperate with Buyer and its Representatives, in each case, to the extent reasonably requested by Buyer in connection with accounting, Tax, SEC reporting, insurance and other similar reasonable business needs to the extent relating to the Transferred Business Assets, the Group Companies or the operation of the Business on or before the Closing Date. Any such access, assistance or cooperation shall be granted in a manner as not to interfere unreasonably with the conduct of the business of the Party granting such access. Notwithstanding the foregoing, any Party may withhold such access, as and to the extent necessary to avoid violation or waiver, to any document or information the disclosure of which could reasonably be expected to violate any Contract or any Law or would result in the waiver of any legal privilege or work-product privilege; provided that such Party shall use commercially reasonable efforts to provide such documents or information in a manner that does not result in the waiver of any such privilege or violate such Contract or Law, including making reasonable and appropriate substitute disclosure arrangements under circumstances in which these restrictions apply; provided, further, that nothing in this Section 5.10(b) shall limit in any respect any rights any Party may have to assert any legal privilege or work-product privilege or other defense with respect to discovery or the production of documents or other information in connection with any litigation.

(c)            Notwithstanding the foregoing, the provisions of Article VI shall govern with respect to Tax-related matters to the extent any provision in Article VI is in conflict with Section 5.10(a) or Section 5.10(b).
Section 5.11  Confidentiality.
(a)            Subject to Section 5.12, Seller shall not, and shall cause the Retained Companies not to, and shall instruct its Representatives not to, directly or indirectly, for a period of three (3) years after the Closing Date, without the prior written consent of Buyer, disclose to any third party (other than each other and their respective Representatives) any confidential information with respect to the Business or the Group Companies; provided that, the foregoing restriction shall not (i) apply to any information (w) pertaining to the Retained Businesses, (x) generally available to, or known by, the public (other than as a result of disclosure in violation of this Section 5.11(a)), (y) that was independently developed by any of the Retained Companies without use of any confidential information with respect to the Business or the Group Companies or (z) that was made available to Seller by a third party with the right to disclose such information, or (ii) prohibit any disclosure (x) that its counsel advises is required by Law or any listing agreement with any national securities exchange so long as, to the extent legally permissible and reasonably practicable under the circumstances, Seller advises Buyer before making such disclosure and provides Buyer with reasonable opportunity to review and comment on such disclosure and considers in good faith any such comments, (y) necessary to be made in connection with the enforcement of any right or remedy relating to any of the Transaction Documents or the transactions contemplated thereby or (z) required under the Credit Facility or Indenture.
(b)            Subject to Section 5.12, Buyer shall not, and shall cause its Affiliates (including, after the Closing, the Group Companies) not to, and shall instruct its Representatives not to, directly or indirectly, for a period of three (3) years after the Closing Date, without the prior written consent of Seller, disclose to any third party (other than each other and their respective Representatives) any confidential information with respect to the Retained Businesses; provided that, the foregoing restriction shall not (i) apply to any information (x) generally available to, or known by, the public (other than as a result of disclosure in violation of this Section 5.11(b)), (y) that was independently developed by Buyer or any of its Subsidiaries (other than the Group Companies) without use of any confidential information with respect to the Retained Businesses or (z) that was made available to Buyer by a third party with the right to disclose such information, or (ii) prohibit any disclosure (y) required by Law or any listing agreement with any national securities exchange so long as, to the extent legally permissible and reasonably practicable under the circumstances, Buyer advises Seller before making such disclosure and provides Buyer with reasonable opportunity to review and comment on such disclosure and considers in good faith any such comments or (z) necessary to be made in connection with the enforcement of any right or remedy relating to any of the Transaction Documents or the transactions contemplated thereby.

Section 5.12  Public Announcements. Seller and Buyer agree that no public release or announcement concerning the transactions contemplated hereby shall be issued or made by or on behalf of any Party without the prior consent of the other Party, except that (a) the Retained Companies and Group Companies may make announcements from time to time to their respective employees, customers, suppliers and other business relations and (b) each of Seller and Buyer and their respective Affiliates may make announcements that they believe in good faith based on reasonable advice of counsel are necessary to comply with Law or the requirements of any agreement to which they or any of their Subsidiaries is a party as of the date hereof, including any listing agreement with any national securities exchange; provided, that in each case of clauses (a) and (b), the disclosing Party will use commercially reasonable efforts to (x) advise and consult with the other Party before making such announcement and (y) provide such other Party a reasonable opportunity to review and comment on such announcement and consider in good faith any such comments. Notwithstanding the foregoing, Buyer and Seller shall cooperate to prepare a joint press release to be issued on or promptly (and in any event within one (1) Business Day) after the date of this Agreement and a joint press release to be issued on the Closing Date. Seller and Buyer agree to keep the terms of this Agreement confidential, except to the extent and to the Persons to whom disclosure is required by Law or for purposes of compliance with SEC, financial or Tax reporting obligations; provided, that the Parties and their respective Affiliates may disclose this Agreement or its terms (x) to their and their Affiliates’ respective employees, accountants, advisors and other Representatives, as necessary, in connection with the ordinary conduct of their respective businesses (so long as such Persons agree to, or are bound by contractual, professional or fiduciary obligations to, keep the terms of this Agreement confidential and so long as each Party shall be responsible to the other Parties hereto for breach of this Section 5.12 or such confidentiality obligations by the recipients of its disclosure), (y) to any purchaser or prospective purchaser, limited partner or prospective limited partner or financing source or underwriter of Buyer or its Affiliates (and such purchasers’, limited partners’, financing sources’ and underwriters’ respective legal counsel) in connection with such Person’s due diligence of Buyer or its Affiliates or (z) any disclosure required under the Credit Facility or Indenture.
Section 5.13  Non-Solicitation; Non-Competition.

(a)            For a period of three (3) years following the Closing Date, Seller shall not, and shall not permit any of its Subsidiaries to, directly or indirectly solicit or hire (or cause to be directly or indirectly solicited or hired) any Business Employee as of immediately prior to the Closing; provided that, the foregoing restriction shall not apply to (i) generalized searches by use of advertising or recruiting efforts (including the use of search firms) that are directed to the general public and not specifically targeted at such Business Employees or hiring any individual who responds to any such general solicitation, (ii) soliciting or hiring any Business Employee who is no longer employed by Buyer or any of its Affiliates at the time of Seller’s or its Subsidiaries’ first contact with him or her regarding employment with Seller after the Closing and who has not been so employed by Buyer or its Affiliates for at least ninety (90) days (provided, that such ninety (90) day period shall not apply with respect to any Business Employee who is no longer employed by Buyer or its Affiliates as a result of broad-based terminations or layoffs of Business Employees) or (iii) soliciting or hiring any Business Employee who contacts Seller or its Subsidiaries on his or her own initiative regarding employment without any solicitation or encouragement from Seller or its Subsidiaries.
(b)            For a period of three (3) years following the Closing Date, Buyer shall not, and shall not permit any of its Affiliates (including, after the Closing, the Group Companies) to, directly or indirectly solicit or hire (or cause to be directly or indirectly solicited or hired) any employee of the Retained Companies as of immediately prior to the Closing (other than the Business Employees); provided that, the foregoing restriction shall not apply to (i) generalized searches by use of advertising or recruiting efforts (including the use of search firms) that are directed to the general public and not specifically targeted at such employees or hiring any individual who responds to any such general solicitation, (ii) soliciting or hiring any such employee who is no longer employed by any of the Retained Companies at the time of Buyer’s or its Affiliates’ first contact with him or her regarding employment with Buyer after the Closing and who has not been so employed by the Retained Companies for at least ninety (90) days (provided, that such ninety (90) day period shall not apply with respect to any employee who is no longer employed by the Retained Companies as a result of broad-based terminations or layoffs of such employees) or (iii) soliciting or hiring any such employee who contacts Buyer or its Affiliates on his or her own initiative regarding employment without any solicitation or encouragement from Buyer or its Affiliates.
(c)            For a period of three (3) years following the Closing Date, Seller shall not, and shall cause its Subsidiaries not to, engage in, or own, manage, operate or control any Person engaged in, any Competitive Activity; provided, however, that the foregoing shall not restrict Seller or any of its Subsidiaries from (i) acquiring or owning as an investment, directly or indirectly, securities or any indebtedness of any company that is engaged in any Competitive Activity if Seller or such Subsidiary does not, directly or indirectly, beneficially own in the aggregate more than fifteen percent (15%) of the outstanding securities or indebtedness of such company or (ii) acquiring and continuing to hold or own any business or Person engaged in any Competitive Activity if (x) such Competitive Activity accounts for less than ten percent (10%) of such business’s or Person’s consolidated annual revenues and (y) Seller’s aggregate consolidated annual revenues attributable to Competitive Activities is less than ten million dollars ($10,000,000) during the fiscal year prior to such acquisition being made (or, if earlier, the entry into the definitive agreement providing for the making of such acquisition). In the event Seller or any of its Subsidiaries acquires any business or Person, the acquisition of which would violate this Section 5.13(c) but for this sentence, Seller or such Subsidiary shall not be in violation of this Section 5.13(c) if as soon as practicable, but in any event within ninety (90) days after the closing of such acquisition, Seller or such Subsidiary commences efforts to divest, and within twelve (12) months after the closing of such acquisition, Seller or such Subsidiary consummates such divestiture of, the portion of such acquired Person or business required in order to comply with this Section 5.13(c) (but for this sentence). “Competitive Activities” means any activities that compete with the Business as conducted as of the date hereof or as conducted as of the Closing Date.

(d)            Notwithstanding anything to the contrary contained in Section 5.13(c), Section 5.13(c) shall not prevent, preclude, restrict or otherwise limit Seller or any of its Subsidiaries from engaging in, conducting or having an ownership interest in the Retained Companies’ business of supplying high force hydraulic tools and equipment for diverse industrial and infrastructure applications and providing joint integrity maintenance, repair and leak sealing products and services for global power generation and oil & gas customers (and any reasonable extension or development thereof) as a result of the consummation of the transactions contemplated hereby, including the utilization of data or other information from a supplier or customer of the Group Companies for use in the business of the Retained Companies.
Section 5.14  Resignations. Seller shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to cause to be delivered to Buyer duly signed resignations, effective at the time of Closing, of all directors and officers, as applicable, of the Group Companies except as otherwise requested by Buyer at least three (3) Business Days prior to the Closing Date.
Section 5.15  Indemnification and Insurance.
(a)            Buyer, on the one hand, and Seller, on the other hand, agree that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, now existing in favor of the current or former directors, officers or employees (in all of their capacities as such) (collectively, the “D&O Indemnified Parties”), as the case may be, of the Group Companies as provided in the Organizational Documents of the Group Companies or in any agreement with a Group Company as in effect on the date hereof shall survive the Closing and shall continue in full force and effect to the extent provided in the following sentence. For a period of six (6) years after the Closing Date, Buyer shall cause the Group Companies to (i) maintain in effect any and all exculpation, indemnification and advancement of expenses provisions of the Organizational Documents of the Group Companies or in any indemnification agreements of the Group Companies with any of the respective D&O Indemnified Parties, in each case in effect as of the date hereof, for acts or omissions occurring on or prior to the Closing, (ii) indemnify, defend and hold harmless all D&O Indemnified Parties against any and all Liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that such D&O Indemnified Party is or was a director, officer or employee of any Group Company or is or was serving at the request of any Group Company as a director, officer or employee of any other Person, whether asserted or claimed before, at or after the Closing and (iii) provide advancement of expenses to the D&O Indemnified Parties, in all such cases to the greatest extent that such Persons are indemnified or have the right to advancement of expenses prior to the Closing by a Group Company pursuant to its certificate of incorporation, bylaws, other comparable Organizational Documents or any indemnification agreements, if any, in existence before the Closing.

(b)            In the event a Group Company or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of such Group Company shall assume all of the obligations set forth in this Section 5.15.
(c)            The obligations of Buyer and each Group Company under this Section 5.15 shall not be terminated, amended or modified in any manner so as to adversely affect any D&O Indemnified Party to whom this Section 5.15 applies (including such Person’s successors, heirs and legal representatives) without the written consent of such affected D&O Indemnified Party (it being expressly agreed that the D&O Indemnified Parties to whom this Section 5.15 applies shall be third party beneficiaries of this Section 5.15, and this Section 5.15 shall be enforceable by such D&O Indemnified Parties and their respective successors, heirs and legal representatives and shall be binding on all successors and assigns of Buyer and each Group Company).
Section 5.16  Further Assurances. Seller and Buyer agree that, from and after the Closing Date, each of them shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver such further documents, notices, releases, assurances and instruments of conveyance and transfer and take such other action as may reasonably be requested by such Party to carry out the purposes and intents hereof, except that the Parties shall not execute any documents or take any actions (including any actions contemplated by the Preparatory Business Transfers) in respect of the French Target unless and until Seller has elected to execute the Preparatory Business Transfers in respect of the French Target pursuant to Section 5.18(d).
Section 5.17  Contact with Employees, Customers and Suppliers. Until the Closing Date, Buyer shall not, and shall cause its Affiliates and Representatives not to, contact or communicate with the employees (other than the executive officers of Seller and its Subsidiaries pursuant to Section 5.02 and the Business Employees pursuant to Section 7.01), customers, potential customers, suppliers or licensors of Seller or any of its Subsidiaries, or any other Persons having a business relationship with Seller or any of its Subsidiaries, concerning the transactions contemplated hereby without the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed).
Section 5.18  French Target.
(a)            The Parties acknowledge that the French Works Council are entitled by Law to be informed and consulted with respect to the transfer of the French Target to French Newco and, more generally, the consequences for the French Target of the transactions contemplated by this Agreement (such process, the “French Works Council Consultation Process”). The Parties therefore agree that this Agreement shall not constitute an undertaking by Seller to execute the Preparatory Business Transfers in respect of the French Target or to sell the French Target and that the provisions of Article II shall not apply to the French Target, subject to the provisions of Section 5.18(d).

(b)            Seller shall use commercially reasonable efforts to cause the French Works Council Consultation Process to be completed as promptly as is reasonably practicable after the date of this Agreement. Buyer agrees to cooperate with the French Works Council Consultation Process, as may be required or reasonably requested, with Seller, including by providing any documents and information relating to Buyer and its Affiliates that may be reasonably requested by the French Works Council, subject to applicable confidentiality obligations and other legal constraints; provided, that to the extent practicable and in accordance with such obligations and constraints, Buyer shall make reasonable and appropriate substitute disclosure arrangements under circumstances in which these restrictions apply.
(c)            The French Works Council Consultation Process shall be deemed complete on the earlier of (i) the date of the meeting during which the French Works Council will have delivered a final opinion or (ii) failing an express opinion from the French Works Council, the date on which Seller has determined in good faith that the French Works Council will be deemed to have rendered a final opinion pursuant to applicable Laws.
(d)            Upon the completion of the French Works Council Consultation Process, Seller may elect, by sending notice to Buyer (the “French Restructuring Notice”), to execute the Preparatory Business Transfers in respect of the French Target, in which case the Preparatory Business Transfers in respect of the French Target (including the French Seller’s transfer of French Target’s equity to the French Newco) shall be subject to the provisions of Article II and the French Target will be deemed part of the Group Companies from and after the date of the French Restructuring Notice.
(e)            During the period from the date hereof and until the earlier of (x) the date Buyer purchases all of the equity interests of French Target and (y) the termination of this Agreement, Seller shall not, and shall cause its Subsidiaries and direct their respective Representatives not to, directly or indirectly, (A) take any action to solicit, initiate or encourage (including by way of furnishing confidential information), or take any other action designed or that would reasonably be expected to facilitate, the making of any proposal that constitutes, or would reasonably be expected to lead to, any Alternate Proposal, (B) enter into, engage in, continue or otherwise participate in any negotiations regarding or assist or participate in any effort or attempt by any Person with respect to, any Alternate Proposal or (C) enter into any agreement with respect to any Alternate Proposal. For purposes of this Section 5.18(e), the term “Alternate Proposal” means any proposal or offer, other than a proposal or offer by Buyer or any of its Affiliates, for an acquisition or other business combination involving French Target or any material assets or group of assets which together are material, of the business of French Target (other than sales or licensing of products or inventory to customers in the ordinary course of business consistent with past practices).
Section 5.19  Cooperation with Debt Financing

(a)            Prior to the Closing, Seller shall, and shall cause its Affiliates to, and shall use its reasonable best efforts to cause its and their personnel and Representatives (including legal and accounting Representatives) to, cooperate with Buyer in connection with debt financing set forth in that certain executed debt commitment letter, dated as of the date hereof (including all exhibits, schedules and annexes thereto, the “ABL Debt Commitment Letter” and collectively with any commitment letter in respect of debt financing under Section 5.19(b), the “Debt Commitment Letter”), from PNC Bank, National Association (the “Lender”), pursuant to which Lender has committed, subject to the terms and conditions set forth therein, to provide to Buyer the amount of debt financing set forth therein, as may be reasonably requested by Buyer, including to:

(i)            furnish Buyer and the Debt Financing Sources, as promptly as practicable, with the Required ABL Information and such other financial and other pertinent information regarding the Group Companies as may be reasonably requested by Buyer in order to consummate the Debt Financing or that is customarily needed for financings of the type contemplated by the ABL Debt Commitment Letter;
(ii)            assist Buyer and its Debt Financing Sources in the preparation of (x) customary lender presentations, syndication memoranda, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents for the Debt Financing and (y) rating agency presentations;
(iii)            use reasonable best efforts to cooperate with the Buyer to satisfy the conditions precedent to the Debt Financing to the extent within the control of Seller and its Subsidiaries;
(iv)            use reasonable best efforts to cooperate with Buyer’s legal counsel in connection with any legal opinions that such legal counsel may be required to deliver in connection with the Debt Financing;
(v)            furnish Buyer and the Debt Financing Sources promptly, and in any event no later than three (3) Business Days prior to Closing, with all documentation and information that any lender, provider or arranger of the Debt Financing has reasonably requested at least nine (9) Business Days prior to the Closing Date in connection with such Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act and the Customer Due Diligence Requirements for Financial Institutions issued by the U.S. Department of Treasury Financial Crimes Enforcement Network under the Bank Secrecy Act;
(vi)            with respect to the Group Companies, execute and deliver any other credit agreements, notes, guarantees, pledge and security documents, hedging arrangements, other definitive financing agreements and documents and other certificates or documents and back-up therefor as may be reasonably requested by Buyer or the Debt Financing Sources and otherwise facilitating the pledging of collateral (including delivery of (A) a certificate of the chief financial officer of the Business substantially in the form attached as Annex I to Exhibit C to the ABL Debt Commitment Letter certifying the solvency, after giving effect to the transactions contemplated hereby, of the Group Companies on a consolidated basis and (B) a borrowing base certificate required to be delivered pursuant to the ABL Debt Commitment Letter);

(vii)            use reasonable best efforts to (x) take all actions reasonably necessary to permit the Debt Financing Sources upon reasonable request to evaluate and obtain access to the Group Companies’ current assets, properties, rights, inventory, cash management and accounting systems, and policies and procedures relating thereto (including cooperating in and facilitating field examinations, collateral audits, asset appraisals and surveys), in each case, in connection with their customary pre-Closing due diligence and (y) cooperate with Buyer and Buyer’s efforts to obtain landlord consents and waivers; and
(viii)            use reasonable best efforts to furnish Buyer and the applicable Debt Financing Sources all existing field examinations, collateral audits and asset appraisals and surveys of Seller and its Subsidiaries with respect to the Business (including the Group Companies).
(b)            Prior to the Closing, in the event Buyer seeks any other debt financing in addition to or in replacement or supplementation of the debt financing set forth above under the ABL Debt Commitment Letter (collectively with the debt financing set forth under the ABL Debt Commitment Letter, the “Debt Financing”), Seller shall, and shall cause its Affiliates to, and shall use its reasonable best efforts to cause its and their personnel and Representatives (including legal and accounting Representatives) to, cooperate with Buyer in connection with such Debt Financing as may be reasonably requested by Buyer, including to:

(i)            assist in preparation for and participate, at reasonable times, in a commercially reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers, bookrunners or agents for, and prospective lenders and buyers of, the Debt Financing), drafting sessions, presentations, road shows, and rating agency and other due diligence sessions, in each case, upon reasonable advance notice;
(ii)            furnish Buyer and the Debt Financing Sources, as promptly as practicable, with the Required Term Loan Information and such other financial and other pertinent information regarding the Group Companies as may be reasonably requested by Buyer in order to consummate the Debt Financing or that is customarily needed for financings of the type contemplated by the Debt Commitment Letter;
(iii)            assist Buyer and its Debt Financing Sources in the preparation of (x) customary lender presentations, syndication memoranda, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents for the Debt Financing and (y) rating agency presentations;
(iv)            use reasonable best efforts to cooperate with the marketing efforts of Buyer and its Debt Financing Sources for the Debt Financing;

(v)            use reasonable best efforts to cooperate with Buyer’s legal counsel in connection with any legal opinions that such legal counsel may be required to deliver in connection with the Debt Financing;
(vi)            use reasonable best efforts to cooperate with Buyer and Buyer’s efforts to obtain corporate and facilities ratings, consents, landlord waivers and estoppels, non-disturbance agreements, non-invasive environmental assessments, surveys and title insurance (including providing reasonable access to Buyer and its Representatives to all owned or leased real property);
(vii)            execute and deliver customary authorization letters to the Debt Financing Sources authorizing the distribution of information to prospective lenders (including customary 10b-5 and material non-public information representations);
(viii)            use reasonable best efforts to cooperate with the Buyer to satisfy the conditions precedent to the Debt Financing to the extent within the control of Seller and its Subsidiaries;
(ix)            furnish Buyer and the Debt Financing Sources promptly, and in any event no later than three (3) Business Days prior to Closing, with all documentation and information that any lender, provider or arranger of the Debt Financing has reasonably requested at least nine (9) Business Days prior to the Closing Date in connection with such Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act and the Customer Due Diligence Requirements for Financial Institutions issued by the U.S. Department of Treasury Financial Crimes Enforcement Network under the Bank Secrecy Act;
(x)            with respect to the Group Companies, execute and deliver any other credit agreements, notes, guarantees, pledge and security documents, hedging arrangements, other definitive financing agreements and documents and other certificates or documents and back-up therefor as may be reasonably requested by Buyer or the Debt Financing Sources and otherwise facilitating the pledging of collateral (including delivery of a certificate of the chief financial officer of the Business substantially in the form attached as Annex I to Exhibit C to the ABL Debt Commitment Letter certifying the solvency, after giving effect to the transactions contemplated hereby, of the Group Companies on a consolidated basis);
(xi)            use reasonable best efforts to take all actions reasonably necessary to permit the Debt Financing Sources upon reasonable request to evaluate and obtain access to the Group Companies’ current assets, properties, rights, inventory, cash management and accounting systems, and policies and procedures relating thereto (including cooperating in and facilitating field examinations, collateral audits, asset appraisals and surveys), in each case, in connection with their customary pre-Closing due diligence; and

(xii)            use reasonable best efforts to furnish Buyer and the applicable Debt Financing Sources all existing field examinations, collateral audits and asset appraisals and surveys of Seller and its Subsidiaries with respect to the Business (including the Group Companies).
(c)            Notwithstanding the foregoing clauses (a) and (b), (i) the Retained Companies shall not be required to pay (and prior to the Closing Date, the Group Companies shall not be required to pay) any commitment or other similar fee in connection with the Debt Financing or otherwise have any liability or obligation under any agreement or any document related to the Debt Financing (other than this Agreement), (ii) the pre-Closing directors and managers of Seller or any of its Subsidiaries shall not be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the Debt Financing is obtained, (iii) the Retained Companies shall not be required to execute prior to the Closing Date any definitive financing documents, including any credit or other agreements, pledge or security documents, or other certificates, legal opinions or documents in connection with the Debt Financing (except for the authorization letters set forth in clause (b)(vii) above) the effectiveness of which is not subject to the consummation of the Closing, (iv) except as expressly provided in this Agreement, neither the Seller nor any of its Subsidiaries shall be required to take any corporate actions prior to the Closing Date to permit the consummation of the Debt Financing, (v) neither the Seller nor any of its Subsidiaries shall be required to take any action that would reasonably be expected to conflict with, or result in a violation or breach of, or default (with or without notice or lapse of time) under the Seller’s or any of its Subsidiaries’ organizational and governing documents, any Law or any Contract to which Seller or any of its Subsidiaries is a party and (vi) neither the Seller nor any of its Subsidiaries shall be required to provide any assistance or cooperation that would (A) unreasonably interfere with its business operations, (B) cause any representation or warranty in this Agreement made by the Seller to be breached, or (C) cause any conditions to Closing set forth in Article VIII to fail to be satisfied.
(d)            The Seller shall supplement the information provided pursuant to this Section 5.19 on a reasonably current basis to the extent that any such information, to the knowledge of the Seller or the Group Companies, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make such Required ABL Information or Required Term Loan Information (as applicable) not misleading.
(e)            The Seller hereby consents to the reasonable use of all of the Group Companies’ logos, names and trademarks in connection with the Debt Financing; provided that such logos, names and trademarks shall be used solely in a manner that is not intended or reasonably likely to harm or disparage the Seller, the Group Companies or any of their respective Subsidiaries, or their reputation or goodwill.
(f)            Buyer shall indemnify, defend and hold harmless Seller and its Subsidiaries, and their respective pre-Closing directors, officers, employees and Representatives, from and against any and all Damages actually incurred, directly or indirectly, in connection with the Debt Financing, except to the extent that any of the foregoing arise from the bad faith, gross negligence or willful misconduct of, or willful and material breach of this Agreement by, Seller or its Subsidiaries, as applicable. Buyer shall promptly, upon request by Seller, reimburse Seller and its Subsidiaries for all out-of-pocket costs (including, to the extent incurred at the request or with the consent of Buyer, reasonable attorneys’ fees and ratings agencies’ fees) incurred by Seller or its Subsidiaries in connection with the cooperation described in Section 5.19 or otherwise in connection with the Debt Financing.

(g)            In furtherance of Seller’s obligations pursuant to this Section 5.19, at least two (2) Business Days prior to Closing, Seller shall deliver to Buyer copies of release letters in form and substance reasonably satisfactory to Buyer providing, subject only to the consummation of the purchase and sale of the Purchased Interests hereunder at the Closing, the termination and release of all guarantees of, and Liens and other security over the properties and assets of, the Group Companies securing all obligations thereof under the Credit Facility and the Indenture, as applicable, and the authorization of Seller, Buyer or the Group Companies to file any Lien terminations and releases in connection therewith.
(h)            Buyer agrees that, without the Seller’s prior written consent, Buyer shall not replace, restate, amend, supplement, modify or waive the ABL Debt Commitment Letter or obtain (or seek to obtain) any Debt Financing under Section 5.19(b) that would require cooperation under this Section 5.19 more onerous to Seller than cooperation reasonably requested by Buyer and customarily provided for senior secured asset-based revolving facilities or syndicated senior secured credit facilities, as applicable, or would materially delay or prevent the Closing.
Section 5.20  Third Party Consents. To the extent that the consent of any third party (other than any Governmental Authority) is required under any Contract (a “Third Party Consent”) in connection with the consummation of the transactions contemplated by this Agreement (other than the Preparatory Business Transfers), Seller or its Affiliates shall use their commercially reasonable efforts to seek such Third Party Consent on or prior to the Closing Date; provided that, without limiting the conditions set forth in Section 8.02, notwithstanding anything else to the contrary herein, the obtaining of any Third Party Consent is not a condition to any Party’s obligation to consummate the transactions contemplated hereby. Notwithstanding anything to the contrary herein, Seller shall not agree to any economic concessions (including any fee reduction or waiver) in connection with obtaining any Third Party Consent, without the written consent of Buyer in its sole discretion.
Section 5.21  Wrong Pockets. From time to time following the Closing, (a) Buyer and its respective Affiliates shall transfer back to Seller or its designated Affiliates any Retained Asset or Retained Liability (i) that was inadvertently transferred to Buyer (directly or indirectly with any Group Company) at the Closing or to the Group Companies in the Preparatory Business Transfers or (ii) that is transferred or paid to or invoiced to or claimed against Buyer or its Affiliates (including the Group Companies) by a third party after the Closing and (b) Seller and its Subsidiaries shall transfer back to Buyer or its designated Affiliate any asset or Liability that is contemplated by this Agreement to be a Transferred Business Asset or a Liability related thereto (x) that was inadvertently not transferred to Buyer (directly or indirectly with any Group Company) at the Closing or to the Group Companies in the Preparatory Business Transfers and (y) that is transferred or paid to or invoiced to or claimed against Seller or any of its Affiliates by a third party after the Closing.
Section 5.22  Shared Contracts.

(a)            Except for Shared Contracts specifically addressed by the services provided under the Transition Services Agreement, Seller shall, and shall cause its Subsidiaries to, use their commercially reasonable efforts to, as reasonably requested by Buyer, (i) cause the counterparty to any Shared Contract to enter into a new contract with the Group Companies, on terms substantially similar to those applicable to the Business in such Shared Contract including with respect to pricing, in order for the Business to receive the applicable benefits under such Shared Contract (each such new contract, a “New Contract”) or (ii) split the respective rights and obligations under any Shared Contract such that, effective at or prior to the Closing (A) the Group Companies shall be the assigned beneficiary of the rights under such Shared Contract (each such contract, an “Assumed Shared Contract”) to the extent such rights relate to the Business, and shall be responsible for the Liabilities and obligations under such Assumed Shared Contract to the extent such Liabilities and obligations relate to the Business and (B) the relevant Retained Company shall remain the beneficiary of the remaining rights under such Assumed Shared Contract and shall remain responsible for the remaining Liabilities and obligations under such Assumed Shared Contract.
(b)            If the Parties are not able, with respect to any such Shared Contract, to obtain a New Contract or to so assign such Shared Contract prior to the Closing, except for Shared Contracts specifically addressed by the services provided under the Transition Services Agreement, then (x) for a period of twelve (12) months following the Closing, Seller, Buyer and their respective Affiliates shall continue to use commercially reasonable efforts to cause such counterparty to enter into a New Contract or assign to the Group Companies the benefits and obligations under such Shared Contract as they relate to the Business, and (y) until the earlier of either (A) twenty-four (24) months after the Closing or (B) such time as a New Contract is executed or a Shared Contract is so assigned, Seller and Buyer shall use and shall cause their respective Affiliates to use commercially reasonable efforts to secure an alternative arrangement reasonably satisfactory to the parties under which the Business would, in compliance with applicable Law, obtain the benefits and bear the burdens associated with the applicable Shared Contract such that the Business would be placed in a substantially similar position as if a New Contract were executed.
Article VI
Tax Matters
Section 6.01  Tax Returns; Allocation of Taxes.
(a)            Tax Returns.
(i)            For U.S. federal Income Tax purposes, the Tax year of the Group Companies organized in the United States will end on the Closing Date. To the extent required or permitted by Law, the Parties shall elect to close any Tax year of any of the Group Companies for all other Tax purposes as of the close of business on the Closing Date.
(ii)            Any Tax deductions of the Group Companies accruing in connection with the transactions contemplated by this Agreement are properly allocable to Pre-Closing Tax Periods, and the Parties shall cause their Affiliates to, treat such deductions as accruing in Pre-Closing Tax Periods, except as otherwise required by applicable Law.

(iii)            At its own expense, Seller shall prepare and file, or cause to be prepared and filed, when due (taking into account any extensions of a required filing date), (w) all Tax Returns related to the Group Companies which are due on or prior to the Closing Date, (x) all Seller Combined Tax Returns for any Tax period and (y) all Income Tax Returns of the Group Companies for any Tax period ending on or before the Closing Date, whether filed before or after the Closing Date, and Buyer and Seller shall cooperate to file such Income Tax Returns when due (taking into account any extension of a required filing date). All such Tax Returns (other than Seller Combined Tax Returns) shall be prepared in a manner consistent with most recent past practice of the relevant members of the Group Companies, unless otherwise required by applicable Law.
(iv)            At its own expense, Buyer shall prepare and file, or cause to be prepared and filed, when due (taking into account any extensions of a required filing date), (x) all Tax Returns of the Group Companies for any Tax period ending on or before the Closing Date which are due after the Closing Date and that are not described in Section 6.01(a)(iii), (y) all Tax Returns of the Group Companies for any Straddle Tax Period, and (z) all Tax Returns of the Group Companies for any Tax periods beginning after the Closing Date. Each such Tax Return that is Buyer’s responsibility for a Tax period ending on or before the Closing Date or for a Straddle Tax Period (collectively, the “Buyer-Filed Tax Returns”), shall be prepared in a manner consistent with the most recent past practices of Seller and its Subsidiaries with respect to such Tax Returns and without a change of any election or any accounting method, except, in each case, as required by applicable Law.
(v)            Each Party responsible for the preparation of an Income or other material Tax Return under Sections 6.01(a)(iii) and (iv) (other than Seller Combined Tax Returns) shall submit such Tax Return to the other Party (together with schedules, statements and, to the extent reasonably requested by such other Party, supporting documentation) at least twenty-five (25) days prior to the due date (including any applicable extension) therefor. The Parties shall notify each other in writing if either objects to any items in any such draft Tax Return within a reasonable amount of time after receipt of such draft Tax Return, and, if such draft Tax Return was provided to the Party at least twenty (20) days prior to such due date, no less than fifteen (15) days prior to such due date. Any such disputed item shall be resolved in good faith and in a manner mutually agreeable to both Parties, and if not so resolved by the Parties, then may be submitted by any such Party to a jointly retained accountant (which may be the same as or different from the Auditor retained pursuant to Section 2.05, if any). Upon resolution of all disputed items, the relevant Tax Return shall be adjusted or revised to reflect such resolution and shall be binding upon the Parties without further adjustment. The costs, fees and expenses of such accountant shall be borne equally by Buyer (or its Affiliates) and Seller (or its Subsidiaries). Except as required by applicable Law, neither Party nor any of their Affiliates shall amend any Tax Return for a Pre-Closing Tax Period or any Buyer-Filed Tax Return without the prior written consent of the other Party. Subject to each Party’s obligations under Article IX and reflecting any Taxes taken into account in the calculation of Closing Date Net Working Capital, the Party responsible for the filing of a Tax Return shall remit or cause to be remitted all Taxes shown as due on such Tax Return.

(b)            Buyer shall pay, or cause to be paid to, Seller any Tax Refund of Pre-Closing Income Taxes of any Group Company. Buyer shall use its commercially reasonable efforts to promptly claim and receive any such Tax Refunds to which Seller would be entitled pursuant to this Section 6.01(b), including by taking any action reasonably requested by Seller to obtain any such Tax Refunds promptly, and shall pay any Tax Refunds, net of any Tax cost and reasonable expenses incurred in connection with obtaining such Tax Refund, no later than ten (10) days following receipt thereof. Subject to Section 6.03(d), Buyer shall be entitled to all other Tax Refunds in respect of Taxes of the Group Companies (including to the extent such Tax Refund results from the carryback of any Tax loss or other Tax attribute from a Post-Closing Tax Period to a Pre-Closing Tax Period), and Seller shall pay any such Tax Refunds to Buyer, net of any Tax cost and reasonable expenses incurred in connection with obtaining such Tax Refund; provided, however, that Buyer agrees to waive to the extent permitted by Applicable Law any carryback of any Tax loss or other Tax attribute from a Post-Closing Tax Period to a Pre-Closing Tax Period.
(c)            Notwithstanding anything to the contrary in this Agreement, all excise, sales, use, value added, registration stamp, recording, documentary, conveyancing, franchise, property, transfer, and similar Taxes, levies, charges and fees arising from the transactions contemplated by the Transaction Documents (collectively, the “Transfer Taxes”) shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Seller and timely paid by the Party required by Law to pay; provided, however, Transfer Taxes incurred in connection with the Preparatory Business Transfers shall be borne solely by Seller. In addition, the Party that is required to by Law shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns that are required to be filed with respect to such Transfer Taxes; provided, however, notwithstanding anything to the contrary in Sections 6.01(a)(iii) and (iv), Seller shall prepare and timely file, or cause to be prepared and timely filed, at its own expense, all Tax Returns that are required to be filed with respect to Transfer Taxes incurred in connection with the Preparatory Business Transfers. The Parties will reasonably cooperate and provide such information as the other Party may reasonably request from time to time in connection with the filing of all Tax Returns required to be filed with respect to Transfer Taxes. If any value added or similar Tax is or becomes chargeable on any supply made by any Seller to Buyer under this Agreement and Seller is required to account to the relevant Taxing Authority for such Tax, Buyer must pay to Seller (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such Tax (and Seller shall promptly provide an appropriate invoice to Buyer).
(d)            In the case of any Straddle Tax Period, (i) real, personal and intangible property Taxes and any other similar Taxes levied on a per diem basis of any Person for a Pre-Closing Tax Period shall be equal to the amount of such Taxes for the entire Straddle Tax Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Tax Period that are in the Pre-Closing Tax Period and the denominator of which is the total number of days in the Straddle Tax Period and (ii) any other Taxes of any Person for any Pre-Closing Tax Period shall be computed as if such Tax period ended on the Closing Date. All determinations necessary to give effect to the allocation set forth in the previous sentence shall be made in a manner consistent with the prior practice of Seller or its Subsidiaries, as applicable.

Section 6.02  Cooperation on Tax Matters. Buyer and Seller shall cooperate fully, and Buyer shall cause each of its Affiliates, including the Group Companies, to cooperate fully, as and to the extent reasonably requested by the applicable other Party, in connection with the preparation, execution and filing of Tax Returns and any Tax Claim. Such cooperation shall include access to records and information which are reasonably relevant to any such Tax Return or Tax Claim, making personnel available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, executing Tax Returns and executing powers of attorney. Buyer shall cause its Affiliates, including the Group Companies, (i) to retain all books and records with respect to Tax matters pertinent to the Group Companies relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations of the respective taxable periods (including any extensions thereof), (ii) to abide by all record retention agreements entered into with any Taxing Authority and (iii) to give Seller ninety (90) days written notice prior to transferring, destroying or discarding any such books and records. If Seller so requests, Buyer shall, and Buyer shall cause its Affiliates, including the Group Companies, to, allow Seller to take possession of such books and records designated for destruction. Notwithstanding anything to the contrary in this Agreement, Seller shall not be required to transfer to Buyer any Tax Returns or other Tax work papers of or including any of the Retained Companies to the extent not constituting Transferred Records. Any information obtained under this Section 6.02 shall be kept confidential, except as otherwise permitted to be disclosed under Section 5.11 or may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting any audit, examination or other proceeding. Buyer and Seller agree that the sharing of information and cooperation contemplated by this Section 6.02 shall be done in a manner so as not to interfere unreasonably with the conduct of the business of the Parties.
Section 6.03  Buyer Covenants. Buyer shall not cause or permit any Group Company or any Affiliate of Buyer to (a) make any Tax election or deemed Tax election that would be effective for any Pre-Closing Tax Period, (b) make any election under Section 338 of the Code with respect to the purchase of the Purchased Interests, (c) amend (i) any Income Tax Return for a Pre-Closing Tax Period or (ii) any Tax Return, other than an Income Tax Return, for a Pre-Closing Tax Period prior to the Tax Release Date, in each case, unless required by applicable Law (and for which Buyer has given Seller at least thirty (30) days written notice and explanation of the requirement to so file) or upon the prior written consent of the Seller (not to be unreasonably withheld, conditioned or delayed; provided, however, any material increase in the amount of any Tax Liability (or material decrease in the amount of any Tax asset or contra-liability) of Seller or its Subsidiaries that is not compensated by Buyer shall be a reasonable basis for withholding such consent), or (d) make any voluntary Tax filing with a non-U.S. Governmental Authority with respect to the indirect transfer of any of the Group Companies pursuant to this Agreement.
Section 6.04  Tax Sharing Agreements. Any and all existing Tax sharing, Tax allocation or Tax indemnity agreements, except for this Agreement, between any Group Company, on the one hand, and any of the Retained Companies, on the other hand, shall be terminated as of the Closing Date to the extent they relate to the Group Companies.

Section 6.05  Tax Claims.
(a)            If any Tax Claim shall be initiated, which, if successful, might result in an indemnity payment under Article IX or increase the amount of any Tax Liability (or decrease the amount of any Tax asset or contra-liability) included in the determination of Closing Date Net Working Capital, the Indemnified Parties shall notify the Indemnifying Parties within fifteen (15) days of receipt of notice of such a Tax Claim; provided, that the failure to give such notice shall not affect the indemnification provided hereunder except (i) to the extent the Indemnifying Parties have actually been prejudiced by such failure or (ii) if the Indemnified Parties fail to notify the Indemnifying Parties of such claim in accordance with this Section 6.05 prior to the Survival Expiration Date.
(b)            With respect to any Tax Claim relating (i) to Income Taxes for a Pre-Closing Tax Period or (ii) otherwise to Taxes for which the Retained Companies could reasonably be expected to be liable (including pursuant to Article IX or any Taxes included in the calculation of Closing Date Net Working Capital), except as provided below, Seller shall have the right to control all proceedings and make all decisions taken in connection with such Tax Claim (including selection of counsel), and shall be the sole representative before any Taxing Authority. Buyer shall execute all documents reasonably necessary for Seller to control such Tax Claims, including Buyer or the Group Companies granting to Seller a power of attorney to take any action in the name of Buyer or the Group Companies. Buyer shall control any Tax Claim that Seller is entitled to, but does not choose to, control pursuant to this Section 6.05(b). Buyer shall control, at its own expense, all proceedings with respect to any Tax Claim against the Group Companies with respect to a Pre-Closing Tax Period that is not described in the first sentence of this Section 6.05(b). Except with respect to Tax Claims related to Seller Combined Tax Returns, the Party controlling such Tax Claim shall (A) notify the other Party of significant developments with respect to such Tax Claim and keep the other Party reasonably informed and consult with the other Party as to the resolution of any issue that would materially affect such other Party, (B) give to the other party a copy of any Tax adjustment proposed in writing with respect to such Tax Claim and copies of any other written correspondence with the relevant taxing authority relating to such Tax Claim, (C) not settle or compromise any issue without the consent of such other Party, which consent shall not be unreasonably withheld and (D) otherwise permit the other Party to participate in all aspects of such Tax Claim, at such other Party’s own expense.
(c)            In the event of any conflict or overlap between the provisions of this Section 6.05 and Article IX, the provisions of this Section 6.05 shall control.
Section 6.06  Post-Closing Payments. The parties agree that any (i) payment of the Adjustment Amount pursuant to Section 2.05(e) or (ii) indemnification payment made pursuant to Article IX shall be treated as an adjustment to the portion of the Purchase Price attributable to the relevant Foreign Notes and Subsidiary Interests and to treat such adjustments consistently therewith for U.S. federal income and other applicable Tax purposes, to the extent permitted by Law.

Article VII
Employee Matters
Section 7.01  Employee Communications and Consultations. Except as expressly contemplated by Section 5.18, from and after the date hereof until the Closing Date, Buyer and Seller shall cooperate in good faith regarding any written communications to be distributed to any Business Employees relating to the transactions contemplated by this Agreement or post-Closing terms of employment, and Buyer and Seller shall each consult with the other and obtain the other’s consent before distributing any communications to any Business Employees, works councils, unions or other labor representatives. In addition, each of Buyer and Seller shall reasonably cooperate and provide such information as the other may reasonably request from time to time in connection with any information and consultations processes relating to the transactions contemplated by this Agreement with any Business Employees or any works council, union or other labor representative.
Section 7.02  Effect of Transfer. Seller shall use its reasonable good faith efforts as part of the Preparatory Business Transfers such that on or prior to the Closing Date each Business Employee will be employed by a Group Company, and Seller shall promptly inform Buyer if Seller has knowledge that fewer than all Business Employees will be so employed by the Group Companies. To the extent that Seller needs to transfer the employment of a Business Employee to a Group Company, Seller and Buyer agree that Seller shall use commercially reasonable efforts so that such transfer will occur in a manner that will not constitute a separation, termination or severance of employment of any Business Employee prior to or upon the occurrence of such transfer, and that such employee will have continuous and uninterrupted employment immediately before and immediately after such transfer. Seller shall bear all the Liabilities and obligations relating to, and shall indemnify and hold harmless Buyer and the Group Companies from and against, any claims made by any Business Employee for any statutory or common law severance, gratuity or other separation benefits, any contractual or other severance or separation benefits and any other legally mandated payment obligations (including any compensation payable during a mandatory termination notice period and any payments pursuant to a judgment of a court having jurisdiction over the Parties) and for any other claim, cost, liability or obligation (whether related to compensation, benefits or otherwise), in each case, arising out of or in connection with (i) the transfer or termination of employment of any Business Employee with the Group Companies in connection with the Preparatory Business Transfers; (ii) the failure of Buyer or its Affiliates to continue the employment of any Business Employee or any other individual who is entitled to automatically transfer to a Group Company, Buyer or its Affiliates pursuant to the Preparatory Business Transfers; or (iii) otherwise arising or incurred in connection with the Internal Restructuring. Buyer shall also bear all the Liabilities and obligations relating to, and shall indemnify and hold harmless the Retained Companies from and against any claims relating to the employment of any Business Employee after the Closing, including in respect of any act or omission relating to the employment of any Business Employee or termination of employment after the Closing. Notwithstanding any provision of this Agreement to the contrary, if there is any Business Employee receiving short-term disability benefits under any Seller Plan who would lose such benefits as a result of the Internal Restructuring or the Closing or who would cease to be eligible for long-term disability benefits under a Seller Plan as a result of the Internal Restructuring or the Closing, then the employment of such Business Employee shall be retained by Seller or a Retained Company following the Closing until such Business Employee is cleared to return to work, at which time Buyer or a Group Company shall commence to employ such Business Employee; provided that such return to work occurs within six (6) months of the Closing Date (or such longer period required under applicable Law).

Section 7.03  Continuation of Benefits. With respect to each Business Employee, following the Closing until the twelve (12)-month anniversary of the Closing Date or such longer period required by Law (such period, the “Benefits Continuation Period”), Buyer shall, and shall cause its Affiliates to (and shall cause any other Person providing compensation and benefits on their behalf to): (a) provide to such Business Employee no less favorable base salary, wage rates and cash target short-term incentive opportunities (excluding equity and transaction-related incentives), as applicable, than the base salary, wage rates and cash target short-term incentive opportunities (excluding equity and transaction-related incentives) provided by Seller and its Subsidiaries (or any other Person providing compensation and benefits on their behalf) immediately prior to the Closing; and (b) maintain employee benefits under plans, programs and arrangements that will provide benefits to such Business Employee that are substantially comparable, in the aggregate, to the benefits provided by Seller and its Subsidiaries (or any other Person providing compensation or benefits on their behalf) immediately prior to the Closing (excluding any defined benefit pension, deferred compensation, or retiree medical or transaction-related benefits (other than those assumed under Sections 7.04 and 7.05)). Notwithstanding the foregoing, nothing contemplated by this Agreement shall be construed as (i) limiting the obligations of Buyer or any of its Affiliates under Law or any Collective Bargaining Agreement, or as necessary to preclude claims from Business Employees for severance, notice, termination pay or other economic compensation, to maintain the terms, conditions and employee benefits of any Business Employees for any period of time, or (ii) requiring either Buyer or any of its Affiliates to continue the employment of any Business Employee for any period after the Closing Date; provided that any such employee terminated during the Benefits Continuation Period shall receive from Buyer the severance benefits set forth in Section 7.05 if such termination qualifies such Business Employee therefor.

Section 7.04  Assumed Retention and Incentive Payments. As of the Closing, Buyer or the Group Companies shall assume and honor, or Buyer shall cause its Affiliates to assume and honor, in accordance with their terms, the obligation to pay the Business Employees (a) the second installment of the retention bonuses under those agreements listed under the heading “Retention Agreements” on Schedule 3.17(a) and (b) bonus amounts up to $2.3 million in the aggregate under each cash incentive plan maintained by Seller or its Subsidiaries for Business Employees for (x) all completed performance periods for which such bonuses have been earned and not yet paid and (y) for the interim period commencing at the end of the most recently completed performance period and ending immediately prior to Closing for which such bonuses have been earned in the ordinary course of business consistent with past practice and not yet paid (the “Assumed Incentive Payments”). Such Assumed Incentive Payments shall be determined in accordance with the terms of the applicable plan or agreement, and Buyer shall or shall cause its Affiliates to pay such Assumed Incentive Payments in accordance with the terms of the applicable plan or agreement to the extent that the Business Employees thereunder shall otherwise become eligible to receive payment of such bonus amounts under the terms of the applicable plan or agreement.

Section 7.05  Severance Benefits. With respect to each Business Employee terminated during the Benefits Continuation Period and whose termination qualifies therefor, Buyer shall, or shall cause its Affiliates to, provide severance or termination benefits to each such Business Employee that are no less favorable than those severance or termination benefits applicable to each such Business Employee as of immediately prior to the Closing Date under the severance plan identified in Schedule 7.05, subject to the terms thereof.
Section 7.06  Service Credit. With respect to each Business Employee, effective from and after the Closing, Buyer shall, and shall cause its Affiliates to, (a) recognize, for purposes of eligibility to participate and vesting (but not for benefit accrual purposes, except with respect to severance and termination benefits and vacation accrual) under all plans, programs and arrangements established or maintained by Buyer or its Affiliates for the benefit of such Business Employees, service with the Seller and its Subsidiaries prior to the Closing to the extent such service was recognized under the corresponding Seller Plan covering such Business Employee, in each case, except where it would result in a duplication of benefits, (b) waive any pre-existing condition exclusion, actively-at-work requirement or waiting period under all employee health and other welfare benefit plans established or maintained by Buyer or its Affiliates for the benefit of the Business Employees, except to the extent such pre-existing condition, exclusion, requirement or waiting period would have applied to such individual under the corresponding Group Company Plan covering such Business Employee and (c) provide full credit for any co-payments, deductibles or similar payments made or incurred by a Business Employees under a corresponding Seller Plan covering such Business Employee prior to the Closing for the plan year in which the Closing occurs. As a condition to Buyer’s obligations under clauses (b) and (c) of the immediately preceding sentence, and to the extent not already in the possession of the Group Companies, Seller shall cause such information reasonably requested by such clauses to be provided to Buyer in a manner reasonably requested by the Buyer within ten (10) Business Days following the Closing.
Section 7.07  Work Authorization. If any Business Employee requires a work permit, employment pass, visa or other legal or regulatory approval for his or her employment with Buyer or its Affiliates, Buyer and Seller shall, and each shall cause their Affiliates to, cooperate and use their commercially reasonable efforts to cause any such permit, pass, visa or other approval to be obtained and in effect prior to the Closing.
Section 7.08  Vacation. As of the Closing Date and unless otherwise required by applicable Law, Buyer shall assume all liabilities associated with accrued vacation and paid time off balances of any Business Employees and shall credit and honor, in accordance with the terms of the applicable policy of Seller or its applicable Subsidiaries, all vacation days and other paid time off accrued but not yet taken by the Business Employees.

Section 7.09  Health and Welfare Benefits. Other than with respect to any Group Company Plan, Seller shall, or shall cause the Retained Companies to, bear all the Liabilities and obligations relating to, and shall indemnify and hold harmless Buyer and the Group Companies from and against, all (a) medical, vision, dental and prescription drug claims for expenses incurred by any Business Employee or his or her dependents and former employees of the Group Companies (including COBRA continuation coverage where the qualifying event occurred prior to the Closing), (b) claims for short-term and long-term disability income benefits incurred by any Business Employee and (c) claims for group life, travel and accident and accidental death and dismemberment insurance benefits incurred by any Business Employee, in each case, prior to the Closing. Without limiting any obligations under any Group Company Plan, Buyer shall be, or shall cause its Affiliates to be, responsible for all (i) medical, vision, dental and prescription drug claims for expenses incurred by any Business Employee or his or her dependents, (ii) claims for short-term and long-term disability income benefits incurred by any Business Employee and (iii) claims for group life, travel and accident and accidental death and dismemberment insurance benefits incurred by any Business Employee, in each case, on or after the Closing. Except in the event of any claim for workers compensation benefits, for purposes of this Agreement, the following claims and Liabilities shall be deemed to be incurred as follows: (x) medical, vision, dental or prescription drug benefits (including hospital expenses), upon provision of the services, materials or supplies comprising any such benefits and (y) short- and long-term disability, life, accidental death and dismemberment and business travel accident insurance benefits, upon the death, illness, injury or accident giving rise to such benefits.
Section 7.10  Workers’ Compensation. Other than with respect to any Group Company Plan, the Retained Companies shall be responsible for all claims for workers compensation benefits that are incurred prior to the Closing by any Business Employee to the extent such claims are covered under a workers’ compensation plan or policy maintained or owned by one of the Retained Companies. Without limiting any obligations under any Group Company Plan, Buyer and its Affiliates shall be responsible for all claims for workers compensation benefits that are incurred on or after the Closing by any Business Employee. A claim for workers compensation benefits shall be deemed to be incurred when the event giving rise to the claim (the “Workers Compensation Event”) occurs. If the Workers Compensation Event occurs over a period both preceding and following the Closing, the claim shall be the joint responsibility and liability of Seller and Buyer and shall be equitably apportioned between Seller, on the one hand, and Buyer, on the other, based upon the relative periods of time that the Workers Compensation Event transpired preceding and following the Closing.
Section 7.11  Group Company Benefit Plans; Seller Retention of Seller Plan Liabilities. No later than the Closing Date, the Group Companies shall establish or cause to be established (including through the Transition Services Agreement), all retirement, pension, employee welfare and employee benefit plans for Business Employees as are necessary to comply with its obligations pursuant to this Article VII (each, a “Buyer Plan”). Buyer shall indemnify and hold harmless the Retained Companies from any Liabilities, obligations, commitments incurred by any of the Retained Companies relating to any Group Company Plan or any delay in establishing any such Buyer Plan. Unless otherwise provided in the Transition Services Agreement, effective as of the Closing, each Business Employee shall cease to participate in any Seller Plan (other than any Group Company Plan) as an active employee. In addition to the foregoing, except as otherwise provided in the Transition Services Agreement, effective as of the Closing, the Group Companies shall cease to participate in any Seller Plan and, except as expressly set forth in Sections 7.03, 7.04, 7.08, 7.09, 7.10, 7.12 and 7.13, the Retained Companies shall bear all the Liabilities and obligations relating to, and shall indemnify and hold harmless Buyer and the Group Companies from and against all Liabilities under the Seller Plans.

Section 7.12  Section 401(k) Plan. On the Closing Date, the Group Companies shall have in effect a defined contribution plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “Buyer 401(k) Plan”) to provide benefits to the Business Employees who participate in Seller’s 401(k) Plan (the “Seller 401(k) Plan”). Following the Closing Date, Business Employees may elect to rollover their account balances in the Seller 401(k) Plan, including any promissory notes evidencing any loans to such participant, to the Buyer 401(k) Plan, and Buyer 401(k) Plan will accept such rollovers including participant loans. Buyer will cooperate with Seller in effecting a transition of all outstanding 401(k) loans of Business Employees in a manner designed to prevent a deemed distribution from the Seller 401(k) Plan.
Section 7.13  FSA Transfer. As of the Closing Date, the Group Companies shall have established or maintained a flexible spending account plan for medical and dependent care expenses (“Buyer’s FSA”) for each Business Employee who is a participant in a flexible spending account for medical or dependent care expenses under a Seller Plan (“Seller FSA”) or who elects to participate in Buyer’s FSA and shall honor and continue, through the end of the plan year in which the Closing Date occurs, the elections made by each such Business Employee under the Seller FSA in respect of such flexible spending accounts that are in effect immediately prior to the Closing Date. Buyer or one of its Affiliates shall credit or debit, as applicable, effective as of the Closing Date, the applicable account of each Business Employee under Buyer’s FSA with an amount equal to the balance of each such Business Employee’s account under the Seller FSA as of immediately prior to the Closing Date. To the extent that Buyer and Seller mutually agree that it would be practicable and material to do so, then as soon as practicable after the Closing Date, Seller shall pay to Buyer or one of its Affiliates the net aggregate amount of the account balances credited under Buyer’s FSA, if such amount is positive, and Buyer or one of its Affiliates shall pay to Seller the net aggregate amount of the account balances credited under Buyer’s FSA, if such amount is negative. From and after the Closing Date, Buyer or one of its Affiliates shall assume and be solely responsible for all claims by the Business Employees under the Seller FSA incurred at any time during the calendar year in which the Closing Date occurs, whether incurred prior to, on or after such date, that have not been paid in full as of such date. For purposes of this Section 7.13, a claim for reimbursement shall be deemed to have been incurred on the date on which the charge or expense giving rise to such claim is incurred.
Section 7.14  Third-Party Rights. The provisions contained in this Agreement with respect to any Business Employee are included for the sole benefit of the Parties and shall not create any right in any other Person, including any Business Employee (or dependent or beneficiary of any of the foregoing). Nothing herein shall be deemed an amendment to or creation of any plan providing benefits to any Business Employee or shall be deemed to prohibit or restrict Buyer or any of its Subsidiaries from terminating the employment of any Business Employee following the Closing; provided that any such employee terminated during the Benefits Continuation Period shall receive from Buyer the severance benefits set forth in Section 7.05.
Article VIII
Conditions to Closing

Section 8.01  Conditions to the Obligations of Buyer and Seller. The obligations of Buyer and Seller to consummate, or cause to be consummated, the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by the Parties:
(a)            all waiting periods under the HSR Act relating to the transactions contemplated by this Agreement (as extended by any applicable Governmental Authority) shall have expired or been terminated, all other required waiting, notice or review periods under the Competition Laws listed in Schedule 8.01(a) (as extended by any applicable Governmental Authority) shall have expired or been terminated and all required permits, approvals, clearances or approvals under the Competition Laws listed in Schedule 8.01(a) shall have been made and obtained; and
(b)            no Law enacted, entered, promulgated, enforced or issued by any Governmental Authority (in each case, exclusive of all Competition Laws and enforcement actions related thereto) shall be in effect restraining, enjoining or prohibiting the consummation of the transactions contemplated by this Agreement (each, a “Closing Legal Impediment”).
Section 8.02  Conditions to the Obligations of Buyer. The obligations of Buyer to consummate, or cause to be consummated, the transactions contemplated by this Agreement are also subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Buyer:
(a)            Seller shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing, except (i) the obligation to complete the Preparatory Business Transfers, which is addressed in clause (f) below, and (ii) the obligations set forth in Section 5.19(b), which shall be excluded for purpose of the condition set forth in this Section 8.02(a);
(b)            (i) the Fundamental Representations (other than those Fundamental Representations set forth in Section 3.05 (Group Companies)) shall be true and correct in all material respects as of the date hereof and at and as of the Closing as if made at and as of the Closing (other than such representations and warranties that by their terms address matters only as of an earlier specified date, which shall be true and correct only as of such date), (ii) the representations and warranties of Seller contained in Article III of this Agreement (other than the Fundamental Representations and Section 3.07(b) (Absence of Certain Changes)), without giving effect to materiality, Material Adverse Effect or similar qualifications, shall be true and correct as of the date hereof and at and as of the Closing as if made at and as of the Closing (other than such representations and warranties that by their terms address matters only as of an earlier specified date, which shall be true and correct only as of such date), except where the failure of such representations and warranties described in this clause (ii) to be so true and correct would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect; (iii) the representations and warranties of Seller contained in Section 3.07(b) (Absence of Certain Changes) shall be true and correct in all respect as of the date hereof and at and as of the Closing as if made at and as of the Closing; and (iv) the Fundamental Representations of Seller contained in the Section 3.05 (Group Companies) shall be true and correct in all respects (other than de minimis exceptions) as of the date hereof and at and as of the Closing as if made at and as of the Closing (other than such representations and warranties that by their terms address matters only as of an earlier specified date, which shall be true and correct only as of such date);

(c)            since the date of this Agreement, there shall not have occurred a Material Adverse Effect;
(d)            Seller shall have delivered to Buyer a certificate signed by an executive officer of Seller, on behalf of Seller and not in such officer’s personal capacity, that the conditions set forth in Sections 8.02(a), 8.02(b) and 8.02(c) have been satisfied;
(e)            Seller shall have delivered to Buyer the French Restructuring Notice; and
(f)            Seller shall have completed the Preparatory Business Transfers, except where such failure to complete such actions would not reasonably be expected to be material to the CrossControl, Elliott Manufacturing, Gits Manufacturing Company, Maximatecc, Power-Packer or Weasler brands individually or the Business as a whole.
Section 8.03  Conditions to the Obligations of Seller. The obligations of Seller to consummate, or cause to be consummated, the transactions contemplated by this Agreement are also subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Seller:
(a)            Buyer shall have performed, in all material respects, all of its obligations hereunder required to be performed by it at or prior to the Closing;
(b)            the representations and warranties of Buyer contained in Article IV of this Agreement, without giving effect to materiality or similar qualifications, shall be true and correct as of the date hereof and at and as of the Closing as if made at and as of the Closing (other than such representations and warranties that by their terms address matters only as of an earlier specified date, which shall be true and correct only as of such date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to interfere with, prevent or delay the ability of Buyer to consummate the transactions contemplated hereby; and
(c)            Buyer shall have delivered to Seller a certificate signed by an officer of Buyer, and not in such officer’s personal capacity, that the conditions set forth in Sections 8.03(a) and 8.03(b) have been satisfied.
Section 8.04  Frustration of Conditions. Neither Buyer nor Seller may rely on the failure of any condition set forth in Section 8.01, Section 8.02 or Section 8.03 to be satisfied if such failure was caused by the failure of Buyer, on the one hand, or Seller, on the other hand, respectively, to (a) use commercially reasonable efforts to consummate transactions contemplated by this Agreement and (b) otherwise comply with their obligations under this Agreement in all material respects.
Article IX
Indemnification

Section 9.01  Survival. The representations and warranties of the Parties contained in this Agreement shall survive the Closing until the date that is twelve (12) months after the Closing Date; provided that, the Fundamental Representations and the representations and warranties contained in Sections 4.01 (Existence and Power), 4.02 (Authorization) and 4.09 (Finders’ Fees) shall survive for a period of three (3) years after the Closing Date. The Tax covenants contained in Article VI shall survive the Closing until the date that is six (6) years after the Closing Date. Except for the Tax covenants contained in Article VI, all of the covenants and agreements contained in this Agreement that are to be performed on or prior to the Closing shall survive until (and shall expire as of) the date that is twelve (12) months after the date hereof and all of the covenants contained in this Agreement that by their nature are required to be performed after the Closing shall survive the Closing until fully performed or fulfilled, unless and only to the extent that non-compliance with such covenants or agreements is waived in writing by the Party entitled to such performance (the applicable date on which the representations, warranties, covenants or agreements expire pursuant to this sentence or the preceding sentence, each a “Survival Expiration Date”). Notwithstanding the preceding two sentences, any specific claim for the breach or inaccuracy of any covenant, agreement, representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the applicable Survival Expiration Date, if notice of such claim shall have been validly delivered to the Party against whom such indemnity may be sought prior to the applicable Survival Expiration Date in accordance with Section 9.03. The Parties acknowledge and agree that with respect to any claim that any Party may have against any other Party that is permitted pursuant to the terms of this Agreement, the Survival Expiration Dates set forth and agreed to in this Section 9.01 shall govern when any such claim may be brought and shall replace and supersede any statute of limitations that may otherwise be applicable.
Section 9.02  Indemnification.
(a)            Subject to the provisions of this Article IX, effective at and after the Closing, Seller shall indemnify and hold harmless Buyer and its Subsidiaries and its and their respective equityholders, Affiliates and Representatives (collectively, the “Buyer Indemnitees”) from and against any and all Damages incurred or suffered by any Buyer Indemnitee to the extent arising from or relating to:
(i)            any breach of any representation or warranty made by Seller in this Agreement;
(ii)            any breach of any covenant or agreement to be performed by Seller pursuant to this Agreement;
(iii)            any Retained Liability or other Liability of the Buyer Indemnitees arising from the Retained Businesses;
(iv)            any Retained Environmental Liability;
(v)            any Pre-Closing Income Taxes of the Group Companies, including any Tax for which a Group Company is held liable under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) by reason of such Group Company being included in any consolidated, affiliated, combined or unitary group at any time on or before the Closing Date, and any Tax (other than a Transfer Tax) attributable to Seller’s gains arising from the transfer of a Group Company pursuant to this Agreement;

(vi)            any Tax Liability attributable to the Preparatory Business Transfers; or
(vii)            the matters disclosed as Items #2-4 on Schedule 3.10;
provided that, (A) with respect to indemnification by Seller pursuant to Section 9.02(a)(i) (other than with respect to Fundamental Representations and the representations and warranties contained in Section 3.20 (Taxes)), Seller shall not be liable for any breach of any representation or warranty of Seller (1) attributable to a single claim or all claims arising from the same or substantially related facts, events or circumstances unless the amount of Damages (excluding costs and expenses of the Buyer Indemnitees incurred in connection with making such claim under this Agreement) incurred or paid by the Buyer Indemnitees for such breach exceeds $40,000 (the “Mini-Basket”) and, if such Damages do not exceed the Mini-Basket, then such Damages shall not be applied to or considered for purposes of calculating the aggregate amount of Damages under the following clause (2); and (2) unless the aggregate amount of Damages incurred or paid by the Buyer Indemnitees for all such breaches exceeds $1,057,500.00, and then only to the extent such aggregate Damages exceed such amount, (B) in no event shall Seller’s aggregate Liability arising out of or relating to Section 9.02(a)(i) exceed $1,057,500.00 and (C) in no event shall Seller’s aggregate Liability arising out of or relating to Section 9.02(a)(ii) (excluding any Liability arising out of a breach of the covenants contained in Section 5.13(c)) exceed the Purchase Price.
(b)            Subject to the provisions of this Article IX, effective at and after the Closing, the Retained Companies and their respective equityholders or Representatives (collectively, the “Seller Indemnitees”) shall be entitled to indemnification from Buyer for any and all Damages incurred or suffered by any Seller Indemnitee to the extent arising from or relating to:
(i)            any breach of any representation or warranty made by Buyer in this Agreement;
(ii)            any breach of any covenant or agreement to be performed by Buyer after the Closing pursuant to this Agreement; or
(iii)            any Liability relating to a Transferred Business Asset or other Liability of the Seller Indemnitees to the extent assumed by Buyer (directly or indirectly through the Group Companies) at the Closing.

(c)            With respect to any Damages or claims relating to any environmental, health and safety matters, including the Retained Environmental Liabilities and the representations and warranties set forth in Section 3.19, Seller shall have no obligation to indemnify any Buyer Indemnitee for any Damages to the extent arising from or related to: (i) any change in any Environmental Law or new remedial or corrective action standard adopted or imposed after the Closing Date, or from any changes in land use, cessation of operations, or site closures after the Closing Date (in each case, with respect to breaches of representations and warranties only); (ii) any remedial action beyond what is ordered, directed or otherwise required by a Governmental Authority; or (iii) any voluntary environmental sampling or subsurface investigation conducted by any of the Group Companies or voluntary reporting of any information by any of the Group Companies to any third party (including a Governmental Authority) after the Closing Date with respect to environmental, health or safety conditions at the Real Property. Furthermore, neither Buyer nor Seller shall, and shall cause their respective Affiliates not to, undertake any investigation at any Real Property after the Closing Date that would involve subsurface sampling unless such investigation is (A) necessary to comply with requirements of applicable Environmental Law or any Permit; (B) ordered, directed or otherwise required by any Governmental Authority; or (C) required by the landlord under any Lease.
Section 9.03  Procedures. Claims for indemnification under this Agreement shall only be asserted and resolved as follows:
(a)            Any Buyer Indemnitee or Seller Indemnitee claiming indemnification under this Agreement (an “Indemnified Party”) with respect to any claim asserted against the Indemnified Party by a third party (“Third Party Claim”) in respect of any matter that is subject to indemnification under Section 9.02 shall (i) promptly (but no later than twenty (20) days after receiving notice of the Third Party Claim) notify the other Party (the “Indemnifying Party”) of the Third Party Claim and (ii) transmit to the Indemnifying Party a written notice (a “Claim Notice”) stating the nature, basis, the amount thereof (to the extent known or estimated, which amount shall not be conclusive of the final amount of such Third Party Claim), the method of computation thereof (to the extent known or estimated), any other remedy sought thereunder, any relevant time constraints relating thereto, and, to the extent practicable, any other material details pertaining thereto, along with copies of the relevant documents evidencing such Third Party Claim (subject to preservation of any privilege or work-product doctrine) and the basis for indemnification sought. Failure to notify the Indemnifying Party in accordance with this Section 9.03(a) will not relieve the Indemnifying Party of any Liability that it may have to the Indemnified Party, except to the extent (1) the Indemnifying Party is materially prejudiced by the Indemnified Party’s failure to give such notice or (2) the Indemnified Party fails to notify the Indemnifying Party of such Third Party Claim in accordance with this Section 9.03(a) prior to the applicable Survival Expiration Date. The Parties will act in good faith in responding to, defending against, settling or otherwise dealing with Third Party Claims.

(b)            An Indemnifying Party may elect within twenty (20) days after receiving a Claim Notice to assume and thereafter conduct the defense of any Third Party Claim with counsel of the Indemnifying Party’s choice, and each Indemnified Party shall cooperate in all respects with the conduct of such defense by the Indemnifying Party; provided, however, the Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of such Third Party Claim; provided, further, if the Indemnified Party shall have determined in good faith in consultation with outside counsel that (i) an actual or likely conflict of interest makes representation of the Indemnifying Party and the Indemnified Party by the same counsel inappropriate, or (ii) there are or likely to be available to the Indemnified Party one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such Third Party Claim, then the Indemnified Party shall have the right to engage separate counsel, and the reasonable fees and expenses of such counsel shall be borne by the Indemnifying Party. The Indemnifying Party will not approve of the entry of any judgment or enter into any settlement or compromise with respect to such Third Party Claim without the Indemnified Party’s prior written approval (not to be unreasonably withheld, conditioned or delayed), unless the terms of such settlement (A) provide for a complete and unconditional release of the claims that are the subject of such Third Party Claim in favor of the Indemnified Party and (B) do not impose relief other than the payment of monetary damages for which the Indemnifying Party has acknowledged responsibility under this Article IX. If the Indemnifying Party (1) does not, within twenty (20) days after such notice is given, give notice to the Indemnified Party of its election to assume the defense of the Third Party Claim or (2) elects to assume the defense but thereafter fails to promptly assume such defense, then the Indemnified Party may conduct the defense of such Third Party Claim; provided, however, that (x) the Indemnified Party will not agree to the entry of any judgment or enter into any settlement or compromise with respect to such Third Party Claim that the Indemnifying Party has acknowledged in writing is a Damage subject to this Article IX without the prior written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed) and (y) notwithstanding anything herein to the contrary, if at any time the Indemnifying Party acknowledges in writing that such Third Party Claim results in Damages that are fully indemnifiable without limitation under this Article IX, the Indemnifying Party may thereafter assume the defense of such Third Party Claim. Notwithstanding the foregoing, Article VI and not this Section 9.03(b) shall govern the conduct of any Tax Claim.
(c)            If any Indemnified Party becomes aware of any circumstances that may give rise to a claim for indemnification pursuant to Section 9.02 for any matter not involving a Third Party Claim, then such Indemnified Party shall promptly (i) notify the Indemnifying Party and (ii) deliver to the Indemnifying Party a written notice describing in reasonable detail the nature of the claim, describing in reasonable detail the basis of the Indemnified Party’s request for indemnification under this Agreement and including the Indemnified Party’s best estimate of the amount of Damages that may arise from such claim. Failure to notify the Indemnifying Party in accordance with this Section 9.03(c) will not relieve the Indemnifying Party of any Liability that it may have to the Indemnified Party, except to the extent (A) the Indemnifying Party is materially prejudiced by the Indemnified Party’s failure to give such notice or (B) the Indemnified Party fails to notify the Indemnifying Party of such claim in accordance with this Section 9.03(c) prior to the applicable Survival Expiration Date.
(d)            At the reasonable request of the Indemnifying Party, each Indemnified Party shall grant the Indemnifying Party and its Representatives all reasonable access to the books, records, employees and properties of such Indemnified Party to the extent reasonably related to the matters to which the applicable indemnification claim relates. All such access shall be granted during normal business hours and shall be granted under conditions which shall not unreasonably interfere with the business and operations of such Indemnified Party and in a manner to preserve any privilege or work-product doctrine and comply with confidentiality obligations to third parties (provided that the Indemnified Party shall, and shall cause its Affiliates and direct its and their Representatives to, use their commercially reasonable efforts to provide such access and documents in a manner that preserves such privilege or doctrine and complies with such confidentiality obligations, including making reasonable and appropriate substitute access and disclosure arrangements under circumstances in which such restrictions apply).

Section 9.04  Calculation of Damages; Other Indemnification Limitations. Notwithstanding anything to the contrary herein:
(a)            no Buyer Indemnitee shall be entitled to indemnification to the extent a Liability or reserve relating to the matter giving rise to such indemnification has been specifically included in the final determination of Closing Date Net Working Capital or Closing Date Indebtedness;
(b)            no Buyer Indemnitee shall be entitled to indemnification for Damages with respect to (i) Taxes that arise from any breach of a covenant or agreement made or to be performed by Buyer or its Affiliates (including, from and after the Closing, the Group Companies) pursuant to this Agreement, (ii) Taxes that arise from any action taken by Buyer or its Affiliates (including, from and after the Closing, the Group Companies) on or after the Closing Date following the Closing outside the ordinary course of business, (iii) the amount of any net operating loss, Tax basis, Tax credit or other Tax attribute (or the loss, unavailability or reduction thereof), except to the extent resulting directly in additional cash Tax liability of the Group Companies for a Pre-Closing Tax Period that otherwise would not have been imposed or (iv) any Transfer Taxes allocated to Buyer pursuant to Section 6.01(c);
(c)            (i) each Indemnified Party shall use its commercially reasonable efforts to mitigate any Damages for which it is entitled to indemnification pursuant to this Article IX and (ii) the Indemnifying Party shall have the right, but not the obligation, and shall be afforded the opportunity by the Indemnified Party to the extent reasonably possible, to take all available steps to minimize Damages for which the Indemnified Party is entitled to indemnification before such Damages actually are incurred by the Indemnified Party;
(d)            the amount of any Damages for which an Indemnified Party claims indemnification under this Agreement shall be reduced by (i) any available insurance proceeds with respect to such Damages (including under the R&W Insurance Policy) actually received and (ii) all available Tax benefits actually realized by the Indemnified Party in the year, and the following year, in which the Indemnified Party received a payment from an Indemnifying Party with respect to such Damages and determined on a “with and without” basis after use of all Tax deductions, losses and other attributes and (iii) all other amounts actually recovered from a third party pursuant to indemnification or otherwise in respect of such Damages, in each case, net of out-of-pocket costs and expenses reasonably incurred by such Indemnified Party; provided, that if an Indemnified Party recovers an amount from a third party in respect of Damages that are the subject of indemnification hereunder after all or a portion of such Damages have been paid by an Indemnifying Party pursuant to this Article IX, then the Indemnified Party shall promptly remit to the Indemnifying Party the excess (if any) of (A) (1) the amount paid by the Indemnifying Party in respect of such Damages plus (2) the amount received by the Indemnified Party in respect thereof (net of out-of-pocket costs and expenses reasonably incurred in obtaining such recovery) over (B) the full amount of the Damages;

(e)            no Party shall be entitled to indemnification pursuant to Section 9.02(a)(i), Section 9.02(a)(ii), Section 9.02(b)(i) or Section 9.02(b)(ii), to sue for, or to assert any other right or remedy with respect to, any Damages, causes of action or other claims to the extent they are Damages, causes of action or claims with respect to which such Indemnified Party has taken action (or caused action to be taken) to accelerate the time period in which such matter is asserted or payable;
(f)            notwithstanding anything to the contrary herein, for purposes of determining whether there is an inaccuracy in or breach of any representation or warranty and calculating the amount of Damages for purposes of this Article IX with respect to an inaccuracy in or a breach thereof (other than with respect to the representations and warranties in Section 3.07(b) (Absence of Certain Changes) and Section 3.09(a) (Material Contracts)), no materiality standards or qualifications or qualifications by reference to “Material Adverse Effect” or similar phrases in such representation or warranty shall be taken into account or given any effect; and
(g)            notwithstanding anything to the contrary herein (unless actually awarded and paid on account of a Third Party Claim), no Party shall be liable for any (i) punitive, or exemplary damages or (ii) damages that are not reasonably foreseeable.
Section 9.05  Indemnification Sole and Exclusive Remedy. Except with respect to claims based on Fraud solely in respect of any representation or warranty expressly given in this Agreement, claims for injunctive or equitable remedies, claims under Section 7.11 and claims under the R&W Insurance Policy, following the Closing, indemnification pursuant to this Article IX will be the sole and exclusive remedy of the Parties and any Person claiming by or through any party (including the Indemnified Parties) related to or arising from any breach of any representation, warranty, covenant or agreement contained in, or otherwise pursuant to, this Agreement and neither Buyer nor Seller will have any other rights or remedies in connection with any breach of this Agreement or any other liability arising out of the negotiation, entry into or consummation of the transactions contemplated by this Agreement, whether based on contract, tort, strict liability, other Laws or otherwise. All representations and warranties set forth in this Agreement are contractual in nature only and subject to the sole and exclusive remedies set forth in this Article IX. Nothing in this Section 9.05 shall limit a party’s right to bring a claim for Fraud in respect of any representation or warranty expressly given in this Agreement. Furthermore, Buyer and Seller acknowledge and agree that, except in the case of Fraud solely in respect of any representation or warranty expressly given in this Agreement:
(a)            the parties have voluntarily agreed to define their rights, liabilities and obligations respecting the transactions contemplated by this Agreement exclusively in contract pursuant to the express terms and provisions of this Agreement and hereby waive any statutory and common law remedies, with respect to matters; and
(b)            the provisions of and the limited remedies provided in this Article IX were specifically bargained for between the Parties and were taken into account by the Parties in arriving at the Purchase Price.

For the avoidance of doubt, any adjustments made to the Purchase Price pursuant to Section 2.05 shall not be considered “remedies” for purposes of this Section 9.05 and shall not be limited by the terms of this Section 9.05.
Article X
Termination
Section 10.01  Termination. This Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Closing:
(a)            by mutual written agreement of Seller and Buyer;
(b)            by written notice from either Party to the other Party, if (i) any Governmental Authority set forth in Schedule 5.03(b) or (ii) any other Governmental Authority not acting pursuant to Competition Laws and, in each case, having competent jurisdiction has issued a final, non-appealable order, judgment, decree, ruling or injunction (other than a temporary restraining order) or taken any other Action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; provided that, this right of termination shall not be available to any Party whose failure to comply with its obligations under this Agreement has been the primary cause of, or has primarily resulted in, such order, decree, ruling, injunction or other Action;
(c)            by written notice from Buyer to Seller, if there is a material breach of any representation or warranty set forth in Article III hereof or any covenant or agreement to be complied with or performed by Seller pursuant to the terms of this Agreement, in each case, that would cause the failure of a condition set forth in Section 8.01 or Section 8.02 to be satisfied at the Closing; provided that, in each case under this clause (c), Buyer may not terminate this Agreement unless (i) (A) Buyer has given written notice of such material breach to Seller and Seller has not substantially cured such breach by the earlier of thirty (30) days after receipt of such notice and the Outside Date or (B) such breach is not capable of being cured and (ii) Buyer is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;
(d)            by written notice from Seller to Buyer, if there is a material breach of any representation or warranty set forth in Article IV hereof or any covenant or agreement to be complied with or performed by Buyer pursuant to the terms of this Agreement, in each case, that would cause the failure of a condition set forth in Section 8.01 or Section 8.03 to be satisfied at the Closing; provided that, in each case under this clause (d), Seller may not terminate this Agreement unless (i) (A) Seller has given written notice of such material breach to Buyer and Buyer has not substantially cured such material breach by the earlier of thirty (30) days after receipt of such notice and the Outside Date or (B) such breach is not capable of being cured and (ii) Seller is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;
(e)            by written notice from either Buyer to Seller or Seller to Buyer, if the Closing shall not have occurred on or before December 31, 2019 (the “Outside Date”); provided, that this right of termination shall not be available to any Party whose failure to comply with its obligations under this Agreement primarily resulted in the failure of the conditions provided in Sections 8.01, 8.02 and 8.03 as applicable, to be satisfied before such date; or

(f)            by written notice from Seller to Buyer, if (i) all of the conditions set forth in Section 8.01, Section 8.02 and Section 8.03 (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied or waived, (ii) Seller has irrevocably confirmed in writing that Seller is ready, willing and able to consummate the Closing and (iii) Buyer fails to consummate the Closing within two (2) Business Days following the first date the Closing should have occurred pursuant to Section 2.04(a).
Section 10.02  Effect of Termination. Except as otherwise set forth in this Section 10.02 or Section 10.03, in the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void and have no effect, without any Liability on the part of any Party or its Affiliates, Representatives or stockholders, other than Liability of Seller or Buyer, as the case may be, for any Willful Breach of this Agreement occurring prior to such termination. The provisions of Section 5.12, Section 5.19(f), this Section 10.02, Section 10.03, Article XI and the Confidentiality Agreement shall survive any termination of this Agreement.
Section 10.03  Termination Fee.
(a)            In the event that Seller terminates this Agreement pursuant to (i) Section 10.01(d) or Section 10.01(f) or (ii) Section 10.01(e), and at the time of, or prior to, such termination Seller would have been entitled to terminate this Agreement pursuant to Section 10.01(d) or Section 10.01(f), Buyer shall promptly and in any event within two (2) Business Days of such termination, pay Seller a non-refundable termination fee, without offset or reduction of any kind, in an amount of $12,690,000 (the “Termination Fee”). Any Termination Fee payable pursuant to this Section 10.03(a) shall be paid by wire transfer of immediately available funds to one or more accounts specified by Seller in writing to Buyer.
(b)            Notwithstanding anything to the contrary in this Agreement, in the event that the Termination Fee is paid pursuant to Section 10.03(a), Buyer shall not have any liability of any nature whatsoever to Seller with respect to any breach of this Agreement or the failure of the Closing to occur, other than the liability of Buyer to pay (i) the Termination Fee in accordance with Section 10.03(a) and (ii) any amounts payable under Section 5.19(f); provided, however, that if Buyer fails to pay the Termination Fee when due as determined by a final, non-appealable judgment of a court of competent jurisdiction, (A) Buyer shall additionally pay to Seller interest on the amount of the Termination Fee from the date such judgment was entered until the date of payment at the rate of ten percent (10%) per annum and (B) if, in order to obtain such payment, Seller commences an Action in a venue permitted by Section 11.06 that results in a judgment against Buyer, Buyer shall reimburse Seller for its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such Action to the extent awarded in a final judgment by a court of competent jurisdiction in such Action; provided, that, if Buyer prevails in such Action or such court otherwise enters a final judgment that the Termination Fee was not due and payable by Buyer, Seller shall reimburse Buyer for its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such Action to the extent awarded in a final judgment by a court of competent jurisdiction in such Action. Seller and Buyer acknowledge and agree that the Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Seller in the circumstances in which the Termination Fee is payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, which amount would otherwise be uncertain and incapable of accurate determination.

(c)            Buyer and Seller acknowledge and agree that the agreements contained in Section 10.02 and Section 10.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither Buyer nor Seller would enter into this Agreement. Notwithstanding anything in this Agreement to the contrary, other than Section 11.13, the right to terminate this Agreement and receive payment of the Termination Fee (plus any interest thereon and any losses or damages payable pursuant to Section 5.19(f)) shall be the sole and exclusive remedy of Seller against Buyer, the Debt Financing Sources, the Guarantor or any of their respective former, current or future stockholders, directors, officers, employees, Affiliates or Representatives (collectively, the “Buyer Related Parties”) for all losses and damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount, none of the Buyer Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby (including any Willful Breach of this Agreement) or otherwise in respect of this Agreement or any oral representation made or alleged to be made in connection herewith, and upon payment of such amount, none of the Buyer Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby (including as may arise out of the Commitment Letters).
(d)            Other than seeking to terminate this Agreement and receive payment of the Termination Fee, plus any interest thereon and any indemnification for any losses or damages payable pursuant to Section 5.19(f), none of Seller or its Subsidiaries or any of their respective former, current or future stockholders, directors, officers, employees, Affiliates or Representatives (collectively, the “Seller Related Parties”) shall seek to recover any other damages or seek any other remedy, whether based on a claim at law or in equity, in contract, tort or otherwise, with respect to any losses or damages suffered in connection with this Agreement or the transactions contemplated hereby or any oral representation made or alleged to be made in connection herewith. In no event shall Buyer be subject to (nor shall any Seller Related Party seek to recover) monetary damages in excess of an amount equal to the Termination Fee (plus any interest thereon and any losses or damages payable pursuant to Section 5.19(f)), in the aggregate, for any losses or other liabilities arising out of or in connection with breaches by Buyer of its representations, warranties, covenants and agreements contained in this Agreement (whether willful, intentional, unilateral or otherwise, including Willful Breach) or arising from any claim or cause of action that any Buyer Related Party may have hereunder, including for a breach of Section 2.04(a) as a result of the Debt Financing not being available to be drawn down or otherwise arising from the Debt Commitment Letter or in respect of any oral representation made or alleged to be made in connection herewith or therewith.

Article XI
Miscellaneous
Section 11.01  Notices. All notices and other communications between the Parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person; (b) when delivered by FedEx or other nationally recognized overnight delivery service; or (c) when delivered by email (in each case in this clause (c), solely if receipt is confirmed), addressed as follows:
if to Buyer, to:
BRWS Parent LLC
c/o One Rock Capital Partners, LLC
30 Rockefeller Plaza, 54th Floor
New York, NY 10112
Attention:  Tony W. Lee
Email:  tlee@onerockcapital.com

with a copy (which shall not constitute notice) to:
Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attention:  Michael A. Diz
Email:  madiz@debevoise.com
if to Seller, to:
Actuant Corporation
P.O. Box 3241
Milwaukee, Wisconsin 53201
Attention: Fabrizio Rasetti
Email: fabrizio.rasetti@actuant.com

with a copy (which shall not constitute notice) to:
Latham & Watkins LLP
330 North Wabash Avenue, Suite 2800
Chicago, Illinois 60611
Attention: Mark D. Gerstein; Christopher R. Drewry
Email:  Mark.Gerstein@lw.com
            Christopher.Drewry@lw.com

or to such other address or addresses as a Party may from time to time designate in writing.
Section 11.02  Waiver. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach or affect in any way any rights arising by virtue of any prior or subsequent occurrence. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party sought to be charged with such waiver.

Section 11.03  Expenses. Except as otherwise provided in this Agreement, including Section 5.03 and Section 6.01(c), each Party shall bear its own expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants; provided, however, that the fees and expenses of the Auditor, if any, shall be paid in accordance with Section 2.05.
Section 11.04  Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Party; provided, however, that, without obtaining the written consent of Seller, Buyer may assign some or all of its rights hereunder (including its rights to acquire any of the Purchased Interests and the Foreign Notes) to one or more of its direct or indirect wholly owned Subsidiaries as of the Closing; provided, further, that (i) no such assignment shall relieve Buyer of its Liabilities hereunder and (ii) Buyer shall not be entitled to assign rights hereunder to the extent such assignment would reasonably be expected to result in any Tax or other expense for any Seller Indemnitee. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.
Section 11.05  Governing Law. This Agreement, and all issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto, and all claims and disputes arising hereunder or in connection herewith, whether purporting to sound in contract or tort, or at law or in equity, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, including its statutes of limitation, without giving effect to any choice of Law or conflict of Law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Notwithstanding anything to the contrary contained elsewhere herein, the parties hereby further agree (i) that no party will bring or support any legal action or proceeding (whether at law, in equity, in contract, in tort or otherwise) against the Debt Financing Sources in any way relating to this Agreement, the Debt Financing, or any of the transactions contemplated hereby or thereby, including any dispute arising out of or relating in any way to the Debt Commitment Letter or any other letter or agreement related to the Debt Financing, Debt Commitment Letter or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof) and (ii) that any claims brought against the Debt Financing Sources will governed by the Laws of the State of New York, without giving effect to any choice of Law or conflict of Law rules or provisions thereof that would cause the application of the Laws of another jurisdiction.
Section 11.06  Jurisdiction; Waiver of Jury Trial.

(a)            The Parties hereby consent to be subject to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, to the extent such court declines jurisdiction, first to any federal court, or second, to any state court, each located in Wilmington, Delaware, and hereby waive the right to assert the lack of personal or subject matter jurisdiction or improper venue in connection with any such suit, action or other proceeding. In furtherance of the foregoing, each Party (a) waives the defense of inconvenient forum, (b) agrees not to commence any suit, action or other proceeding arising out of this Agreement or any transactions contemplated by this Agreement other than in any such court and (c) agrees that a final judgment in any such suit, action or other proceeding shall be conclusive and may be enforced in other jurisdictions by suit or judgment or in any other manner provided by Law.
(b)            EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE DEBT FINANCING (OR AGAINST THE DEBT FINANCING SOURCES). EACH PARTY (i) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY SUCH ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND EACH OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 11.06(b).
Section 11.07  Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided, however, that (a) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and other Representatives of the Parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 11.14, (b) Buyer Indemnitees and Seller Indemnitees shall be intended third party beneficiaries of, and may enforce, Article IX and (c) Prior Counsel and the Designated Persons shall be intended third-party beneficiaries of, and may enforce, Section 11.16. Notwithstanding the foregoing, the Debt Financing Sources shall be considered third party beneficiaries with respect to Section 10.03(c), Section 11.05, Section 11.06, this Section 11.07, Section 11.09 and Section 11.14, and shall have the right to enforce such Sections.
Section 11.08  Entire Agreement. The Transaction Documents and the Confidentiality Agreement constitute the entire agreement among the Parties relating to the transactions contemplated hereby and thereby and supersede any other agreements, whether written or oral, that may have been made or entered into by any of the Parties or any of their respective Affiliates or Representatives relating to the transactions contemplated by this Agreement. No representations, warranties, covenants, understandings or agreements, oral or otherwise, relating to the transactions contemplated by the Transaction Documents exist among the Parties except, in each case, as expressly set forth in the Transaction Documents and the Confidentiality Agreement.

Section 11.09  Amendments. This Agreement may be amended or modified, in whole or in part, only by a duly authorized agreement in writing executed in the same manner (but not necessarily by the same individuals) as this Agreement and which makes reference to this Agreement. Notwithstanding anything in this Section 11.09 to the contrary, to the extent any amendment or modification to Section 10.03(c), Section 11.05, Section 11.06, Section 11.07, this Section 11.09 or Section 11.14 (and any provision or definition of this Agreement to the extent an amendment or modification of such provision or definition would modify the substance of the aforelisted Sections) is sought which is adverse to the rights of the Debt Financing Sources, the prior written consent of the parties to the Debt Commitment Letter shall be required before such amendment or modification is rendered effective.
Section 11.10  Bulk Sales Laws. Buyer hereby waives any rights against Seller and its Subsidiaries with respect to non-compliance by Seller or its Subsidiaries with the provisions of the “bulk sales”, “bulk transfer” or similar Laws of any jurisdiction in connection with the Preparatory Business Transfers and the other transactions contemplated by this Agreement.
Section 11.11  Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.
Section 11.12  Disclosure Schedules. The Parties acknowledge and agree that (a) the inclusion of any item, information or other matter in the Disclosure Schedules that is not required by this Agreement to be so included is solely for the convenience of Buyer, (b) the disclosure by Seller of any item, information or other matter in the Disclosure Schedules shall not be deemed to constitute an acknowledgement by Seller that such item, information or other matter is material, (c) if any section of the Disclosure Schedules lists an item or information in such a way as to make its relevance to the disclosure required by or provided in another section of the Disclosure Schedules or Article III reasonably apparent on the face of such disclosure, such item or information shall be deemed to have been disclosed in or with respect to such other section, notwithstanding the omission of an appropriate cross-reference to such other section or the omission of a reference in the particular representation and warranty to such section of the Disclosure Schedules, (d) except as provided in clause (c) above, headings have been inserted in the Disclosure Schedules for convenience of reference only, and (e) the Disclosure Schedules and the information and statements contained therein are not intended to broaden or constitute, and shall not be construed as broadening or constituting, representations, warranties or covenants of Seller except as and to the extent provided in this Agreement.
Section 11.13  Enforcement.

(a)            The Parties agree that irreparable damage would occur, and that the Parties would not have an adequate remedy at Law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, except as otherwise provided in this Section 11.13, the Parties shall be entitled to an injunction or injunctions to prevent breaches or anticipated breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages or otherwise, in addition to any other remedy to which any Party is entitled at Law or in equity. Each Party agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.
(b)            The remedies available to Seller pursuant to this Section 11.13 shall be in addition to any other remedy to which it is entitled at law or in equity, and the election to pursue an injunction or specific performance shall not restrict, impair or otherwise limit Seller from, in the alternative, seeking to terminate this Agreement and collect the Termination Fee under Section 10.03. For the avoidance of doubt, although Seller may pursue both a grant of specific performance to the extent permitted by this Section 11.13 and the payment of the Termination Fee, under no circumstances shall Seller be permitted or entitled to receive both a grant of specific performance to require Buyer to consummate the Closing and payment of the Termination Fee.
(c)            In furtherance of the foregoing, the Parties hereby further acknowledge and agree that prior to the Closing, Seller shall be entitled to specific performance of Buyer’s obligations to cause the Equity Financing to be funded and to cause Buyer to consummate the transactions contemplated by this Agreement, including to effect the Closing in accordance with the terms and subject to the conditions in this Agreement, if (i) all conditions in Section 8.01, Section 8.02 and Section 8.03 (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied or waived, (ii) Buyer fails to complete the Closing within two Business Days following the date the Closing is required to have occurred pursuant to Section 2.04(a), and (iii) Seller has irrevocably confirmed that if specific performance is granted and the Equity Financing is funded, then the Closing will occur.
Section 11.14  Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of or related to this Agreement or the transactions contemplated by this Agreement may only be brought against, the entities that are expressly named as Parties (together with any assignee of Buyer pursuant to Section 11.04) and then only with respect to the specific obligations set forth herein with respect to such named Party. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or other Representative of any Party, or Affiliate of any of the foregoing (excluding Seller and Buyer), shall have any Liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or Liabilities of Seller or Buyer under this Agreement (whether for indemnification or otherwise) or of or for any claim based on, arising out of or related to this Agreement (including the Debt Financing).
Section 11.15  Privileged Matters; Conflicts of Interest.

(a)            The Parties agree that their respective rights and obligations to maintain, preserve, assert or waive any attorney-client and work product privileges belonging to the other Parties with respect to the Group Companies and the Retained Businesses (collectively, “Privileges”) shall be governed by the provisions of this Section 11.15(a). With respect to matters relating to the Retained Businesses or the Retained Assets, and with respect to all Transferred Records, documents or communications (collectively, “Information”) of any of the Retained Companies prepared in connection with this Agreement or the transactions contemplated by this Agreement, Seller shall have sole authority to determine whether to assert or waive any Privileges, including the right to assert any Privilege against Buyer and its Affiliates. Buyer shall not, and shall cause its Affiliates (including, after the Closing, the Group Companies) not to, take any action without the prior written consent of Seller that would reasonably be expected to result in any waiver of any such Privileges of Seller. After the Closing, Buyer shall have sole authority to determine whether to assert or waive any Privileges with respect to matters relating to the Group Companies (except for the Information prepared in connection with the Transaction Documents or the transactions contemplated thereby). However, Buyer may not assert any such Privileges of Buyer related to pre-Closing advice or communications relating to the Group Companies against the Retained Companies. Seller shall not, and shall cause its Subsidiaries not to, take any action after the Closing without the prior written consent of Buyer that would reasonably be expected to result in any waiver of any such Privileges of Buyer. The rights and obligations created by this Section 11.15 shall apply to all Information as to which the Retained Companies or the Group Companies would be entitled to assert or has asserted a Privilege without regard to the effect, if any, of the transactions contemplated by this Agreement (the “Privileged Information”). Upon receipt by the Retained Companies, or Buyer or its Affiliates (including, after the Closing, the Group Companies), as the case may be, of any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Privileged Information of another Party or if the Retained Companies or Buyer or its Affiliates (including, after the Closing, the Group Companies), as the case may be, obtains knowledge that any current or former employee of the Retained Companies or the Group Companies has received any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Privileged Information of the other Party, such Party shall promptly notify the other of the existence of the request and shall provide the other Party a reasonable opportunity to review the Information and to assert any rights it may have under this Section 11.15 or otherwise to prevent the production or disclosure of Privileged Information. Seller’s transfer of any Transferred Records or other Information to Buyer in accordance with this Agreement and Seller’s agreement to permit Buyer to obtain Information existing prior to the Closing are made in reliance on the Parties’ respective agreements, as set forth in Section 5.11 and this Section 11.15, to maintain the confidentiality of such Information and to take the steps provided herein for the preservation of all Privileges that may belong to or be asserted by Seller or Buyer, as the case may be. The access to Transferred Records and other Information being granted pursuant to Sections 5.02, 5.09, 5.10 and 9.03 and Article VI, the agreement to provide witnesses and individuals pursuant to Section 5.09 and the disclosure to Buyer and Seller of Privileged Information relating to the Group Companies or the Retained Businesses pursuant to this Agreement in connection with the transactions contemplated by this Agreement shall not be asserted by Seller or Buyer to constitute, or otherwise be deemed, a waiver of any Privilege that has been or may be asserted under this Section 11.15 or otherwise.

(b)            Conflicts of Interest. Buyer hereby waives and agrees not to assert, and after the Closing, Buyer shall cause the Group Companies to waive and not assert, any conflict of interest arising out of or relating to the representation, after the Closing, of any of the Retained Companies or other Affiliates, or any of their respective officers, employees or directors (any such person, a “Designated Person”) in any matter involving the Transaction Documents or transactions contemplated thereby, by any legal counsel (“Prior Counsel”) currently representing any Designated Person in connection with the Transaction Documents or transactions contemplated thereby. Without limiting the foregoing, following the Closing, Prior Counsel may serve as counsel to any Designated Person in connection with any matters related to the Transaction Documents and the transactions contemplated thereby, including any litigation, claim or obligation arising out of or relating to the Transaction Documents or the transactions contemplated thereby notwithstanding any representation by Prior Counsel prior to the Closing, and Buyer (on behalf of itself and its Affiliates (including, after the Closing, the Group Companies)) hereby agrees that, in the event that a dispute arises after the Closing between Buyer or any of its Affiliates (including, after the Closing, the Group Companies), on the one hand, and any Designated Person, on the other hand, Prior Counsel may represent one or more Designated Persons in such dispute even though the interests of such Person(s) may be directly adverse to Buyer or its Affiliates (including, after the Closing, the Group Companies) and even though Prior Counsel may have represented such Group Company in a matter substantially related to such dispute.
Section 11.16  Currency. Unless otherwise specified in this Agreement or as required by Law, all references to currency, monetary values and dollars set forth herein mean United States (U.S.) dollars and all payments hereunder shall be made in U.S. dollars. To the extent this Agreement provides for any valuation, measurement or test as of a given date based on an amount specified in U.S. dollars and the subjects of such valuation, measurement or test are comprised of items or matters that are, in whole or in part, denominated other than in U.S. dollars, such non-U.S. dollar amounts shall be converted into U.S. dollars using the foreign exchange rates published by Bloomberg as the Composite 5:00 p.m. New York closing rates (CMPN) one (1) Business Day prior to the date in question; provided, however, that for purposes of any calculation or estimate to be provided by one Party to another Party hereunder, such calculation or estimate shall be made using the foreign exchange rates published by Bloomberg as the Composite 5:00 p.m. New York closing rates (CMPN) one (1) Business Day prior to the delivery of such calculation or estimate.
Section 11.17  Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized directors or officers as of the day and year first above written.

ACTUANT CORPORATION

By:
Name:
Title:

ACTUANT FRANCE SAS

By:
Name:
Title:

ACTUANT HOLDINGS AB

By:
Name:
Title:

BRWS PARENT LLC

By:
Name:
Title: